Exhibit 4.7

Confidential Treatment Requested by CSR plc

DATED 17 JULY 2012

CSR PLC

CAMBRIDGE SILICON RADIO LIMITED

and

SAMSUNG ELECTRONICS CO., LTD.

Asset and Share Transfer and Technology License Agreement

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

2

24.	Seller’s Warranties	79

25.	Purchaser’s Warranties and Undertakings	79

26.	Purchaser’s Remedies and Seller’s Limitations on Liability	80

27.	Guarantee	83

28.	Business Records and Business Information	85

29.	Use of Retained Marks	86

30.	Non-Solicitation	86

31.	Default Rate	88

32.	Withholdings and Gross-Up	88

33.	Assignment	89

34.	Further Assurance	89

35.	Entire Agreement	90

36.	Remedies and Waivers	90

37.	Notices	91

38.	Announcements	93

39.	Confidentiality	94

40.	Costs and Expenses	97

41.	Counterparts and Electronic Delivery	97

42.	Invalidity	97

43.	Contracts (Rights of Third Parties) Act 1999	97

44.	Choice of Governing Law	98

45.	Dispute Resolution	98

46.	Language	100

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

3

SCHEDULES AND ATTACHMENTS

Schedule 1 (Conditions to Completion)

Schedule 2 (Conduct of Business before Completion)

Schedule 3 (Completion Arrangements)

Schedule 4 (Assumed and Excluded Obligations)

Schedule 5 (Warranties)

Schedule 6 (Seller’s Limitations on Liability)

Schedule 7 (Company)

Schedule 8 (Transferred Properties and Sublease Property)

Schedule 9 (Transferred Patents)

Schedule 10 (Transferred Technology)

Schedule 11 (Excluded Technology)

Schedule 12 (Third Party Technology)

Schedule 13 (Transferred Third Party Technology)

Schedule 14 (Allocation of Consideration)

Schedule 15 (Selling Group’s DR5 Criteria)

Attachment 1 (Transferred Tangible Assets)

Attachment 2 (Excluded Assets)

Attachment 3 [Intentionally left blank]

Attachment 4 (Excluded Contracts)

Attachment 5 [Intentionally left blank]

Attachment 6 (Properties)

Attachment 7 [Intentionally left blank]

Attachment 8 (Transitional Services Agreement)

Attachment 9 (Patent Assignment)

Attachment 10 (Tax Covenant)

Attachment 11 (Data Site Index)

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

4

THIS AGREEMENT is made the 17th day of July, 2012

BETWEEN:

1.	CSR PLC whose registered office is at Churchill House, Cambridge Business Park, Cowley Road, Cambridge, Cambs, CB4 0WZ (registered in England No. 04187346) (“PLC”);

2.	CAMBRIDGE SILICON RADIO LIMITED whose registered office is at Churchill House, Cambridge Business Park, Cowley Road, Cambridge, Cambs, CB4 0WZ (registered in England No. 03665875) (the “Seller”);

AND

3.	SAMSUNG ELECTRONICS CO., LTD. whose registered office is at 416 Maetan-Dong, Youngtong-Gu, Suwon City, Gyeonggi-Do, Korea (a company organized under the laws of the Republic of Korea) (the “Purchaser”).

WHEREAS:

(A)	The Selling Group designs, manufactures and sells semiconductor devices, and is in the process of designing and developing other semiconductor devices, covering a range of product categories, functions and lines and directed to a range of markets and applications, including semiconductors and related technology (e.g. RF, power-management, interfaces and other circuit level technology) in the technology areas of “Bluetooth”, “FM”, “Wi-Fi” and “GPS”, on a fabless basis, which are offered into numerous markets and sectors, including the mobile handset market.

(B)	The Selling Group has certain semiconductors and related technology in the product categories known as “Bluetooth”, “GPS,” “FM” and “Wi-Fi” directed, inter alia, to the mobile handset sector.

(C)	The Seller (acting for itself and as agent for the other members of the Selling Group) has agreed to transfer certain assets of the Seller Handset Operations (as defined herein) to the Purchaser on the terms and subject to the conditions in this Agreement, which transfer includes (i) a transfer of the Transferred Assets (as defined herein), (ii) the assumption of the Assumed Obligations (as defined herein), (iii) a transfer of employment of the Assumed Employees (as defined herein), (iv) the transfer of the Shares (as defined herein) and (v) the grant of the Seller Licensed IPR (as defined herein).

(D)	In consideration of the foregoing, the Purchaser will, among other things, pay to the Seller the consideration as set out in this Agreement.

(E)	The parties will enter into agreements in respect of the provision of certain transitional services for a period after Completion (as defined below).

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(F)	In addition, conditional upon Completion, the Purchaser will subscribe for and purchase, and PLC will issue and allot 9,925,000 ordinary shares of 0.1 pence each in the share capital of PLC pursuant to the Share Subscription Agreement (as defined below).

(G)	Immediately prior to the execution of this Agreement, each of the directors of PLC executed an irrevocable undertaking in favor of the Purchaser that he will procure that any shares held beneficially by him or any person connected with him in PLC shall be voted in favor of the Shareholder Resolution (as defined below).

NOW IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules and the Attachments to it:

“Accounts”	means unaudited balance sheets of the Company as at 31 December 2009, 31 December 2010 and 31 December 2011 and the related unaudited statements of income and cash flow for each of the fiscal years then ended;

“Accounts Date”	means 31 December 2011;

“A-GPS”	means assisted GPS (including, without limitation, assisted GNSS) and, unless otherwise stated in this Agreement, refers only to the circuitry included in, the firmware included in and host software associated with a GPS IC to process GPS location assistance data provided by an external service and to the A-GPS Server Software, but not any third party data or the equipment and services used to provide such location assistance data;

“A-GPS Server Software”	means the server-based Software of the Selling Group used to operate the assisted GPS service;

“Agreed Form”	in relation to any document means the document in a form agreed by the parties to this Agreement and initialed for the purposes of identification by the Purchaser’s Solicitors on behalf of the Purchaser and the Seller’s Solicitors on behalf of the Seller;

“Agreed Rate”	means a rate 2 per cent (2%) per annum above the sterling base rate from time to time of Citibank N.A., London Branch;

“Amber Collaboration End Date”	has the meaning given in sub-clause 4.3;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Amber Products”	means the Seller’s product in development known as CSR9800 and by its project name of “Amber”;

“Amber Product Specifications”	means the specification of Amber as transferred to the Purchaser at Completion and updated as agreed from time to time by the parties in their respective reasonable discretion;

“Amber Technology”

means any Technology:

(A)   as it exists at the Completion Date; and

(B)   as it exists at the Amber Collaboration End Date,

with respect to the semiconductor device currently under development by the Selling Group which is intended to combine both Bluetooth and Wi-Fi functionality or Technology in a single device, and is currently referred to internally by the Selling Group as “Amber”;

“Amber Termination Event”	means that, acting reasonably, the Purchaser has terminated its efforts to complete the development and commercialization of the Amber Product and has notified the Seller that it has done so;

“Amount Payable”	means, with respect to a Determined Indemnity Claim or a Settled Indemnity Claim, the amount determined by the relevant court or tribunal or, as the case may be, agreed between the Seller and the Purchaser (or deemed to be agreed in accordance with sub-clause 26.4 (Purchaser’s Remedies and Seller’s Limitations on Liability)), as the amount which the Purchaser is entitled to receive with respect to such Determined Indemnity Claim or Settled Indemnity Claim;

“Announcement”	means the announcement in the Agreed Form to be made by PLC on or around the date of this Agreement;

“AP Company”	means any third party that designs and makes (or has made) APs and/or AP Products;

“AP Competitor”

means any of the following entities and their affiliates (other than the Purchaser and any of its affiliates):

(A)   the top ten (10) sellers of any of (i) CPUs, (ii) APs or (iii) CPUs and APs, as determined by the annual volumes sold of CPUs, APs or, where a seller and its affiliates sells both CPUs and APs, both CPUs and APs, by such sellers and their affiliates based on the figures reported in the Relevant Report;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(B)   the top ten (10) sellers of smart-phones as determined by the annual volumes sold of smart-phones by such sellers and their affiliates which sellers or affiliates of the same also have semiconductor design capability, based on the figures reported in the Relevant Report; and

(C)   the top three (3) semiconductor memory manufacturers as determined by the annual volumes sold of semiconductor memory by such manufacturers and their affiliates, based on the figures reported in the Relevant Report.

and excluding any entity that the Seller and the Purchaser agree shall not be an AP Competitor for these purposes;

For the purposes of this definition, (i) AP means both APs and AP Products and (ii) “Relevant Report” means, for CPUs, memory and smart-phones, the most recent report which reports the most recent relevant figures published by Gartner, Inc. and, for APs, the most recent report which reports the most recent relevant figures published by Strategic Analytics, in both cases on or prior to the 1st of January of the year in which the relevant AP Competitor acquires Control of the Seller.

“Application Processor” or “AP”

means:

(A)   an embedded IP Block in an IC; or

(B)   a discrete IC,

that is or contains a processor that has a level of performance sufficient at a minimum (but not necessarily the capability) to run at least one of the Mobile Operating Systems (as such term is commonly understood in the industry) that was in existence four (4) years before the date of determination (in the version in existence at such time), for example, Android or Windows Phone (which are examples of contemporary Mobile Operating Systems at the date of this Agreement), or a more capable platform, for example Windows RT;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“AP Product”

means a semiconductor device which is:

(A)   a discrete IC or an embedded IP Block in an IC that includes both: (x) a functional Application Processor; and (y) IP Blocks for one or more of Bluetooth, FM, Wi-Fi, and/or GPS functions; or

(B)   a Chip Set that includes: (x) an IC containing an Application Processor; and (y) one or more discrete ICs that include IP Blocks for one or more of Bluetooth, FM, Wi-Fi and/or GPS functions;

“ASIC Customer”	means an ASIC Non-OEM Customer and an ASIC OEM Customer;

“ASIC Non-OEM Customer”	means the Person referred to in the definition of “ASIC Non-OEM Product” in this sub-clause 1.1 for whom the AP Product or Non-AP Product is designed or customized, and who is a company in which the Purchaser has legal or beneficial ownership of not less than thirty per cent (30%) of the voting rights attached to the issued share capital of that company;

“ASIC Non-OEM Product”	means an application specific IC, which is an AP Product or Non-AP Product, designed or customized for a specific Person;

“ASIC OEM Customer”	means an original equipment manufacturer who is the Person referred to in the definition of “ASIC OEM Product” in this sub-clause 1.1 for whom the AP Product or Non-AP Product is designed or customized and in whose end product that AP Product or Non-AP Product will be included;

“ASIC OEM Product”	means an application specific IC, which is an AP Product or Non-AP Product, designed or customized for a specific Person for inclusion in such Person’s end product;

“ASIC Product”	means an ASIC Non-OEM Product or an ASIC OEM Product;

“Assumed Employees”	means the Assumed European Employees, the Assumed Non-EU Employees and the Company Employees;

“Assumed European Employees”	means (i) the Listed European Employees and (ii) any other person working for the Seller Handset Operations in Cambridge or Aalborg whom the Seller and the Purchaser agree in writing between the date of this Agreement and Completion is an Assumed European Employee, but excluding (i) any person who ceases to

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

work for the Seller prior to Completion and (ii) any person who objects in accordance with the Regulations to being employed by, or having his contract of employment transferred to, the Purchaser or a Purchaser Designee;

“Assumed Non-EU Employees”	means those Offer Employees who accept the offers of employment in accordance with the provisions of sub-clause 23.2 (Assumed Non-EU Employees) and actually commence employment with the Purchaser immediately following the Completion Date;

“Assumed Obligations”	means the obligations specified in Part I (Assumed Obligations) of Schedule 4 (Assumed and Excluded Obligations);

“Bankruptcy”	means a party ceases conducting business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, avails itself of or becomes subject to any petition or proceeding under any statute of any country relating to insolvency or the protection of the rights of creditors or any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of that party’s debt is instituted and, in the case of such petition or proceeding being instituted, such petition or proceeding has not been dismissed, discharged, stayed or restrained;

“Bankruptcy Law”	has the meaning given in sub-clause 9.4;

“Benefit Plan”	means any employee benefit, pension, welfare, retirement or defined benefit plan, policy, or arrangement with respect to which the Seller or any member of the Selling Group has any liability or other obligation with respect to the Assumed Employees;

“Bluetooth” or “BT”	means the wireless Technology known as “Bluetooth”, including, but not limited to, Technology compliant with IEEE 802.15.1 specifications or any specifications established by the Bluetooth Special Interest Group and all prior, current and future versions and iterations of such Technology. For clarification, Bluetooth shall include, but not be limited to, Bluetooth 4.0 and 4.1 Technology;

“Break Fee”	means US$6,843,718 (exclusive of VAT) (if any);

“Buffer Team”	has the meaning given in sub-clause 4.2(B);

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London and Seoul;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“CAA 2001”	means the Capital Allowances Act 2001;

“Capture Period”

means the period commencing on the Completion Date and ending on the earlier of:

(A)   the fourth (4th) anniversary of the Completion Date;

(B)   in the event of a Change of Control of a Party on or prior to the second (2nd) anniversary of the Completion Date, then the day falling on the second (2nd) anniversary of the Completion Date; or

(C)   in the event of a Change of Control after the second (2nd) anniversary of the Completion Date, then the day prior to the date of such Change of Control;

“Cash Consideration”	means US$310,000,000 (subject to adjustment after Completion in accordance with the relevant provisions of this Agreement);

“CCL”	means Cambridge Consultants Limited;

“Change of Control”	means a Seller Change of Control or a Purchaser Change of Control as the case may be;

“Charge over Escrow Account”	means the charge over the Escrow Account in a form to be agreed between the Seller and the Purchaser (each acting reasonably) and to be entered into between the Seller and the Purchaser on the Completion Date;

“Chip Set”	means a set of two or more ICs that are designed or intended to operate using a common interface and not to operate independently;

“Company”	means Cambridge Silicon Radio Sarl, basic details of which are set out in Schedule 7 (Company);

“Company Employees”	means the employees of the Company as at the date of the Employee List the names of whom are listed in the Employee List and including any person employed by the Company between the date of this Agreement and Completion but excluding any person who ceases to be so employed by the Company between the date of this Agreement and Completion, in each case in accordance with the terms of this Agreement;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Company Property”	means the Property described in Part B of Attachment 6 (Properties);

“Company Tax Warranties”	means any of the Warranties set out in paragraph 40 (Tax- Shares) in Part B (Shares) of Schedule 5 (Warranties);

“Completion”	means completion of the sale and purchase of the Transferred Assets and the Shares under this Agreement;

“Completion Date”

means the date on which Completion takes place, being:

(A)   the later of (i) 1 October 2012 and (ii) the date falling twenty (20) Business Days (or such earlier date as the parties may agree in writing) after the first date on which all Conditions have been satisfied or waived (as applicable) (the “Initial Completion Date”); or

(B)   at the written request of the Seller or the Purchaser (which request shall be made not less than three (3) Business Days prior to the Initial Completion Date), the date falling twenty (20) Business Days (or such earlier date as the parties may agree in writing) after the Initial Completion Date (the “Postponed Completion Date”);

“Computer”	means an end product that is a system which is capable of or intended to run general applications and is in the generally recognized class of products of or similar to laptops, notebooks, netbooks, etc.;

“Conditions”	means the conditions to Completion set out in Schedule 1 (Conditions to Completion);

“Connectivity R&D Employee”	means any person listed in the Employee List who is identified as a Connectivity R&D Employee;

“Contract”	means any contract, agreement, obligation or commitment entered into between the Seller or any other member of the Selling Group and any third party;

“Control”	has the meaning given to it in section 1124 CTA 2010;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Controlled Entity”

means:

(A)   in respect of a party, any company in which such party has legal and beneficial ownership of not less than seventy-five per cent (75%) of the voting rights attached to the issued share capital of that company, and on and from the 10th anniversary of the Completion Date, any company in which such party has legal and beneficial ownership of not less than fifty per cent (50%) of the voting rights attached to the issued share capital of that company; and

(B)   in respect of the Purchaser, also includes no more than one additional affiliate of the Purchaser in which it has legal and beneficial ownership of fifty per cent (50%) or more of the voting rights attached to the issued share capital of that affiliate (the “JV Affiliate”), provided, however, that before a JV Affiliate may become a Controlled Entity, the Purchaser shall give the Seller written evidence to the Seller’s reasonable satisfaction of the ability for the Purchaser to exert control over that JV Affiliate with respect to that JV Affiliate’s compliance with this Agreement in connection with the JV Affiliate’s exercise of its rights under this Agreement;

“Copyright”	means copyrights in works of authorship of any type, mask work rights and topography rights, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith;

“CTA 2010”	means the Corporation Tax Act 2010;

“Current Use”	means, in relation to each Transferred Property, the Sublease Property and the Company Property, the use given in Attachment 6 (Properties);

“Customer Sample Stage”

means:

(A)   the sample complies [***] as updated from time to time with the mutual agreement of the Seller and the Purchaser. For the purposes of the foregoing, [***].

(B)   [***]; and

(C)   the sample is [***];

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Damages”	means any damages, losses, charges, diminution in value, Liabilities, claims and demands;

“Data Protection Laws”	means all applicable Laws and/or codes of practice in connection with data privacy and the processing of personal data and any legislation in force from time to time which implements the European Community’s Directive 95/46/EC and Directive 2002/58/EC including, where relevant, but not limited to, the Data Protection Act 1998;

“Data Site”	means the virtual data room operated by Merrill Corporation code named “Project Silk”, a copy of the index of which as at 14 July 2012 is set out in Attachment 11 (Data Site Index);

“Determined Indemnity Claim”	means, in relation to any Indemnity Claim, a decision of a court, tribunal or arbitration panel from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit;

“Disclosed”	means fairly and accurately disclosed (with sufficient detail to enable the Purchaser (acting reasonably) to assess the nature and scope of the matter disclosed) in the Disclosure Letter and not otherwise, provided that, for the purposes of determining whether a matter is accurately disclosed, any immaterial inaccuracy shall be disregarded;

“Disclosure Letter”	means the letter of the same date as this Agreement written by the Seller to the Purchaser (i) purporting to Disclose facts against the Warranties (as given by PLC and the Seller at the date of this Agreement pursuant to sub-clause 24.1 (Seller’s Warranties)) and (ii) containing details of other matters referred to in this Agreement and delivered to the Purchaser before the execution of this Agreement;

“Employee List”	means the list of the Listed European Employees, the Offer Employees and the Company Employees in each case as at 15 July 2012 in the Agreed Form;

“Encumbrance”	means a mortgage, charge, pledge, lien, option, right to acquire, equity, restriction, right of first refusal, right of pre-emption, other encumbrance or security interest or another type of preferential arrangement (including any title transfer or retention arrangement) having similar effect;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Environment”	means the natural and man-made environment and all or any of the following media namely air (including air within buildings and air within other natural or man-made structures above or below ground), water (including water under or within land or in drains or sewers and inland waters), land and any living organisms or systems supported by those media;

“Environmental Law”	means all applicable Laws and all codes of practice, industry agreements and guidance notes which relate or apply to the Environment or human health and safety and includes without limitation all Laws relating to actual or threatened emissions, seepages, discharges, escapes, releases or leaks of pollutants, contaminants or Hazardous Substances and those Laws relating to the creation, handling, storage or disposal of the same;

“Escrow Account”	means the separately designated deposit account with the Escrow Account Holding Bank to be opened in the name of the Seller on or prior to the Completion Date and operated in accordance with the provisions of clause 15 (Escrow) and which will be subject to the Charge over Escrow Account;

“Escrow Account Holding Bank”	means Citibank, N.A., London Branch;

“Escrow Agreement”	means the escrow agreement in a form to be agreed between the Seller and the Purchaser (each acting reasonably) and to be entered into among the Seller, the Purchaser and the Escrow Account Holding Bank on or prior to the Completion Date;

“Escrow Indemnity Claims”	has the meaning given in sub-clause 15.8 (Escrow);

“Essential Patent”	means a valid, enforceable claim of a patent validly issued under the laws of a jurisdiction anywhere in the world that: (i) is necessarily infringed by the implementation of an officially adopted technical specification of a Standards Organization and; (ii) is generally recognized in the applicable industry as an “essential patent”. For purposes of the foregoing, a claim is necessarily infringed only where there is no technically practicable non-infringing alternative to make, use or sell a machine or apparatus, or use a process, implementing such adopted technical specification;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Excepted Indemnity Claim”	means any Indemnity Claim provided for under sub-clause 26.1(C) or 26.1(D) (Purchaser’s Remedies and Seller’s Limitations on Liability);

“Excluded Assets”

means:

(A)   except as expressly otherwise provided herein, any asset of any member of the Selling Group which is not used in the Seller Handset Operations;

(B)   any asset of any member of the Selling Group which is used in the Seller Handset Operations and is listed in Attachment 2 (Excluded Assets);

(C)   the Excluded Contracts;

(D)   copies of the Excluded Technology; and

(E)   the Inventory;

“Excluded Contracts”	means any Contract which (i) was not entered into in relation to the Seller Handset Operations or any Transferred Asset, or (ii) was entered into in relation to the Seller Handset Operations or any Transferred Asset and is listed in Attachment 4 (Excluded Contracts);

“Excluded Devices”

means any product:

(A)   the primary purpose and function of which is a headset, camera, printer, Peripheral to a smart-phone or computer, “HID” (Human Interface Device) or other similar device, or Audio;

(B)   which is a Personal Navigation Device; or

(C)   which is designed and intended primarily for use in vehicles;

For the purposes of this definition, (i) “Peripheral” means an ancillary end product that connects wirelessly to an internet device (such as a smart-phone or laptop) but itself is not an internet device and (ii) “Audio” means ancillary audio end products, such as wireless/wired loud speaker products, docking stations, and sound bars, but excluding portable media players such as portable MP3 players and smart-phones.

“Excluded Obligations”	has the meaning given in Part II (Excluded Obligations) of Schedule 4 (Assumed and Excluded Obligations);

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Excluded Technology”	means any Technology listed in Schedule 11 (Excluded Technology);

“Extended Retention”	has the meaning given in sub-clause 15.8 (Escrow);

“FETA Condition”	means the Condition contained in paragraph 5 of Part B (Regulatory Conditions) of Schedule 1 (Conditions to Completion);

“Final Amber Product”	has the meaning given in sub-clause 4.1;

“First Amber Trigger Event”	means the successful completion of the Customer Sample Stage and [***] (which for the avoidance of doubt includes an affiliate of the Purchaser) [***];

“FM”	means FM broadcast radio Technology;

“Foundry”	means the foundry through which the Selling Group currently manufactures the majority of its products;

“Foundry Technology”	has the meaning given in sub-clause 4.4;

“Fundamental Indemnity Claim”	means any Indemnity Claim provided for under sub-clause 26.1(B) (Purchaser’s Remedies and Seller’s Limitations on Liability);

“Fundamental Warranties”	means the Warranties contained in paragraphs 1 (Power, capacity and authority of PLC, the Seller and Relevant Group Company), 2 (Insolvency), 4 (Title to Transferred Assets) and 9.1 (Fundamental Intellectual Property Warranties) of Part A (The Seller Handset Operations and the Transferred Assets) of Schedule 5 (Warranties) and paragraphs 23 (Ownership of the Shares), 24 (Corporate Matters), 25 (Non-Contravention) and 29 (Insolvency) of Part B (Shares) of Schedule 5 (Warranties);

“General Conditions”	means the Conditions contained in paragraphs 1, 2 and 3 of Part A (General Conditions) of Schedule 1 (Conditions to Completion);

“GPS”	means a global positioning system (GPS) or a global navigation satellite system (GNSS) (but excluding any external components or antennas);

“GPS R&D Employee”	means any person listed in the Employee List who is identified as a GPS R&D Employee;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Hazardous Substances”	means any substance or organism which alone or in combination with others is capable of causing harm to human health or damage to the Environment and includes any hazardous or toxic materials, pollutants and waste;

“High End Camera”	means any camera model within the top thirty per cent (30%) of cameras made by or for a member of the Purchaser’s Group by average retail price;

“HMRC”	means Her Majesty’s Revenue & Customs;

“IC”	means integrated circuit whether in die or package form and any associated and embedded compiled firmware/microcode;

“IFRS”	means International Financial Reporting Standards;

“Improvement”	means any improvement, enhancement, invention, development, derivative work or modification of any kind;

“Incidental Technology”	has the meaning given in the definition of “Licensed Purchaser Technology” in this sub-clause 1.1;

“Indemnity”	has the meaning given in sub-clause 26.1 (Purchaser’s Remedies and Seller’s Limitations on Liability);

“Indemnity Claim”	has the meaning given in sub-clause 26.1 (Purchaser’s Remedies and Seller’s Limitations on Liability);

“[***]”	[***].

“Initial Completion Date”	has the meaning given in the definition of “Completion Date” in this sub-clause 1.1;

“Instruction Letter”	means a letter in a form to be agreed between the Seller and the Purchaser (each acting reasonably) from the Seller and the Purchaser jointly instructing the Escrow Account Holding Bank to make a payment out of the Escrow Account in accordance with clause 15 (Escrow);

“Intellectual Property Rights” or “IPR”	means any and all of the rights in or associated with the following which may subsist anywhere in the world: (A) Patents; (B) Copyrights; (C) Trade Secrets; and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(D) any other intellectual property, proprietary or other rights, but excluding trademarks or any Technology;

“Intermediation Arrangements”	means arrangements between the Purchaser and the Seller under which the Seller will sell Amber Products to the Purchaser, as provided for in sub-clause 4.2(C) and under the TSA;

“Inventory”	means the stocks of raw materials, components, consumable stores, work-in-progress, finished goods or completed services and other stock-in-trade and packaging wherever held, owned or agreed to be acquired by any member of the Selling Group at any time (whether or not relating to the Products);

“IP Blocks”	means the Semiconductor IP constituting a functional or separable (either physically or logically) unit in an IC and any associated and embedded compiled firmware/microcode;

“JV Affiliate”	has the meaning given in the definition of “Controlled Entity” in this sub-clause 1.1;

“KFTC”	means the Korea Fair Trade Commission;

“KFTC Condition”	means the Condition contained in paragraph 4 of Part B (Regulatory Conditions) of Schedule 1 (Conditions to Completion);

“Korean Anti-Trust Law”	has the meaning given in sub-clause 12.5 (Conditions);

“Laptops”	has the meaning given in the definition of “Mobile Devices” in this sub-clause 1.1;

“Latest Generation”	means the latest Version of a Bluetooth, GPS, FM or Wi-Fi IC or IP Block brought into production and all updates thereto;

“Law” or “Laws”	means any laws, regulations, directives, treaties, conventions, proclamations, statutes, subordinate legislation, ordinances, common law, civil codes and other international, national and local laws, and all judgments, orders, instructions or awards of any court or competent authority of general applicability;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Liabilities”	means all liabilities, debts, duties, Taxes and obligations of every description, whether deriving from contract, Laws or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed, and whether owed or incurred severally or jointly or as principal or surety (including all costs, expenses, judgments, settlements, penalties, interest and fines and all reasonable legal and other consultant and professional costs and expenses and other out-of-pocket expenses incurred in the investigation, preparation, defense and settlement of any of the same) and “Liability” means any one of them;

“Licensed Purchaser Field”	means the field of designing, developing, making, having made, importing, using, offering for sale, selling, supporting and otherwise disposing of, commercializing or exploiting any products or devices that implement or include BT, Wi-Fi, FM and/or GPS functionality (and any obvious and natural successors of any of BT, Wi-Fi, FM and/or GPS Technology that did not exist as of the Completion Date);

“Licensed Purchaser Product”	means the Licensed Purchaser Technology made by or for any Purchaser Licensee and sold by a Purchaser Licensee whether sold on a standalone basis or as part of, or incorporated into, or included with, a product of a Purchaser Licensee, including components. Without limiting the generality of the foregoing, Licensed Purchaser Products shall include any products or devices that combine Licensed Purchaser Technology with other Technology where such combination is either necessary for or part of the practical use of the Licensed Purchaser Technology or the Licensed Purchaser Technology has no substantial practicable use except in such combination, or such combination is an IC or Chip Set that combines the Licensed Purchaser Technology with Semiconductor IP; provided that it is understood that Technology other than Licensed Purchaser Technology that functions independently of and is not necessary to the implementation of the Licensed Purchaser Technology shall not be considered within the scope of the Purchaser Licenses.

“Licensed Purchaser Technology”

means Technology implemented in or by, incorporated into or used by or for an IC, Software, or other device or product to the extent such Technology:

(A)   implements Bluetooth, Wi-Fi, FM and/or GPS Technology (and/or any obvious and natural successors of any of BT, Wi-Fi, FM and/or GPS Technology that did not exist as of the Completion Date); or

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(B)   is an implementation or use of any Transferred Technology with materially similar form or materially similar functionality as delivered to Purchaser on the Completion Date where such Technology is not BT, Wi-Fi, FM or GPS Technology but is nonetheless used in the Seller Handset Operations (such Technology, the “Incidental Technology”);

“Listed European Employees”	means those persons working for the Seller Handset Operations in Cambridge and Aalborg at the date of the Employee List and whose names are listed in the Employee List;

“Long Stop Date”	means 31 December 2012;

“Mask Work”	means a series of related images, however fixed or encoded: (i) having or representing the predetermined, three-dimensional pattern of metallic, insulating or semiconductor material present or removed from the layers of a semiconductor chip product; and (ii) in which series the relation of the images to one another is that each image has the pattern of the surface of one form of the semiconductor chip product;

“Material Adverse Effect”	means any event or change which, individually or in the aggregate (considered together with all other relevant facts, changes, events, occurrences or circumstances) has, or could be reasonably expected to have or result in, a material adverse effect on the Transferred Assets (taken as a whole) or the Seller Handset Operations, except for any events or changes in the general economic, financial or political conditions in any industries or jurisdictions in which the Selling Group operates the Seller Handset Operations or any other changes in conditions generally affecting the industry or markets in which the Seller Handset Operations are carried on, in each case to the extent that such events or changes do not have a materially disproportionate effect on the Transferred Assets (taken as a whole) or the Seller Handset Operations compared to the effect such event has or can reasonably be expected to have on other competitor activities in the same industry, jurisdictions and markets in which the Seller Handset Operations operate;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Mobile Devices”

means products that:

(A)   include a cellular modem (for example, a GSM modem, 3G modem and successors) and that are primarily mobile communication devices, including, without limitation, mobile handsets, mobile phones, smartphones or watch phones (including, without limitation, the Samsung product sold under the name “Galaxy Note”) (“Mobile Handsets”);

(B)   are “Tablets” which includes:

(i)     “Common Tablets” which means portable gaming devices, portable media players with similar or lesser capability to products such as the iPod Nano or iPod Classic, or wearable location and/or recreational devices such as the Motoactive range of products, and

(ii)    “Performance Tablets” which means tablets, “e-book” readers and portable media players with similar or greater capability to products such as the Samsung Galaxy Player or PDAs (including, without limitation, the Samsung product sold under the name “Galaxy Tab”);

(C)   are portable or wearable Computers (“Laptops”); and

(D)   New Mobile Devices

but excluding any Excluded Device.

The definition of “Common Tablets” above shall include any obvious and natural successors to such products yet to be invented at the Completion Date.

The definitions of “Performance Tablets”, “Mobile Handsets” and “Laptops” above shall include any obvious and natural successors to such products yet to be invented at the Completion Date.

The Selling Group shall not be prohibited from making, having made, using, offering to sell, selling or importing any products for use (x) in Common Tablets, or (y) in

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

New Mobile Devices, and without prejudice to the generality of the foregoing, the restrictions on the Seller in sub-clause 8.1 of this Agreement (other than sub-clause 8.1(A) of this Agreement, which shall continue to apply) shall not apply in respect of the sale by the Selling Group of products (a) for use in any Common Tablet Products or (b) for use in New Mobile Devices;

“Mobile Field”	means the field of designing, developing, making, having made, importing, using, offering for sale, selling, supporting and otherwise disposing of, commercializing and exploiting Mobile Devices;

“Mobile Handsets”	has the meaning given in the definition of “Mobile Devices” in this sub-clause 1.1;

“New Mobile Device”	means a product that is a successor to a Mobile Handset, Tablet or Laptop that is yet to be invented at the Completion Date, and where the succession is neither obvious nor natural;

“Non-AP Product”

means a semiconductor device which is:

(A)   a discrete IC or an embedded IP Block in an IC that: (x) includes IP Blocks for one or more of Bluetooth, FM, Wi-Fi and/or GPS functions; and (y) does not include an Application Processor; or

(B)   a Chip Set that includes two or more discrete ICs that separately provide Bluetooth, FM, W-iFi or GPS functions and none of the ICs include any AP IP Blocks;

“Non-R&D Employee”	means any person listed in the Employee List who is not identified as a Connectivity R&D Employee, a GPS R&D Employee or a Tier 1 Employee;

“Offer Employees”	means those persons employed by the Seller or another member of the Selling Group and working in connection with the Seller Handset Operations in the United States, China or India whose names are listed in the Employee List and any other person working in connection with the Seller Handset Operations in such locations who the Seller and the Purchaser agree between the date of this Agreement and Completion is an Offer Employee;

“Open Source Materials”	means all software that is distributed as “freeware”, “free software” or “open source software” (including, but not limited to, open source software as defined by the Open

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Source Initiative) and/or software licensed under the GNU General Public License, GNU Lesser General Public Library, Mozilla Public License, Apache License, Common Public License or the BSD License);

“Opinion”	has the meaning given in sub-clause 26.3;

“Other IPR”	means Intellectual Property Rights other than Patents and trademarks;

“Patent Application”	means an application or filing for a Patent anywhere in the world, including, but not limited to, a provisional patent application, and claims of priority and the right to claim priority under any Law;

“Patent Assignment”	has the meaning given in sub-clause 2.2 (Sale and Purchase);

“Patents”	means patents and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, and all rights therein provided by international treaties and conventions. Unless the context otherwise requires, the term “Patent” includes any Patent Application;

“Permitted Devices”

means products or devices:

(A)   that are detachable standalone headsets that plug into a Mobile Device; or

(B)   that include Bluetooth Smart (but excluding devices that include (i) Bluetooth SmartReady or any other Bluetooth functionality other than Bluetooth Smart and (ii) Wi-Fi, GPS Technology and/or FM);

“Person”	means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body;

“Personal Navigation Device”	means a product or device, the primary purpose and function of which is: (A) navigation; and (B) not communication;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Postponed Completion Date”	has the meaning given in the definition of “Completion Date” in this sub-clause 1.1;

“Products”	means the following [***];

“Property”	means freehold, leasehold or other immovable property;

“Property Consent”	means the consent of any landlord or other third party required for the transfer or assignment of a Transferred Property, or for the grant of the Sublease to the Purchaser;

“Property Owner”	means, in relation to any Transferred Property or the Sublease Property, the member of the Selling Group named as its owner in Attachment 6 (Properties);

“Property Transfer”	means, in respect of each Transferred Property, the assignment or transfer of the relevant Transferred Property to be agreed between the Seller and the Purchaser (each acting reasonably) and in accordance with the relevant provisions of this Agreement;

“Purchaser Change of Control”

means the acquisition, directly or indirectly, of all or substantially all of the securities, business, assets or undertakings of the Purchaser’s Group by way of:

(A)   the acquisition, directly or indirectly, of Control of the Purchaser, or

(B)   an acquisition of all or substantially all of any member of the Purchaser’s Group’s securities, assets, business or divisions,

whether (i) by way of a purchase, acquisition or transfer of the share capital, capital stock, debt securities, equity securities, equity-linked securities or other securities or otherwise of any member of the Purchaser’s Group; (ii) by way of merger, reverse takeover, consolidation, reorganization, joint venture, transfer, exchange, other strategic or business combination or otherwise; or (iii) by any party or group of parties acting together or in concert;

and, in each case, together with any similar transaction or series of transactions, which when taken in the aggregate would constitute a Purchaser Change of Control under either of (A) or (B) above;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Purchaser Clone IC”

means an IC that is:

(A)   a direct functional substitute for a discrete IC; or

(B)   a port of a discrete IC to a new fab and process technology;

provided that a Purchaser IC that is [***] with a discrete IC shall not be considered a Purchaser Clone IC;

“Purchaser Conditions”	means the Conditions contained in paragraph 6 of Part C (Purchaser Conditions) of Schedule 1 (Conditions to Completion);

“Purchaser Designees”	has the meaning given in sub-clause 3.1;

“Purchaser Existing Patents”	has the meaning given in the definition of “Purchaser Licensed Patents” in this sub-clause 1.1;

“Purchaser Indemnified Parties”	means the Purchaser and any other member of the Purchaser’s Group;

“Purchaser Licensed Patents”

means:

(A)   the Transferred Patents;

(B)   any Patent owned or controlled by a member of the Purchaser’s Group (or any successor owner or controller) issuing from any Transferred Patent or claiming priority from any Transferred Patent; ((A) and (B) together, the “Purchaser Existing Patents”); and

(C)   any Patent owned or controlled by a member of the Purchaser’s Group that: (i) claims an invention that is an improvement to the Transferred Technology, regardless of whether invented by an Assumed Employee or any other Person; and (ii) with, or entitled to, a filing date in the Capture Period (the “Purchaser New Patents”);

where “control” means possession of the right to grant a license or sub-license of such Patent without having to pay any material additional consideration or incurring any material obligation to, or obtain the consent of, any third party. For clarification, and notwithstanding the generality of the foregoing, providing notice to a third party shall not be considered to be a material obligation.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

In the event of a Purchaser Change of Control, the Purchaser Licensed Patents shall not include any Patents that are (i) owned prior to such Purchaser Change of Control by any Person or group of Persons acting together or in concert to effect the relevant acquisition or (ii) entitled to a filing date after the end of the Capture Period;

“Purchaser Licensee”	means the Purchaser and any of its Controlled Entities from time to time;

“Purchaser Licenses”	means the licenses granted to the Purchaser Licensees under sub-clause 5.1;

“Purchaser New Patents”	has the meaning given in the definition of “Purchaser Licensed Patents” in this sub-clause 1.1;

“Purchaser’s Group”	means the Purchaser and its subsidiaries (including, with effect from Completion, the Company) and all Purchaser’s Controlled Entities, in each case from time to time;

“Purchaser’s Solicitors”	means Paul Hastings LLP;

“Records”	means all books and records of any member of the Selling Group to the extent that they relate in whole or in part to the Seller Handset Operations, the Transferred Assets (excluding the Transferred Technology), the Assumed Obligations or the Assumed Employees, including all manuals, records and files, correspondence, logs, technical records, research and development files, litigation files, engineering records, personnel records and financial, operating and other data and information (excluding the Transferred Technology);

“Regulations”	means the Acquired Rights Directive (2001/23) and its implementing legislation, including in the UK, the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“Regulatory Conditions”	means the KFTC Condition and the FETA Condition;

“Regulatory Permit”	means any licenses, consents, permits and authorizations granted or issued to any member of the Selling Group by a regulatory, governmental or other public authority or body which are necessary to enable the Seller Handset Operations to be carried on in the places and in the manner in which it is now carried on, including any such license, consent, permit or authorization required under Environmental Law in respect of any of the Transferred Properties, the Sublease Property or the Company Property;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Related Person”	means any director, officer, partner, executor, trustee or a Person in a similar capacity of any member of the Selling Group;

“Relevant Barrister”	means a barrister who is a Queen’s Counsel with no less than ten (10) years’ standing;

“Relevant Tax Warranties”	means any of the Warranties set out in paragraph 18 (Tax – Transferred Assets) in Part A (Transferred Assets) of Schedule 5 (Warranties);

“Relief”	has the meaning given in the Tax Covenant;

“Restriction End Date”	means the earlier of: (A) the date two (2) years after the Completion Date; and (B) the date [***] after the first date on which any member of the Purchaser’s Group makes a [***];

“Retained Marks”	means the names “CSR”, “Cambridge Silicon Radio”, “Zoran”, “SiRF” and any associated logos or devices;

“Reverse Transitional Services Agreement” or “Reverse TSA”	means the transitional services agreement, in the Agreed Form as set out in Part B of Attachment 8 (Transitional Services Agreement), to be entered into on the date hereof;

“Rules”	means the International Chamber of Commerce Rules of Arbitration in force from time to time;

“Second Amber Trigger Event”	means the Purchaser has [***];

“Secondment Agreement”	means the secondment agreements which may be entered into between the Seller and the Purchaser in accordance with sub-clause 23.5(I), being in a form to be agreed prior to Completion by the Seller and the Purchaser (each acting reasonably);

“Sell”	means to sell, distribute, dispose or otherwise provide in commercial quantities (whether for consideration or not) as a stand-alone product or as part of another product;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Seller Change of Control”

means each of the following:

(A)   the acquisition, directly or indirectly, of all or substantially all of the securities, business, assets or undertakings of PLC or the Seller by way of:

(i)     the acquisition, directly or indirectly, of Control of PLC or the Seller; or

(ii)    an acquisition of all or substantially all of the Selling Group’s securities, assets, business or divisions,

whether (a) by way of a purchase, acquisition or transfer of PLC’s, or any other member of the Selling Group’s, share capital, capital stock, debt securities, equity securities, equity-linked securities or other securities or otherwise; or (b) by way of merger, reverse takeover, consolidation, reorganization, joint venture, transfer, exchange, other strategic or business combination or otherwise; in each case by any third party or group of third parties acting together or in concert; and, in each case, aggregating any series of connected transactions;

(B)   the acquisition, directly or indirectly, of Control of any member or members of the Selling Group which together hold all or a substantial part of the Seller Licensed IPR, whether as a single transaction or a series of transactions, in circumstances where the Purchaser’s Group will no longer directly enjoy the benefit of the restrictions contained in clause 8; and

(C)   a transaction that involves the grant by members of the Selling Group of a license or the disposal by members of the Selling Group of a substantial part of the Seller Licensed IPR and which is substantially similar to the transaction effected by this Agreement;

For the purpose of this definition, a transaction involving “a substantial part” of the Seller Licensed IPR is deemed to include, without limitation, any transaction or series of connected transactions whereby the value of the consideration received by the Selling Group in connection with that transaction or series of transactions exceeds or is equal to the value after the transaction or series of transactions of the Seller’s retained interest in the Seller Licensed IPR;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Seller Clone IC”

means an IC (other than any discrete GPS IC) or IP Block that:

(A)   is either a direct functional substitute for, or whose design includes a material portion of the design for, an IC or IP Block existing as of the date of this Agreement; or

(B)   includes the Latest Generation as of the date of this Agreement and as it may be updated hereafter from time to time;

“Seller GPS or Connectivity Technology”	means Semiconductor IP and associated host and embedded Software, that provides GPS, Wi-Fi, Bluetooth or FM functionality or Technology and is, or is intended to be, embodied in or instantiated as, an IC or associated host Software, including for example Amber Technology;

“Seller Handset Operations”	means the Selling Group’s operations and business (sometimes known internally as the “Handset Business”) as they constitute the design, development, making, having made, import, use, offer for sale, sale, support and other disposition of, commercialization of, exploitation of and testing of semiconductor products, including without limitation, any associated host and embedded Software, including products and Software under development, that (A) include GPS, Wi-Fi, Bluetooth or FM functionality, and (B) are designed for or intended for use or actually used in handset products or devices;

“Seller Licensed IPR”	means the Seller Licensed Patents and the Seller Licensed Other IPR;

“Seller Licensed Other IPR”	means any Other IPR that is embodied in, practiced by, disclosed by or otherwise in and to the Transferred Technology;

“Seller Licensed Patents”	means all Patents owned or controlled by the Seller or any other member of the Selling Group with or entitled to a first filing date anywhere in the world prior to the end of the Capture Period, where “control” means possession of the right to grant a license or sub-license of such Patent without having to pay any material additional consideration or incurring any material obligation to, or obtain the consent of, any third party. For clarification, and notwithstanding the generality of the foregoing, providing notice to a third party shall not be considered to be a material obligation.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

In the event of a Seller Change of Control, the Seller Licensed Patents shall not include any Patents that are (i) owned prior to such Seller Change of Control by any Person or group of Persons acting together or in concert to effect the relevant acquisition or transaction, or (ii) owned by such Person or group of Persons acting together or in concert to effect the relevant acquisition or transaction and unrelated to the business or assets of Seller or (iii) entitled to a filing date after the end of the Capture Period;

“Seller Licensed Products”	means any and all products of the Selling Group sold or distributed by any member of the Selling Group on a stand-alone basis or as a component of any Seller product;

“Seller Licensees”	has the meaning given in sub-clause 7.1;

“Seller Licenses”	means the licenses granted to Seller under sub-clause 7.1;

“Seller’s Bank Account”	means the bank account of the Seller, details of which are to be provided in writing to the Purchaser at least ten (10) Business Days prior to the Completion Date;

“Seller’s Solicitors”	means Slaughter and May;

“Selling Group”	means PLC, the Seller, and any subsidiary of the Seller, any direct or indirect holding company of the Seller (including PLC) and all other subsidiaries of any such holding company from time to time (but including the Company only until Completion);

“Semiconductor IP”	means the design, layout, or topography of or for an IC or IP Block, which may be (but need not be) manifested in any of the following: net lists, source code, RTL, VHDL, GDSII files, floor plans, or Mask Works;

“Settled Indemnity Claim”	means an Indemnity Claim (which has not become a Determined Indemnity Claim) which the Seller has not disputed in accordance with sub-clause 26.4 (Purchaser’s Remedies and Seller’s Limitations on Liability) or in relation to which the Seller and the Purchaser have agreed in writing that the matter in question is settled for an agreed-upon Amount Payable or will not give rise to an Amount Payable;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Shareholder Condition”	means the Condition contained at paragraph 1 of Part A (General Conditions) of Schedule 1 (Conditions to Completion);

“Shareholder Resolution”	means the resolution referred to in the Shareholder Condition;

“Shares”	means the issued shares in the capital of the Company, details of which are set out in Schedule 7 (Company);

“Share Subscription Agreement”	means the share subscription agreement being entered into on the date of this Agreement between PLC and the Purchaser pursuant to which the Purchaser will subscribe for, and PLC will issue and allot, 9,925,000 ordinary shares of 0.1 pence each in the share capital of PLC;

“Software”	means computer software, programs, applications, and databases in any form, including, but not limited to, source code, object code, executable code, operating systems and specifications, scripts, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments, linking information, compiler information and settings, and annotations;

“Specified Agreements”	means this Agreement, the Disclosure Letter, the Transitional Services Agreement, the Reverse Transitional Services Agreement, the Patent Assignment, the Escrow Agreement, the Charge over Escrow Account, the Transfer Agreements, the Tax Covenant and the Share Subscription Agreement, and any other agreements and side letters entered into pursuant to this Agreement;

“Standards Organization”	means an organization internationally recognized as the sole standards setting body or consortium responsible for setting an international technical standard. For purposes of clarity, a Standards Organization does not include any body or consortium responsible for setting regional, national or local technical standards;

“Sublease”	means the sublease of the Sublease Property to be granted in accordance with the terms of Schedule 8 (Transferred Properties and Sublease Property);

“Sublease Property”	means the Property described in Part C of Attachment 6 (Properties);

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Tablets”	has the meaning given in the definition of “Mobile Devices” in this sub-clause 1.1;

“Tax” or “Taxation”	means all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax whether direct or indirect and whether within or outside the United Kingdom including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, development, franchise, employment, payroll, value added and personal property, including any social security and national insurance contributions payable to a Tax Authority, together with all penalties, charges and interest relating to any of them;

“Tax Authority”	means any taxing, revenue or other authority (whether within or outside the United Kingdom) competent to impose or collect any liability to Tax or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation, including (but without limitation) HMRC;

“Tax Covenant”	means the tax covenant relating to the Company in the Agreed Form, as set out in Attachment 10 (Tax Covenant), to be entered into at Completion;

“TCGA 1992”	means the Taxation of Chargeable Gains Act 1992;

“Technology”	means embodiments of Intellectual Property Rights in electronic, written or other media, including Software, Semiconductor IP, designs, design and manufacturing schematics, process, masks, algorithms, data, databases, know-how, inventions, including but not limited to, machines, processes, apparatuses, methods, and compositions, and invention disclosures;

“Technology Deliverables”	means the Transferred Technology and the Transferred Third Party Technology;

“Third Party Consents”	means all consents, licenses, approvals, permits, authorizations or waivers required from third parties for the transfer or assignment of any Transferred Contract in favor of the Purchaser or for the performance of any Transferred Contract by the Purchaser;

“Third Party Pre-Completion Claims”	means all rights and claims of the Seller or any other member of the Selling Group arising at any time whether before or after Completion to the extent that they relate to any of the Transferred Tangible Assets or any Assumed Obligation but excluding:

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(i)     any rights or claims under any insurance policy (whether under policies maintained with third party insurers or any member of the Selling Group) maintained by the Seller or any other member of the Selling Group;

(ii)    for the avoidance of doubt, the Transferred Patent Causes of Action;

(iii)  any claims against any relevant Tax Authority in respect of Taxation; and

(iv)   any claims to the extent that they relate to an Excluded Asset or an Excluded Obligation,

and “Third Party Pre-Completion Claim” means any one of them;

“Third Party Technology”	means Technology owned by third parties that is used by any member of the Selling Group in connection with the development of the Transferred Technology or combined with the Transferred Technology in products, including the Technology listed in Schedule 12 (Third Party Technology);

“Tier 1 Employee”	means any person listed in the Employee List who is identified as a Tier 1 Employee;

“Trade Secrets”	means all rights in any jurisdiction anywhere in the world to limit the use or disclosure of know-how or other confidential or proprietary technical, business and other data, material or information;

“Transfer”

in relation to an employee means that:

(A)   his contract of employment will by operation of law have effect from the Completion Date as if originally made between the Purchaser (or another member of the Purchaser’s Group) and that employee (and, for the avoidance of doubt, shall exclude any person who, in accordance with the Regulations, has informed his employer or the Purchaser that he objects to being employed by, or having his contract of employment transferred to, the Purchaser);

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(B)   he has accepted an offer of employment from the Purchaser (or any other member of the Purchaser’s Group) in accordance with sub-clause 23.2 (Assumed Non-EU Employees) below and has not terminated or given notice to terminate his acceptance of that offer; or

(C)   he remains employed by the Company and has neither given nor received notice terminating his employment on or before Completion;

“Transfer Agreement”	means each transfer or other agreement between the Seller and/or any other member of the Selling Group, as applicable, on the one hand, and the Purchaser and/or any of the Purchaser Designees, on the other hand, that may be entered into in order to consummate the transactions contemplated by this Agreement in accordance with clause 3 in each relevant jurisdiction, reflecting local legal requirements or local customary practice, which may also require that the Transfer Agreement shall take the form of a separate sale and purchase agreement with a local purchase price to be paid in U.S. Dollars or any other currency agreed by the parties thereto in an amount equal to the proportion of the Cash Consideration payable in respect of the relevant Transferred Asset(s) pursuant to sub-clause 14.3 (Consideration);

“Transferred Assets”	means the assets of the Seller and any other members of the Selling Group used in the Seller Handset Operations, including those set out in sub-clauses 2.1(A) to 2.1(I) (Sale and Purchase), but excluding the Excluded Assets;

“Transferred Contracts”	means all of the Contracts entered into on or prior to the date hereof by or on behalf of any member of the Selling Group to the extent that they are in any way related to the Seller Handset Operations or the Transferred Assets in each case which are wholly or partly unperformed at Completion, but excluding the Excluded Contracts;

“Transferred Goodwill”	means all the goodwill, custom and connection of the Seller and/or any other member of the Selling Group in relation to the Seller Handset Operations and the Transferred Assets;

“Transferred Patent Causes of Action”	has the meaning given in sub-clause 2.1(D) (Sale and Purchase);

“Transferred Patents”	has the meaning given in Schedule 9 (Transferred Patents);

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“Transferred Properties”	means the Properties described in Part A of Attachment 6 (Properties);

“Transferred Tangible Assets”	means the plant, equipment and other tangible assets owned by any member of the Selling Group and used in the Seller Handset Operations, including those listed in Attachment 1 (Transferred Tangible Assets), but excluding the Excluded Assets and the Transferred Technology;

“Transferred Technology”	means Technology of the Selling Group in existence as at the Completion Date, but excluding any Excluded Technology or Third Party Technology, that either (i) is used in the Seller Handset Operations, or (ii) is Seller GPS or Connectivity Technology, [***];

“Transferred Third Party Technology”	Third Party Technology that either (i) any member of the Selling Group has the right to transfer and license to the Purchaser, or (ii) for which the Purchaser has obtained the necessary licenses from the applicable third party to receive from any member of the Selling Group, all as listed on Schedule 13 (Transferred Third Party Technology);

“Transitional Services Agreement” or “TSA”	means the transitional services agreement, in the Agreed Form as set out in Part A of Attachment 8 (Transitional Services Agreement), to be entered into on the date hereof;

“TSA Assets”	means the Excluded Assets and Transferred Assets which have been or will be agreed between the parties will be made available to the Purchaser pursuant to the terms of the TSA, including, without limitation, those listed under “TSA Assets” in Part 2 (Excluded Tangible Assets) of Attachment 2 (Excluded Assets);

“UK” or “U.K.”	means the United Kingdom;

“USA”, “US” or “U.S.”	means the United States of America;

“U.S. Dollar” or “USD” or “US$”	means the U.S. Dollar, the currency of the USA;

“US$ Exchange Rate”	means the exchange rate applicable to that amount of that non-US$ currency by reference to the middle market rate of exchange as published by Reuters at the close of business on the date on which this Agreement requires the US$ equivalent to be calculated or, where no such rate of exchange is published in respect of this date, at the rate quoted by Bloomberg at the close of business for the same day on which this Agreement requires the US$ equivalent to be calculated;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

“VAT”

means:

(B)   within the European Union, any Tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(C)   outside the European Union, any Tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (A) of this definition;

“VATA 1994”	means the Value Added Tax Act 1994;

“VAT Group”	means the group for VAT purposes of which the Seller is a member;

“Version”	means a major new version of an IC design or IP Block with significant new and enhanced features, functionality and performance compared to a prior version of such IC design or IP Block (by way of example, SiRFstarV and SiRFstarIV are two different Versions);

“Warranties”	means the warranties set out in Schedule 5 (Warranties), given by the Seller;

“Wi-Fi”	means Technology, products or devices that provide Wi-Fi connectivity under the IEEE 802.11 specification including, but not limited to, the wireless protocols 802.11a, 802.11b, 802.11g, 802.11n and 802.11ac;

“Working Hours”	means 9.30 am to 5.30 pm on a Business Day; and

“XAP Technology”	means [***], together with all related documentation and supporting materials. The XAP Technology includes [***].

1.2	In this Agreement and the Schedules and the Attachments to it, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, schedules and attachments are to clauses, sub-clauses, paragraphs and sub-paragraphs of and schedules or attachments to this Agreement;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(B)	headings to clauses, schedules and attachments are for convenience only and do not affect the interpretation of this Agreement;

(C)	the schedules and attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules and the attachments;

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, consolidated or re-enacted;

(E)	use of any gender includes the other genders;

(F)	the expressions “allotment”, “debentures”, “holding company” and “subsidiary” shall have the meanings given in the Companies Act 2006;

(G)	a Person shall be treated as being connected with another if that Person is connected with another within the meaning of sections 1122 and 1123 CTA 2010;

(H)	references to writing shall include any modes of reproducing words in a legible and non-transitory form including e-mail;

(I)	references to times of day are to London time;

(J)	references to the knowledge, belief or awareness of the Seller, PLC or the Company (or similar phrases) shall be deemed to include the actual knowledge of:

(i)	in respect of each of the Warranties, [***];

(ii)	in respect of each of the Warranties set out in paragraphs 9 and 37 (Intellectual Property) of Schedule 5 (Warranties), [***];

(iii)	in respect of each of the Warranties set out in paragraphs 12 (Employees), 13 (Benefit Plans) and 38 (Employment) of Schedule 5 (Warranties), [***];

(iv)	in respect of each of the Warranties set out in paragraphs 14 (Financial Information) and 27 (Accounts) of Schedule 5 (Warranties), [***];

(v)	in respect of each of the Warranties set out in paragraphs 18 (Tax - Transferred Assets) and 40 (Tax - Shares) of Schedule 5 (Warranties), [***];

(vi)	in respect of each of the Warranties set out in paragraphs 19 (Transferred Properties and Sublease Property) and 35 (Company Property) of Schedule 5 (Warranties), [***];

(vii)	in respect of each of the Warranties set out in paragraph 24 (Corporate matters) of Schedule 5 (Warranties), [***]; and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(viii)	in respect of each of the Warranties set out in Part B (Shares) of Schedule 5 (Warranties), [***];

(K)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as including what most nearly approximates in that jurisdiction to the English legal term;

(L)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(M)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(N)	except as otherwise specifically provided herein, any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and

(iii)	the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment, the recipient of the Payment is in the same position as that in which it would have been if the circumstances giving rise to the Payment had not arisen, provided that, where the Payment Obligation is a covenant to pay one person in respect of a Liability of another person:

(a)	paragraph (iii) above shall be construed as if, instead of referring to the recipient of the Payment, it referred to both the recipient of the Payment and the other person; and

(b)	this sub-clause 1.2(N) shall be construed as if, instead of requiring the calculation of an amount which leaves the recipient of the Payment in the same position as that in which it would have been if the circumstances giving rise to the Payment had not arisen, it required the calculation of an amount which leaves the recipient of the Payment, taken together with the other person, in the same position as that in which they would have been if the circumstances giving rise to the Payment had not arisen.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

2.	Sale and Purchase

2.1	At Completion, the Seller shall sell or transfer, or procure the sale or transfer of, and the Purchaser shall purchase, the Transferred Assets, which include the below:

(A)	the Transferred Goodwill;

(B)	the Transferred Tangible Assets;

(C)	the Transferred Patents;

(D)	all causes of action, claims, damages and demands of any nature arising under or with respect to the Transferred Patents, including all claims and damages for the past or future infringement of any of the Transferred Patents (the “Transferred Patent Causes of Action”);

(E)	a copy of the Transferred Technology as it exists on the Completion Date (other than the Technology owned by the Company), including without limitation as set forth on Schedule 10 (Transferred Technology)

(F)	subject to clause 19 (Transfer of Contracts), the benefit of the Transferred Contracts;

(G)	the benefit (so far as the same can lawfully be assigned or transferred to or held in trust for the Purchaser) of the Third Party Pre-Completion Claims;

(H)	copies of any Records which relate exclusively to the Seller Handset Operations and/or any Transferred Asset together with any other Records which are to be delivered to the Purchaser pursuant to Schedule 3 (Completion Arrangements); and

(I)	the Transferred Properties and the Sublease Property (except as provided in sub-clause 2.3),

but which excludes, for the avoidance of doubt, the Excluded Assets.

2.2	The Transferred Patents will be assigned to the Purchaser pursuant to the patent assignment in the form set out in Attachment 9 (the “Patent Assignment”).

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

2.3

(A)	Subject to sub-clause 2.3(C), the Seller shall transfer, and the Purchaser shall accept transfer of, the Transferred Properties and the Seller shall grant, and the Purchaser shall accept the grant of the Sublease in each case in accordance with the terms of Schedule 8 (Transferred Properties and Sublease Property).

(B)	Any Transferred Asset is sold subject to the rights of the relevant landlord arising under the Law relating to landlord’s fixtures and tenant’s fixtures and under the relevant lease.

(C)	The provisions of paragraph 11 of Schedule 8 (Transferred Properties and Sublease Properties) shall apply to the Transferred Properties and the Sublease Property.

2.4	Shares

(A)	On the terms of, and subject to the conditions set out in, this Agreement, the Seller shall sell with full title guarantee, and the Purchaser shall purchase, the Shares free from all Encumbrances and from all other rights exercisable by third parties, together with all rights attaching or accruing to them at Completion.

(B)	The Seller waives all pre-emption and any other rights over any of the Shares conferred upon it by the constitutional documents of the Company or in any other way and undertakes to procure that any pre-emption or any other rights of any Person over any of the Shares are waived.

(C)	The provisions of paragraph 11 of Schedule 8 (Transferred Properties and Sublease Properties) shall apply to the Company Property.

2.5	For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause.

3.	Local Transfer of Assets

3.1	The Purchaser may designate one or more members of the Purchaser’s Group (the “Purchaser Designees”), at any time following the date of this Agreement but prior to Completion, as the acquirer(s) of certain of the Transferred Assets, or to assume certain of the Assumed Obligations or employment relationships with the Assumed Employees. In doing so, the Purchaser undertakes at all times to comply with its obligations under the Regulations and the agreed form of Offers of Employment referred to in clause 23 (Employees) below. Promptly after the date of this Agreement, the Purchaser shall provide to the Seller a list of the Purchaser Designees (if any), their respective constitutional documents and other documents and information reasonably requested by the Seller. The Seller and the Purchaser shall agree on the manner by which the Transferred Assets are sold, conveyed, transferred or assigned to the Purchaser and/or the Purchaser Designees.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

3.2	The parties shall enter into and deliver (and, in case of the Purchaser, shall cause the relevant Purchaser Designees to enter into and deliver, and, in case of the Seller, shall cause the relevant member of the Selling Group to enter into and deliver) the Transfer Agreements promptly after the date of this Agreement, subject to any delays resulting from compliance with applicable Laws. The completion of the sale, conveyance, transfer and/or assignment under each Transfer Agreement shall be subject to, and occur simultaneously with, Completion.

3.3	The parties agree that:

(A)	all Transfer Agreements shall be governed by this Agreement without creating any additional indemnification or other liabilities on any party under any Transfer Agreement; and

(B)	notwithstanding any Transfer Agreement that may be entered into, the rights and obligations of the Seller and the Purchaser shall be determined by this Agreement, which shall take precedence over any and all Transfer Agreements.

4.	Transfer of Certain Transferred Technology

4.1	The Transferred Technology will include all existing Amber Technology as at Completion except to the extent provided in sub-clause 4.4. Following Completion, the Purchaser intends to develop a final Amber Product (the “Final Amber Product”) relying, inter alia, on the assistance of the Seller in accordance with the TSA, and on a timetable to be agreed upon by the Seller and the Purchaser in good faith, and if a First Amber Trigger Event occurs before [***], the Purchaser shall use commercially reasonable endeavours, taking into account, among other things, the Purchaser’s reasonably expected gross margins and profits, to achieve a Second Amber Trigger Event, provided that if an Amber Termination Event occurs prior to the earlier of (a) the date on which a First Amber Trigger Event occurs and (b) [***], the Purchaser shall not be obliged to continue the development of a final Amber Product.

4.2	Pursuant to the TSA, the Seller has agreed to use all reasonable endeavours:

(A)	to assist the Purchaser in making arrangements for the long term supply of [***];

(B)	to establish a “Buffer Team” to assist the Purchaser [***]; and

(C)	if reasonably required by the Purchaser, to implement the Intermediation Arrangements. If the Purchaser requires the Seller to implement the Intermediation Arrangements in accordance with the TSA, the Seller and the Purchaser will (each acting reasonably) agree terms for [***]. Such arrangements may, but are not required to, involve a letter of authorization.

4.3	During the development of the Final Amber Product, the Seller and the Purchaser will provide each other with copies of all Technology (including hardware and Software) related to the Final Amber Product and reasonable access to the development process of the other, Technology and the development team for the Final Amber Product. Unless otherwise agreed in writing, the parties [***]:

(A)	[***];

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(B)	[***]; and

(C)	the first date on which [***],

(the “Amber Collaboration End Date”).

4.4	Notwithstanding the foregoing, it is acknowledged that Seller [***] and that [***] may affect the completion [***] the Final Amber Product.

Sharing of Technology in Final Amber Product

4.5	Upon the completion of the development of the Final Amber Product (or on the Amber Collaboration End Date), each of the Seller and the Purchaser shall give to the other, and shall retain, as the case may be, a copy of all Technology (including hardware and Software) related to the Final Amber Product, other than [***]. Each party will notify the other party in writing in advance if it intends to include in the Final Amber Product any third party Technology which such party is restricted from giving a copy of to the other party, and will not include such third party Technology in the Final Amber Product without first obtaining the other party’s written consent (such consent not to be unreasonably withheld or delayed). [***].

Costs of Final Amber Product

4.6	Notwithstanding sub-clause 4.5 and except as provided in the TSA, the Purchaser shall be responsible for all Mask Work costs and other costs associated with the development and manufacture by or for Purchaser of the Final Amber Product. The Seller shall have a right to create Mask Works for the Final Amber Product at its own cost.

IPRs in Technology in Final Amber Product

4.7	Subject to sub-clause 4.9, all Other IPR in all Technology (including hardware and Software) in the Final Amber Product, including in the Semiconductor IP for the Final Amber Product, as of the Amber Collaboration End Date, shall be owned by the Seller and shall be deemed Licensed IPR licensed to the Purchaser hereunder as if such Technology and Licensed IPR had existed on the Completion Date. To the extent that the Purchaser has any Other IPR in the Final Amber Product as of the Amber Collaboration End Date, it shall, and hereby does, assign such rights to the Seller. For clarification, as between the two of them, each of Seller and Purchaser shall own any Patents for which their respective employees and/or contractors are the inventors and shall own jointly (with no duty to account) any Patents for which their employees and contractors are joint inventors, all of the foregoing as determined under applicable law. For the avoidance of doubt, Patents owned by one of the parties shall be licensed to the other under the licence in sub-clause 5.1 or sub-clause 7.1 as the case may be.

Improvements to the Final Amber Product

4.8	All Technology (including hardware and Software) which are (i) Improvements to the Final Amber Product made after the Amber Collaboration End Date, or (ii) products other than the Final Amber Product, regardless of whether such other products are based upon the Amber Technology, shall remain the exclusive property of the party undertaking such the development of such Technology, and all Intellectual Property Rights in such Technology shall be owned by that party.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Purchaser incorporation of Background Technology into Amber

4.9	Where the Purchaser plans to incorporate any Purchaser Technology into the Final Amber Product which has been developed in other projects (other than the Amber project) (“Background Technology”), the Purchaser shall first give reasonable prior written notice to the Seller of those plans. The parties acknowledge that the incorporation of Background Technology in the Final Amber Product may raise challenges for both parties, in that, for the Seller, there will be Other IPR in the Final Amber Product that will not be owned by the Seller, and, for the Purchaser, there will be the creation of multiple branches of the relevant Technology and likelihood of the parties working on different development tracks. The parties agree to discuss in good faith with a view to understanding the implications for both parties, and to agreeing ways of accommodating the reasonable needs of each party, in connection with any plan of the Purchaser to incorporate Background Technology into the Final Amber Product. For clarification, as between the two of them, each of Seller and Purchaser shall own any Patents for which their respective employees and/or contractors are the inventors and shall own jointly (with no duty to account) any Patents for which their employees and contractors are joint inventors, all of the foregoing as determined under applicable law. For the avoidance of doubt, Patents owned by one of the parties shall be licensed to the other under the licence in sub-clause 5.1 or sub-clause 7.1 as the case may be.

Bug Fixes for Non-Amber Technology

4.10	Until the [***] anniversary of the Completion Date, the parties shall exchange Technology for any relevant bug fixes for the Transferred Technology (but not including any bug fixes to the Final Amber Product) (“Bug Fixes”), although except as otherwise provided elsewhere neither party will have any obligation to create Bug Fixes. Each of the Seller and the Purchaser will appoint an engineer with suitable experience to co-ordinate the exchange of each party’s respective Bug Fixes. To the extent either party develops any Bug Fixes it shall promptly share such Bug Fixes with the other party. All Other IPR (including hardware and Software) in such Bug Fixes shall belong to the Seller. The Purchaser shall transfer any such Other IPR rights as it may have therein to the Seller. However, all such Intellectual Property Rights shall be deemed Seller Licensed IPR and licensed to the Purchaser in accordance with sub-clause 5.1. For clarification, as between the two of them, each of Seller and Purchaser shall own any Patents for which their respective employees and/or contractors are the inventors and shall own jointly (with no duty to account) any Patents for which their employees and contractors are joint inventors, all of the foregoing as determined under applicable law. For the avoidance of doubt, Patents owned by one of the parties shall be licensed to the other under the licence in sub-clause 5.1 or sub-clause 7.1 as the case may be.

Updates for Non-Amber Technology

4.11

Until the [***] anniversary of the Completion Date, the parties shall exchange Technology for any relevant updates to the Transferred Technology (but not including any updates to the Final Amber Product) (“Updates”), although neither party will have any obligation to create Updates. Each of the Seller and the Purchaser will appoint an

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

engineer with suitable experience to co-ordinate the exchange of each party’s respective Updates. In furtherance of the foregoing, the parties will meet one per calendar quarter to exchange information regarding Updates. All Technology (including hardware and Software) in such Updates and all Intellectual Property rights therein, shall belong to the party developing such Updates. For Updates developed by the Seller, such Intellectual Property Rights shall be deemed Seller Licensed IPR and licensed to the Purchaser in accordance with sub-clause 5.1. For Updates developed by the Purchaser, such Intellectual Property Rights shall be licensed to the Purchaser on terms having a materially similar effect to the terms of sub-clause 5.1 (each party acting reasonably and in good faith when detailing such terms).

5.	License Grants to Purchaser Licensees

5.1	Subject to the restrictions and limitations on this license as set forth in clause 6.1, with effect from the Completion Date, the Seller hereby grants (for and on behalf of itself and as agent for each other member of the Selling Group) to each Purchaser Licensee:

(A)	until the last to expire of the Seller Licensed Patents, a worldwide, irrevocable (subject to sub-clause 7.4), non-exclusive, fully paid-up, royalty-free, transferable (only as provided in sub-clause 9.2) below) license under the Seller Licensed Patents, with the right to grant and authorize sublicenses (only as provided in sub clause 9.1 below), to:

(i)	make, have made, develop, have developed, use, offer to sell, sell import, distribute and otherwise dispose of any Licensed Purchaser Products and to provide services to customers which are ancillary to the Licensed Purchaser Products, in each case only in the Licensed Purchaser Field; and

(ii)	use and practice any method, process or procedure claimed in any of the Seller Licensed Patents only in connection with the exercise of the license rights in sub-clause 5.1(A)(i) only in the Licensed Purchaser Field; and

(B)	a worldwide, perpetual, irrevocable (subject to sub-clause 7.4), fully paid-up, royalty-free, non-exclusive, transferable (only as provided in sub-clause 9.2 below) license under all of the Seller Licensed Other IPR, with the right to grant and authorize sublicenses (only as provided in sub clause 9.1 below), to develop, have developed, use, make, have made, copy, modify, combine, create derivative works of, support, test, repair, refurbish, perform, display, offer to sell, import, distribute or otherwise dispose of, commercialize and exploit in any manner the Transferred Assets (including, without limitation, the Transferred Technology), in connection with the operation of the business of each Purchaser Licensee, subject to the restrictions with respect to confidential information set out in clause 39 (Confidentiality) below.

5.2	It is understood that a Purchaser Licensee may use third parties to assist it in exercising the licenses granted provided that such third parties are acting for the sole benefit of such Purchaser Licensee and do not obtain any benefit of such licenses.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

5.3	Notwithstanding anything to the contrary set forth herein, it is agreed that the license in sub-clause 5.1(A) does not extend to any Bluetooth Technology that is unique to Bluetooth Smart.

6.	Purchaser License Restrictions

6.1	The licenses granted to the Purchaser Licensees under sub-clause 5.1 above shall be subject to the following restrictions, and shall implement a restricted license, as follows:

(A)	In addition to the restrictions in set forth in sub-clause 6.1(B), during the period commencing on the Completion Date and ending on the [***] of the Completion Date, the Purchaser Licensees shall not and shall not have the right to Sell (including internally within the Purchaser’s Group):

(i)	any AP Product which is not [***];

(ii)	any AP Product that is [***] provided that the Purchaser Licensees shall be permitted to:

(a)	[***]:

(A)	on and from the [***] of the Completion Date, (x) to no more than [***] and (y) to no more than [***], provided that in any event the maximum aggregate number of [***] on and from the [***] of the Completion Date shall not exceed [***]; and

(B)	on and from the [***] of the Completion Date, (x) to no more [***] (where such [***] shall be [***] and (y) to no more than [***] (where such [***] shall be [***], provided that in any event the maximum aggregate number of [***] on and from the [***] of the Completion Date shall not exceed [***];

(b)	[***] (provided they are [***]) outside the [***] to any other [***] solely for use as a [***] in such [***] (but excluding from [***] those devices the [***] and [***] of which is a [***]); or

(iii)	except as otherwise provided in [***] that is also an [***] to any Person for use in [***] provided that, without limiting the generality of the foregoing, [***] pursuant to a written contract of sale which includes terms [***] use of such [***].

(B)	During the period commencing on the Completion Date and ending on the [***] of the Completion Date the Purchaser Licensees shall not and shall not have the right to Sell (including internally within the Purchaser’s Group):

(i)	any [***] which is not an [***];

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(ii)	any [***] that is an [***] to any Person for use in [***] where the [***] that such [***] will be used in an [***] provided that, without limiting the generality of the foregoing, the [***] shall only [***] pursuant to a written contract of sale which includes terms [***]; or

(iii)	any [***]:

(a)	[***]; or

(b)	[***].

(C)	On the [***] of the Completion Date in respect of Non-AP Products, [***] of the Completion Date in respect of AP Products, [***], the Purchaser Licensees may exercise the licenses granted under sub-clause 5.1 without any of the restrictions in sub-clauses 6.1(A) to 6.1(B) above in respect of [***].

(D)	Notwithstanding the foregoing, the Purchaser Licensees shall not and shall not have the right to:

(i)	sub-license or transfer the [***] or exercise any rights in a manner which would circumvent such restriction;

(ii)	disclose or distribute the [***] to any customer or other third party, except that the Purchaser Licensees may disclose and distribute [***] exercise of its right to [***] and of its rights to use [***], and the Purchaser Licensees may disclose and distribute the [***] solely for the purpose of [***];

(iii)	sub-license, transfer, disclose or distribute [***] to any customer or other third party provided however Purchaser may [***] to clients, substantially as provided by the Seller prior to the Completion Date; or

(iv)	exercise the rights or licenses to the Seller Licensed Patents outside the Licensed Purchaser Field or for any product or service other than Licensed Purchaser Products;

6.2	Each party acknowledges and agrees that the provisions of this clause 6 are reasonable and necessary to protect the legitimate interests of the Seller and constitute a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement, and that any Purchaser Licensee’s breach of any of the provisions of clause 5 or this clause 6 may result in irreparable harm to the Selling Group for which monetary damages would be inadequate. In the event that any Purchaser Licensee breaches any of the provisions in clause 5 or this clause 6, the Seller shall have the right to seek from any court of competent jurisdiction injunctive relief to restrain any breach of or otherwise to specifically enforce clause 5 or this clause 6 against such Purchaser Licensee (including enforcing against the Purchaser for such Purchaser Licensee breach in accordance with sub-clause 43.5) according to applicable law (without prejudice to the right for Seller to seek such relief in respect of any other provision of this Agreement).

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

6.3	Each party acknowledges and agrees that the Purchaser is a large semiconductor manufacturer with a diverse range of products, some of which may compete against the Selling Group products, and that the restrictions in this section are intended to and shall only restrict the exercise by each Purchaser Licensee of the rights under the license grant in clause 5.1 and are not meant to affect in any way the rights of any member of the Purchaser’s Group to exercise its rights in connection with any other Technology or in connection with any products and services using such other Technology.

7.	License Grants to Seller; Certain Terms Applicable to Both Parties

7.1	Subject to, and as limited by, clause 8 (Seller Restrictions), until the last to expire of the Purchaser Licensed Patents, the Seller and each member of the Selling Group (“Seller Licensees”) shall receive with respect to the Purchaser Existing Patents, and, with effect from the Completion Date, the Purchaser and each other member of the Purchaser’s Group hereby grants and shall grant to the Seller Licensees, with respect to the Purchaser Licensed Patents, a worldwide, irrevocable, non-exclusive, fully paid-up, royalty-free, transferable (only as provided in sub-clause 9.2 below) license with the right to grant and authorize sublicenses (only as provided in sub-clause 9.1 below), to:

(A)	make, have made, develop, have developed, use, offer to sell, sell, import any Seller Licensed Products; and

(B)	use and practice any method, process or procedure claimed in any of the Purchaser Licensed Patents in connection with the rights granted under sub-clause 7.1(A).

7.2	It is understood that a Seller Licensee may use third parties to assist it in exercising the licenses granted provided that such third parties are acting for the sole benefit of the Purchaser Licensee and do not obtain any benefit of or under such licenses

7.3	Each party acknowledges and agrees that subject to sub-clause 7.4, the licenses granted under this Agreement, including under clauses 5 and 7 are perpetual (with the licenses to patents under clauses 5 and 7 until the last to expire of such patents, respectively) and irrevocable, and that its remedy for breach by the applicable licensees of the licenses granted to such licensees under this Agreement shall be to bring a claim to recover damages, including for breach of contract or for infringement, as the case may be, and to seek or obtain appropriate equitable relief, rather than terminate the licenses granted to such licensees in this Agreement.

7.4	Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to terminate the licenses granted to a JV Affiliate pursuant to clause 5 forthwith on written notice to the Purchaser on a material breach by that JV Affiliate of any of the terms of those licenses, including without limitation any of the license restrictions on Purchaser Licensees in clause 6 or clause 9, provided that where such breach is capable of remedy, Seller has first given no less than sixty (60) days written notice to the Purchaser of the JV Affiliate’s breach and such breach has not been remedied in full during that sixty (60) day period.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

7.5	Except as expressly provided in this clause 7 and in clause 5 above, no license, covenant not-to-assert or other right is granted by either party to the other party or any other party by implication, exhaustion or estoppel in connection with this Agreement.

8.	Seller Restrictions

8.1	Except as provided in clause 8.2, the license to the Seller Licensees in sub-clause7.1 shall be subject to and Seller, as a constituent part of the agreement for the transfer of the Transferred Assets and license of the Transferred Technology, hereby covenants with the Purchaser and each other member of the Purchaser’s Group that:

(A)	During the period commencing on the date of this Agreement and ending on (i) the second (2nd) anniversary of the earlier to occur of (1) the First Amber Trigger Event and (2) the Amber Termination Event, in respect of any Seller Clone IC incorporating or including Amber Technology, and (ii) the second (2nd) anniversary of the Completion Date otherwise, the Seller shall not (and shall procure that no member of the Selling Group shall) grant to an AP Company a license or sublicense of, or transfer, any right with respect to, any Seller Clone IC for use or otherwise in the Mobile Field.

(B)	During the period commencing on the Completion Date and ending on the fourth (4th) anniversary of the Completion Date, the Seller shall not (and shall procure that no member of the Selling Group shall) Sell Bluetooth, Wi-Fi or FM Non-AP Products (other than GPS Non-AP Products which also contain Bluetooth, Wi-Fi and/or FM where the use of such Bluetooth, Wi-Fi and/or FM functions is substantially to support location services) to any Person for use in a Mobile Device (other than a Common Tablet, Laptop or New Mobile Device) where the Seller has any knowledge that such Non-AP Products will be used in a Mobile Device (other than a Common Tablet, Laptop or New Mobile Device). Without limiting the generality of the foregoing, the Seller shall (and shall procure that each member of the Selling Group shall) only sell or distribute such Non-AP Products pursuant to a written contract of sale which includes terms prohibiting the use of such Non-AP Products in Mobile Devices (other than Common Tablets, Laptops or New Mobile Devices).

(C)	During the period commencing on the Completion Date and ending on the tenth (10th) anniversary of the Completion Date, the Seller shall not (and shall procure that no member of the Selling Group shall) Sell AP Products to any Person where the Seller has any knowledge that such AP Products will be used in a Mobile Device (other than a Common Tablet, Laptop or New Mobile Device). Without limiting the generality of the foregoing, the Seller shall (and shall procure that each member of the Selling Group shall) only sell or distribute such AP Products pursuant to a written contract of sale which includes terms prohibiting the use of such AP Products in Mobile Devices (other than Common Tablets, Laptops or New Mobile Devices).

(D)	Unless terminated earlier in accordance with sub-clause 9.3, the restrictions on the Seller set out in sub-clauses 8.1(A) to 8.1(C) above shall terminate on the tenth (10th) anniversary of the Completion Date.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

8.2	Notwithstanding anything to the contrary set forth herein including in clause 8.1:

(A)	the restriction in sub-clause 8.1(B) will not apply solely in respect of the business of any company, or any business, acquired after the Completion Date by any member of the Selling Group until the expiry of a period of six (6) months from the date of the completion of such acquisition;

(B)	the Seller and any other member of the Selling Group may:

(i)	Sell any product or device for use in any product that is not in the Mobile Field, including any product that includes both Wi-Fi and Bluetooth based upon the Amber Technology;

(ii)	continue to Sell the Products (including for the avoidance of doubt, patches, bug fixes, error corrections, updates and similar types of modifications to such Products) into any market and for any application;

(iii)	Sell any product or device for use in any Permitted Device or any Excluded Device;

(iv)	Sell any product or device for use in any Personal Navigation Device, even if such device is similar in form factor to a Mobile Device;

(v)	Sell any GPS discrete IC into any market and for any application or product provided that any such application or product does not include Bluetooth, Wi-Fi or FM functions (other than where the use of such Bluetooth, Wi-Fi or FM functions is substantially to support [***]);

(vi)	license the Semiconductor IP and software for GPS to any third party, including any AP Company, provided the license is to, and distribution is in, object code only (not specifically customized for the licensee in any material respect) although it is recognized that certain portions of the source code may be required solely for integration and interfacing with the licensee’s product;

(vii)	license the Semiconductor IP and software for GPS to any third party, including any AP Company in source code form provided that such licensed GPS design is not the Latest Generation;

(viii)	notwithstanding any limitation on Seller selling AP Products, Seller may Sell [***] ICs that include a processor that may be an AP class processor into any market and for any application provided that the use of such AP class processor is substantially for the performance of [***]; and

(ix)	Sell or license any location-based service, software or data into any market and for any application or product.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

8.3	Subject to sub-clause 8.1 and except for the restrictions set out in sub-clause 8.1(A), the Seller and any other member of the Selling Group may license or transfer any Technology or Intellectual Property Rights to any third party.

8.4	Each party hereby acknowledges and agrees that:

(A)	given the wider commercial benefit to the Selling Group, the Purchaser’s Group and their respective customers and suppliers as well as other unconnected third parties which can be achieved as a result of the Purchaser taking primary responsibility for the development of the Amber Technology with effect from Completion and the subsequent commercialisation of that technology by both parties on the terms of this Agreement and considering the cross-licenses contained herein, the restrictions contained in this clause 8 are fair, reasonable and necessary in the circumstances in light of the amount of the Cash Consideration being paid by the Purchaser under this Agreement, the significant additional amounts which the Purchaser’s Group will be required to invest to successfully complete the development of the Amber Technology over a number of years and each party’s desire to enable the Purchaser to sufficiently develop and commercialize the Transferred Technology and to integrate the Transferred Technology into its business;

(B)	the provisions of this clause 8 are no greater than is reasonable and are necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement, but, if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable; and

(C)	the breach of any of the provisions of this clause 8 by a Seller Licensee may result in irreparable harm to the Purchaser’s Group for which monetary damages would be inadequate. In the event that any Seller Licensee breaches any of the provisions in this clause 8, the Purchaser shall have the right to seek from any court of competent jurisdiction injunctive relief to restrain any breach of or otherwise to specifically enforce this clause 8 against such Seller Licensee (including enforcing against the Seller for such Seller Licensee breach in accordance with sub-clause 43.5) according to applicable law (without prejudice to the right for the Purchaser to seek such relief in respect of any other provision of this Agreement).

8.5	Each undertaking contained in this clause 8 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller Licensees. If the Seller or any member of the Selling Group makes any allegation before any court or tribunal that any of the undertakings contained in this clause 8 are unenforceable, invalid or illegal and any of the undertakings are subsequently found by a court or tribunal to be void or unenforceable, then the corresponding restrictions on the Purchaser contained in sub-clause 6.1 shall forthwith terminate be deleted or modified in the same way.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

8.6	Prior to Completion, the Seller will (and will procure that each other member of the Selling Group will), at the request of the Purchaser, enter into one or more separate deeds of covenant (governed by New York law, English law or the laws of such other jurisdictions as the Purchaser may reasonably require) with the Purchaser (and any other appropriate member of the Purchaser’s Group) in which it agrees to be bound by restrictions corresponding to those restrictions in this clause 8 (or such of those restrictions as may be appropriate).

8.7	The Seller will, at the reasonable request of Purchaser, procure that any Person who becomes a member of the Selling Group after the date of this Agreement executes a deed of covenant in accordance with clause 8.6 and delivers it to the Purchaser.

9.	Sub-licensing; Transfers; Change of Control; Bankruptcy

9.1	Sub-licensing

(A)	Except as provided in this sub-clause 9.1, neither the Seller Licenses nor the Purchaser Licenses shall be sublicensable to any third party and neither party shall exercise its make or have made rights with the purpose or effect of circumventing the foregoing limitation.

(B)	Notwithstanding the foregoing:

(i)	any party licensed hereunder may sublicense the rights and licenses granted to it hereunder to its Controlled Entities (i) for so long as any such entity is a Controlled Entity of such party, (ii) provided that any such sublicensed entity shall not have a sublicense that is broader in scope than the rights granted under this Agreement and (iii) provided that such sublicense is subject to all of the restrictions set out in this Agreement on the party granting such sublicense; and

(ii)	in the event the Seller licenses its [***], the Seller may grant a [***].

(C)	The Purchaser Licensees shall not sublicense the [***] to third parties except [***].

(D)	The Purchaser Licensees shall not sub-license the [***], provided that this restriction does not prevent the Purchaser Licensees from providing data services as otherwise set forth in this Agreement.

(E)	Without limiting the foregoing neither party is licensed under the Purchaser Licenses or the Seller Licenses to act as a foundry or contract manufacturer for a third party or to make any product for a third party where a material portion of the Semiconductor IP or other design of such product is not contributed by any Purchaser Licensee.

(F)

Notwithstanding the foregoing, it is understood that the design (and have designed) by the Purchaser of an [***] for, and the manufacture (and have manufactured) and supply by the Purchaser Licensee of such [***] is in encrypted form or hard macro form only, and not in the form of source code or

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

other modifiable form (except (i) for the minimum amount required solely for integration and interfacing with such [***] or (ii) with the Seller’s consent, such consent not to be unreasonably withheld or delayed), and applicable interfacing documentation and other high-level documentation) to that third party (including any third party providing design services to such third party for the sole benefit of such third party), including where such [***] provided or licensed to a Purchaser Licensee by such third party, shall not be considered the grant to such third party of a sublicense by a Purchaser Licensee prohibited by this sub-clause 9.1.

9.2	Transfers

(A)	Neither the Purchaser Licenses nor the Seller Licenses may be assigned or transferred by the Purchaser or the Seller, respectively, to a third party except in connection with a Change of Control of such party or the transfer, sale or spin-off of any business unit, subsidiary or division (by means of a reorganization, asset sale, stock sale, merger or otherwise) of such party to which such licenses relate. In the event of a Purchaser Change of Control and the assignment or transfer of the license to the Seller Licensed Patents contained in sub-clause 9.1, the scope of such Patent license shall be limited to only such Licensed Purchaser Products (and natural follow-on or successor products and services) as are being made at the time of such Change of Control.

(B)	Nothing set forth in this Agreement shall restrict either Party from transferring, selling or disposing of any of its Intellectual Property Rights licensed to the other Party hereunder.

(C)	Notwithstanding the foregoing, in the event that the Purchaser or any member of the Selling Group, as the case may be, transfers to a third party (for the purposes hereof, the “Transferee”) ownership of any Patent licensed by such party hereunder (for the purposes hereof, the “Licensor”) to the other party hereunder (for the purposes hereof, the “Licensee”), the rights and licenses granted to the Licensee hereunder, including any limitations on the scope of Licensor’s retained rights with respect to such Patent, shall be deemed a limitation on the rights such Transferee shall receive with respect to such Patent and such transfer shall not adversely affect or limit the rights granted to the Licensee hereunder to such Patent. Without limiting the foregoing such Licensor shall (and where the Licensor is a member of the Selling Group other than the Seller, the Seller shall procure that the Licensor shall) expressly make such transfer subject to the Transferee agreeing that such Patent is subject to the licenses granted to the Licensee hereunder and that the Transferee’s rights under such Patent are limited by such restrictions that may apply to the Licensor hereunder with respect to such Patent.

9.3	Change of Control

(A)

In the event a Change of Control occurs, the licenses and rights to the Intellectual Property granted to the party undergoing a Change of Control by the other party hereunder shall survive such Change of Control for the benefit of the party undergoing the Change of Control, its acquirer and any successor entity;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

provided that such license shall not extend to any product made or sold by any Person or group of Persons acting together or in concert to effect the relevant acquisition or transaction prior to the Change of Control. Further in the event of a Seller Change of Control the restrictions on, and limitations under any license granted to, either party shall be determined in accordance with sub-clauses 9.3(B) and 9.3(C) below.

(B)	In the event of a Seller Change of Control on or prior to the second (2nd) anniversary of the Completion Date where:

(i)	such Change of Control involves an AP Competitor, then with effect from the Restriction End Date:

(a)	the restrictions on Purchaser in sub-clauses 6.1(A), 6.1(B) and 6.1(C) shall terminate; and

(b)	the restrictions on Seller in sub-clause 8.1 shall terminate;

(ii)	such Change of Control does not involve an AP Competitor, then with effect from the date of such Change of Control:

(a)	the restrictions on Purchaser in sub-clause 6.1(B)(i) shall terminate; and

(b)	the restrictions on Seller in sub-clause 8.1 shall terminate.

(C)	In the event of a Seller Change of Control after the second (2nd) anniversary of the Completion Date where:

(i)	such Change of Control involves an AP Competitor, then with effect from the date of such Change of Control:

(a)	the restrictions on Purchaser in sub-clauses 6.1(A), 6.1(B) and 6.1(C) shall terminate; and

(b)	the restrictions on Seller in sub-clause 8.1 shall terminate;

(ii)	such Change of Control does not involve an AP Competitor, then with effect from the date of such Change of Control

(a)	the restrictions on Purchaser in sub-clause 6.1(B)(i) shall terminate; and

(b)	the restrictions on Seller in sub-clause 8.1 shall terminate.

(D)

In the event that any of the restrictions on the Seller Licensees are terminated on a Seller Change of Control pursuant to either sub-clause 9.3(B) or sub-clause 9.3(C), in circumstances where the acquirer(s), purchaser(s) or licensee(s) of the Seller does not commercially exploit any field (the “Non-Exploited Field”) that any Purchaser Licensee is restricted from operating in

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

pursuant to the provisions of clause 6 (Purchaser License Restrictions), then Seller shall waive any restrictions imposed on any of the Purchaser Licensees (whether in whole or in part) as may be reasonably requested by the Purchaser from time to time, provided that the third party acquirer of Seller consents, which consent may not be unreasonably withheld, to allow any such Purchaser Licensee to exploit the Seller Licensed Patents and/or the Seller Licensed Other IPR in the Non-Exploited Field.

9.4	Bankruptcy. The parties agree that all rights and licenses granted to the Purchaser Licensees and the Seller Licensees under clauses 5 and 7, respectively, are rights and licenses in “intellectual property” within the purview of any applicable bankruptcy law including, without limitation, Section 365(n) (or its successor) of the United States Bankruptcy Code, the U.K. Insolvency Act of 1986 (or its successor) or any equivalent provisions of an applicable jurisdiction’s bankruptcy law (collectively, “Bankruptcy Law”). Each of the Purchaser Licensees and the Seller, in their respective capacities as licensees hereunder, shall have the rights set forth in clauses 5 and 7, respectively, with respect to the Seller Licensed Patents and the Seller Licensed Other IPR, in the case of the Purchaser Licensees, and the Purchaser Licensed Patents, in the case of the Seller. In addition to and without limitation to the foregoing, the Purchaser Licensees and the Seller, each as a licensee hereunder, shall have and may fully exercise all rights available to it under any applicable Bankruptcy Law.

10.	[***]

10.1	[***].

11.	Ownership of Intellectual Property

11.1	As between the parties, the Purchaser shall have and retain exclusive ownership of all of its own Technology, including without limitation, all Improvements thereto and any Improvements to the Transferred Technology created by or for a member of the Purchaser’s Group (whether such Improvements are conceived, created, developed or acquired in connection with this Agreement or any of the other Specified Agreements or otherwise) and all Intellectual Property Rights therein.

11.2	As between the parties, the Seller shall have and retain exclusive ownership of all of its own Technology, including without limitation, all Improvements thereto and any Improvements to the Transferred Technology created by or for a member of the Selling Group (whether such Improvements are conceived, created, developed or acquired in connection with this Agreement or any of the other Specified Agreements or otherwise) and all Intellectual Property Rights therein (other than the Transferred Patents).

11.3	At Completion, the Seller shall transfer title to a copy of the Technology Deliverables (but not, for the avoidance of doubt, in the underlying Intellectual Property Rights in the Technology Deliverables) as they existed on the Completion Date to the Purchaser.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

12.	Conditions

12.1

(A)	The sale and purchase of the Transferred Assets and the Shares pursuant to this Agreement by the Seller and the Purchaser is in all respects conditional upon the satisfaction of the General Conditions and the Regulatory Conditions (and, in relation to the General Conditions contained in paragraphs 2 and 3 of Part A of Schedule 1 (Conditions to Completion), remaining satisfied at Completion); and

(B)	The purchase of the Transferred Assets and the Shares pursuant to this Agreement by the Purchaser is in all respects conditional upon the satisfaction or waiver (in accordance with clause 12.7) of the Purchaser Conditions (and unless waived, in relation to the Purchaser Conditions contained in paragraph 6 of Part C of Schedule 1 (Conditions to Completion), remaining satisfied at Completion).

12.2	PLC and the Seller will use all reasonable endeavors to satisfy the Shareholder Condition and the Purchaser Conditions as soon as reasonably practicable and in any event before the Long Stop Date and will notify the Purchaser in writing promptly upon the satisfaction of such Conditions.

12.3 (A)	PLC undertakes and agrees with the Purchaser that it will post the circular in connection with the satisfaction of the Shareholder Condition to the shareholders of PLC as soon as reasonably practicable after the date of this Agreement and in any event so as to convene the general meeting referred to in the Shareholder Condition on or before 24 August 2012.

(B)	PLC will procure that the circular will be in a form approved by the Purchaser (such approval not to be unreasonably withheld or delayed) and will contain:

(i)	a notice duly convening the general meeting of PLC referred to in the Shareholder Condition, such notice to set out the Shareholder Resolution; and

(ii)	a unanimous recommendation from the directors of PLC to the shareholders to vote in favor of the Shareholder Resolution.

(C)	The obligations of PLC, and the recommendation from the directors of PLC, as referred to in sub-clause 12.3(B), are (for the avoidance of doubt) subject to the fiduciary duties from time to time of the directors of PLC. In particular, the obligations of those directors to recommend that the shareholders of PLC vote in favor of the Shareholder Resolution are subject to any duty of such directors to make full and honest disclosure to such shareholders of, among other things, any changes of circumstance before they vote on the Shareholder Resolution and to express their opinion as to what they consider is in the interests of PLC at any particular time in the light of what they are then aware.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

12.4	The Purchaser shall use all reasonable endeavors to satisfy the KFTC Condition as soon as reasonably practicable and in any event before the Long Stop Date and shall notify the Seller in writing promptly upon the satisfaction of the KFTC Condition.

12.5	As soon as reasonably practicable after the date of this Agreement, the Purchaser shall prepare and file all reports and submissions (including a business combination report) required under the Monopoly Regulations and Fair Trade Act of Korea (the “Korean Anti-Trust Law”) in order to satisfy the KFTC Condition. The Seller shall provide reasonable cooperation to the Purchaser in the preparation of such reports and submissions.

12.6	The Purchaser shall provide the Seller with advance notice of all meetings and communications with the KFTC or any other governmental or regulatory authority relating to the satisfaction of the KFTC Condition and shall offer the Seller (or its legal advisers) the opportunity to participate in all such meetings and communications. If the Purchaser receives any material information or communication from the KFTC or any other governmental or regulatory authority relating to the satisfaction of the KFTC Condition, the Purchaser shall promptly notify the Seller in writing of the same. Prior to submission of any material information or documents to the KFTC or any other governmental or regulatory authority in connection with the satisfaction of the KFTC Condition, the Purchaser shall provide the Seller with a reasonable opportunity to review and comment on such information or documents and shall take due account of any reasonable comments of the Seller before submitting such information or documents. For the avoidance of doubt, the Purchaser shall not be obligated to provide English translations of any such notices, communications, information or documents referred to in this sub-clause 12.6 which are originally in the Korean language.

12.7	The Seller and the Purchaser shall use all reasonable endeavors to satisfy the FETA Condition as soon as reasonably practicable and in any event before the Long Stop Date.

12.8	If the Purchaser requests to delay Completion until the Postponed Completion Date in circumstances where the Seller is ready, willing and able to proceed to Completion on the Initial Completion Date, and the Purchaser Conditions had been capable of satisfaction on the Initial Completion Date, the Purchaser Conditions shall be deemed to have been satisfied on the Postponed Completion Date (regardless of whether or not the Purchaser Conditions remain capable of satisfaction on the Postponed Completion Date).

12.9	None of the General Conditions or the Regulatory Conditions may be waived by any party, but the whole or any part of the Purchaser Conditions may be waived by the Purchaser in its absolute discretion by giving notice in writing to the Seller.

12.10	Each party undertakes to disclose in writing to the other parties anything which will or may prevent any Condition from being satisfied by the Long Stop Date promptly upon it coming to its attention.

12.11

The Seller acknowledges and agrees that (i) the sale to the Purchaser of the Transferred Assets, the licenses granted to the Purchaser Licensees and the other transactions contemplated hereby may be subject to U.K., U.S. and other export and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

security Laws and (ii) the Seller (acting for itself and as agent for the other members of the Selling Group) shall, at its own expense, be responsible for obtaining all applicable export and security-related clearances and licenses in connection with such transactions. The Purchaser will cooperate with and provide reasonable assistance to the Seller in connection with the Seller fulfilling such obligations.

13.	Period prior to Completion

13.1	The Seller will procure that, between the date of this Agreement and (i) Completion or (ii) this Agreement being terminated in accordance with sub-clause 17.3 (Completion) or sub-clause 22.1 (Termination), the Seller Handset Operations shall be carried on in the ordinary and usual course (as carried on at the date of this Agreement and during the 24 month period prior to the date of this Agreement) and the Seller shall not undertake any act which is outside the ordinary course of such operations without the consent in writing of the Purchaser.

13.2	Without prejudice to the generality of sub-clause 13.1, the Seller undertakes that, between the date of this Agreement and (i) Completion or (ii) this Agreement being terminated in accordance with sub-clause 17.3 (Completion) or sub-clause 22.1 (Termination), it will not, and it will procure that no member of the Selling Group will, carry out the matters listed in Part I (Restricted Business) and Part III (Restricted Company Activities) of Schedule 2 (Conduct of Business before Completion) without the prior consent in writing of the Purchaser.

13.3	For the avoidance of doubt, nothing in this Agreement shall prevent the Seller from carrying out any matter which is not prohibited by sub-clause 13.1 or 13.2 or Part I (Restricted Business) or Part III (Restricted Company Activities) of Schedule 2, including, without limitation, any of the matters set out in Part II (Permitted Business) of Schedule 2.

13.4	Between the date of this Agreement and (i) Completion or (ii) this Agreement being terminated in accordance with sub-clause 17.3 (Completion) or sub-clause 22.1 (Termination), the Seller shall (and shall procure that each other member of the Selling Group which conducts the Seller Handset Operations shall) use all reasonable endeavors to retain the services of the Listed European Employees and the Offer Employees and any other person working for the Seller Handset Operations whom the Seller and the Purchaser agree in writing between the date of this Agreement and Completion should be an Assumed Employee.

13.5

To the fullest extent permitted by applicable Law, the Seller and the Purchaser shall cooperate in good faith to agree, promptly after the date of this Agreement, a process to facilitate the separation of the Seller Handset Operations and the Transferred Assets from the Selling Group and the integration of the Seller Handset Operations and the Transferred Assets into the Purchaser’s Group (the “Process”), including the appointment of designated persons from the Seller and the Purchaser to coordinate the Process. The Seller and the Purchaser agree that, as part of such Process, prior to Completion, the Purchaser and any person authorized by it shall, upon reasonable notice, subject to such reasonable restrictions as the Seller may impose and to the Purchaser giving such undertakings as to confidentiality and security as the Seller may reasonably require and without causing material disruption to the operation of the Seller

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Handset Operations or any other business of the Selling Group that is not contemplated by the Process, be given reasonable access to the Transferred Properties during Working Hours and to the books and records of the Seller Handset Operations (including the right to take copies) and that the directors and employees of the Selling Group shall give promptly all such information and explanations relating to the Seller Handset Operations and/or the Transferred Assets as the Purchaser may reasonably require for such purpose, save that no such access, information or explanations will be granted with respect to the Transferred Technology (unless otherwise agreed in writing between the Seller and the Purchaser).

13.6	Between the date of this Agreement and Completion or this Agreement being terminated in accordance with sub-clause 17.3 (Completion) or sub-clause 22.1 (Termination), PLC and the Seller shall not, and shall cause each member of the Selling Group not to, directly or indirectly through any of their respective directors, officers or other employees, affiliates, representatives or other agents (including their financial, legal, accounting or other advisors) in each case acting within the scope of their authority from PLC or any other member of the Selling Group (together, the “Seller Representatives”): (a) induce, solicit, procure, facilitate or otherwise encourage (i) any investment in PLC or the Seller, (ii) the disposal (whether by way of sale, offer, transfer or otherwise) of any material asset of the Selling Group used in whole or in part in relation to the Seller Handset Operations, (iii) the disposal (whether by way of sale, offer, transfer or otherwise) of all or any part of the Seller Handset Operations, or (iv) an offer in relation to the whole, or part of, the issued share capital (or any derivative interest in such share capital) of PLC, the Seller or the Company (each of (i), (ii), (iii) and (iv), an “Alternative Transaction”); (b) furnish or make available to any third-party any non-public information regarding the Seller Handset Operations; (c) participate in any discussions with any third party regarding an Alternative Transaction; or (d) enter into an agreement, or otherwise make any commitment or other arrangement, whether binding or non-binding, regarding an Alternative Transaction, provided that if, after the date of this Agreement and before the earlier of Completion and this Agreement being terminated in accordance with sub-clause 17.3 (Completion) or sub-clause 22.1 (Termination), PLC receives an unsolicited approach from any third party regarding an offer in relation to the whole of the issued share capital of PLC, nothing in this sub-clause 13.6 shall restrict PLC, the Seller, any other member of the Selling Group or any Seller Representative from responding to such unsolicited approach, including furnishing or making available to that third party any non-public information regarding the Seller Handset Operations or the Transferred Technology which it is necessary and reasonable to furnish to an unsolicited bidder for the whole of the issued share capital of PLC and participate in discussions with that third party regarding an offer for the whole of the issued share capital of PLC.

13.7	If, between the date of this Agreement and the earlier of Completion and this Agreement being terminated in accordance with sub-clause 17.3 (Completion) or sub-clause 22.1 (Termination), PLC, the Seller or any other member of the Selling Group or any Seller Representative receives an indication from any third party in relation to a potential Alternative Transaction (including any third party with whom PLC, the Seller, any member of the Selling Group or any Seller Representative was having negotiations in relation to any Alternative Transaction prior to the date of this Agreement), the Seller shall notify the Purchaser in writing of such indication promptly and in no event later than one day after receiving such indication.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

13.8	The Seller shall procure that the Company maintains a positive net current asset value at Completion (after making full provision for all amounts that will be payable by the Company in respect of the retention arrangements made by the Seller in accordance with sub-clause 23.5(E)) and that the Company retains sufficient cash at Completion to satisfy any Tax Liability (as defined in the Tax Covenant) that has been provided for, reserved or otherwise taken into account or reflected in (or in the preparation of) the Tax Covenant Accounts (as defined in the Tax Covenant). For the purposes of this sub-clause 13.8:

(A)	“net current asset value at Completion” of the Company shall mean the value obtained by subtracting the value of the current liabilities of the Company from the value of the current assets of the Company, each as of Completion;

(B)	the line items reflecting such current assets and current liabilities in the Tax Covenant Accounts (as defined in the Tax Covenant) shall correspond to the line items reflecting the current assets and current liabilities of the Company as of 31 December 2011 in the Company’s unaudited balance sheet as of that date prepared in accordance with IFRS and, were a balance sheet to be prepared as of the date of Completion in accordance with IFRS, the line items reflecting the current assets and current liabilities of the Company as of Completion would also correspond to the line items reflecting the current assets and current liabilities of the Company as of 31 December 2011 in the Company’s unaudited balance sheet as of that date prepared in accordance with IFRS;

(C)	the Tax Covenant Accounts (as defined in the Tax Covenant) will be prepared in accordance with IFRS;

(D)	in any case, the amount of any provisioning for Tax and any liability to Tax of the Company as of Completion shall be included in the value of current liabilities for such calculation;

(E)	to the extent that any shortfall in the Company’s net current asset value at Completion is attributable to a liability to Tax in respect of which the Seller would, but for this paragraph (E), be liable to make a payment to the Purchaser under the Tax Covenant, the Purchaser’s claim under this sub-clause 13.8 shall take precedence over the Purchaser’s claim under the Tax Covenant; and

(F)	the Seller will not be in breach of this sub-clause 13.8 to the extent that any shortfall in the Company’s net current asset value at Completion is attributable to:

(i)	a current liability in respect of which the Purchaser or another member of the Purchaser’s Group has been, or is entitled to be, compensated whether under another provision of this Agreement or otherwise; and

(ii)	a liability to Tax to the extent that such liability falls within one of the paragraphs in clause 3.1 of the Tax Covenant (apart from paragraphs (A), (B), (J) and (L)).

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Notwithstanding anything to the contrary contained in this Agreement, any Settled Indemnity Claim or Determined Indemnity Claim based on a breach of this sub-clause 13.8 shall not be subject to the provisions of clause 15 (Escrow) and shall be paid directly by the Seller to the Purchaser and not from the Escrow Account.

13.8A	To the extent that a Liability of the Company which is attributable to an event occurring on or before Completion falls to be settled after Completion in an amount which is greater than the value (if any) which has been accorded to that Liability for the purposes of applying sub-clause 13.8, the Seller covenants to pay to the Purchaser on an after-Tax basis an amount equal to the excess, provided that:

(A)	to the extent that any excess is attributable to a liability to Tax in respect of which the Seller would, but for this paragraph (A), be liable to make a payment to the Purchaser under the Tax Covenant, the Purchaser’s claim under this sub-clause 13.8A shall take precedence over the Purchaser’s claim under the Tax Covenant;

(B)	this sub-clause 13.8A will not apply to any such excess in respect of which the Purchaser or another member of the Purchaser’s Group has been, or is entitled to be, compensated whether under another provision of this Agreement or otherwise; and

(C)	in the case of a liability to Tax, this sub-clause 13.8A will not apply to any such excess to the extent that it falls within one of the paragraphs in clause 3.1 of the Tax Covenant (apart from paragraphs (A), (B), (J) and (L)).

Notwithstanding anything to the contrary contained in this Agreement, any Settled Indemnity Claim or Determined Indemnity Claim based on a breach of this sub-clause 13.8A shall not be subject to the provisions of clause 15 (Escrow) and shall be paid directly by the Seller to the Purchaser and not from the Escrow Account.

13.9	The Seller shall use best endeavours to assist and support the Purchaser in obtaining accommodation for the Assumed Employees currently located at 11/F, Tower C, IBC Knowledge Park, #4/1, Bannerghatta Main Road, Bangalore, 560 029 India which meets the conditions set out in paragraph 11.2(A) of Schedule 8 as if that property were a Withdrawn Property (as defined in paragraph 11.1 of Schedule 8) for the purpose of such conditions.

13.10	Within thirty (30) days of the date of this Agreement, the Seller further undertakes to provide to the Purchaser a true and complete list of the names of all of the collective bargaining agreements that are applicable to the Company Employees, specifying which of those agreements the Company is required to recognise as a matter of law for the Company Employees and which of those agreements the Company voluntarily recognises for the Company Employees.

14.	Consideration

14.1	The total consideration for the sale of the Transferred Assets, the grant of the Seller Licensed IPR and the sale of the Shares shall be the aggregate of:

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(A)	the Cash Consideration; and

(B)	the assumption by the Purchaser, with effect from Completion, of the Assumed Obligations.

14.2	The Cash Consideration (excluding any amount in respect of VAT) shall be satisfied at Completion by:

(A)	payment in cash by the Purchaser of US$279,000,000 (being ninety per cent (90%) of the Cash Consideration (excluding any amount in respect of VAT)) by wire transfer of immediately available funds to such bank account(s) as shall be designated by the Seller in writing; and

(B)	the payment of US$31,000,000 (being ten per cent (10%) of the Cash Consideration (excluding any amount in respect of VAT)) into the Escrow Account pursuant to sub-clause 15.1 (Escrow).

14.3	The amount of the Cash Consideration payable for each of the sale of the Transferred Assets, the grant of the Seller Licensed IPR and the sale of the Shares shall be agreed between the parties in accordance with the provisions of Schedule 14 (Allocation of Consideration).

14.4	The Cash Consideration shall be payable in accordance with clause 17 (Completion) and may be adjusted under clause 16 (VAT) and shall be subject to further adjustment as provided in this Agreement.

14.5

(A)	if the Amber Termination Event occurs on or before 1 June 2013 and, [***], then the Seller shall, within twenty five (25) Business Days of the date of the Amber Termination Event, pay the Purchaser, by way of adjustment to the Cash Consideration, the sum of US$10,000,000 in cash by way of wire transfer of immediately available funds into such bank account as shall be designated by the Purchaser in writing;

(B)	if [***], then the Seller shall, within twenty five (25) Business Days of such date, pay the Purchaser, by way of adjustment to the Cash Consideration, the sum of [***] in cash by way of wire transfer of immediately available funds into such bank account as shall be designated by the Purchaser in writing; and, thereafter, either:

(i)	if [***] occurs on or before [***], then the Purchaser shall, within twenty five (25) Business Days of the occurrence of [***], pay the Seller, by way of adjustment to the Cash Consideration, the sum of [***] in cash by way of wire transfer of immediately available funds into such bank account as shall be designated by the Seller in writing; or

(ii)	if [***] has not occurred on or before [***], then the Seller shall, within twenty five (25) Business Days of such date, pay the Purchaser, by way of adjustment to the Cash Consideration, the sum of [***] in cash by way of wire transfer of immediately available funds into such bank account as shall be designated by the Purchaser in writing; and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(C)	if [***] occurs on or before [***] and thereafter either:

(i)	the [***] occurs on or before 1 June 2014, then the Purchaser shall, within twenty five (25) Business Days of the occurrence of [***], pay the Seller, by way of adjustment to the Cash Consideration, the sum of US$10,000,000 in cash by way of wire transfer of immediately available funds into such bank account as shall be designated by the Seller in writing; or

(ii)	the [***] has not occurred on or before [***], then, the Seller shall, within twenty five (25) Business Days of such date, pay the Purchaser, by way of adjustment to the Cash Consideration, the sum of [***] in cash by way of wire transfer of immediately available funds into such bank account as shall be designated by the Purchaser in writing.

15.	Escrow

15.1	At Completion, the Purchaser, the Seller and the Escrow Account Holding Bank shall enter into the Escrow Agreement and, in accordance with the provisions of clause 14.2(B), the Purchaser shall pay, or procure the payment of, an amount equal to ten per cent (10%) of the Cash Consideration (excluding any amount in respect of VAT) in cleared funds into the Escrow Account, to be held in accordance with the terms of this clause 15 and the Escrow Agreement.

15.2	Without prejudice to the terms of any Instruction Letter, the parties agree that:

(A)	any interest earned on the balance of the Escrow Account shall be credited to the balance of the Escrow Account;

(B)	without prejudice to the terms of the Charge over the Escrow Account, the Seller is entitled at all times to the full beneficial interest in the credit balance (including such part of the credit balance as represents interest) of the Escrow Account; and

(C)	the Escrow Account Holding Bank shall charge any fees, charges, costs and expenses in connection with the arrangements under this clause 15 against any interest earned on the balance of the Escrow Account.

15.3	The Seller shall, and shall procure that the Escrow Account Holding Bank shall (save to the extent created pursuant to the Charge over Escrow Account):

(A)	not create or have outstanding any security interest over all or any part of the Seller’s interest in the Escrow Account;

(B)	not transfer, assign or otherwise dispose of all or any part of the Seller’s interest in the Escrow Account; and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(C)	ensure that the Seller’s interest is and remains free from any other Encumbrance, right of set-off or counterclaim.

15.4	No payment shall be made out of the Escrow Account other than in accordance with the provisions of this clause 15. All payments out of the Escrow Account shall be made without deduction or withholding unless such deduction or withholding is required by Law.

15.5	Each of the parties agrees to deliver such Instruction Letters to the Escrow Account Holding Bank, and to take such other actions, as may be necessary to enable and instruct the Escrow Account Holding Bank to deal with the Escrow Account in accordance with the provisions of this clause 15.

15.6	Within five (5) Business Days after the date of agreement or, as applicable, determination of any Settled Indemnity Claim or Determined Indemnity Claim, or five (5) Business Days before amounts become due and payable in accordance with clause 10 of the Tax Covenant, the Seller and the Purchaser shall execute and issue an Instruction Letter to the Escrow Account Holding Bank instructing it to remit to the Purchaser (to such bank account or accounts as the Purchaser may nominate from time to time in writing to the Escrow Account Holding Bank) an amount equal to the Amount Payable with respect to such Settled Indemnity Claim or Determined Indemnity Claim or the amounts due and payable in accordance with clause 10 of the Tax Covenant (or, if the amount standing to the credit of the Escrow Account is insufficient to satisfy the Amount Payable or the amount due and payable in accordance with clause 10 of the Tax Covenant in full, the amount standing to the credit of the Escrow Account).

15.7	Subject to sub-clauses 15.8 and 15.9, if there is any amount remaining in the Escrow Account following the date which is thirty six (36) months after the Completion Date after retaining an amount equal to the Escrow Indemnity Claim Value (as defined in sub-clause 15.8), the Seller and the Purchaser shall issue an Instruction Letter to the Escrow Account Holding Bank instructing it to remit such remaining amount to the Seller’s Bank Account (or to such other bank account or accounts as the Seller may nominate from time to time in writing to the Escrow Account Holding Bank).

15.8	Subject to sub-clause 15.9, if, on the date which is thirty six (36) months after the Completion Date, there are any Indemnity Claims or claims under the Tax Covenant which have been notified to the Seller but which have not become Settled Indemnity Claims or Determined Indemnity Claims or due and payable under clause 10 of the Tax Covenant (such Indemnity Claims and claims under the Tax Covenant being “Escrow Indemnity Claims”), the Escrow Account shall remain open and a sum equal to the aggregate value of such Escrow Indemnity Claims in the amount notified in writing to the Seller by the Purchaser (the “Escrow Indemnity Claim Value”) or, if the balance of the Escrow Account is less than such aggregate value of such Escrow Indemnity Claims, the whole of the amount in the Escrow Account, shall remain in the Escrow Account and be dealt with in accordance with this clause 15 (the “Extended Retention”).

15.9	Upon any Escrow Indemnity Claim becoming a Determined Indemnity Claim or a Settled Indemnity Claim or due and payable under clause 10 of the Tax Covenant after the date which is thirty six (36) months after the Completion Date, the Seller and the Purchaser shall execute and issue an Instruction Letter to the Escrow Account Holding Bank as soon as reasonably practicable instructing it to remit:

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(A)	an amount equal to the Amount Payable in respect of that claim or the amount due and payable under clause 10 of the Tax Covenant (or, if the amount standing to the credit of the Escrow Account is insufficient to satisfy the Amount Payable or the amount due and payable under clause 10 of the Tax Covenant in full, the amount standing to the credit of the Escrow Account) to the Purchaser (to such bank account or accounts as the Purchaser may nominate from time to time in writing to the Escrow Account Holding Bank); and

(B)	the balance standing to the credit of the Escrow Account (if any), after taking full account of any other Escrow Indemnity Claims in respect of which the Extended Retention is still to apply (if any), to the Seller’s Bank Account (or to such other bank account or accounts as the Seller may nominate from time to time in writing to the Escrow Account Holding Bank), in each case within five (5) Business Days after the date of agreement or, as applicable, determination of any Settled Indemnity Claim or Determined Indemnity Claim or five (5) Business Days before amounts become due and payable in accordance with clause 10 of the Tax Covenant.

16.	VAT

16.1	All payments made under this Agreement shall be exclusive of any amounts in respect of VAT. If anything done under this Agreement is a supply on which VAT is chargeable, the recipient of that supply shall, against the production of a valid VAT invoice, pay to the maker of it (in addition to any other amounts payable under this Agreement) an amount equal to any VAT so chargeable for which the maker of the supply is liable to account and the maker of such supply, following receipt of any such amount, shall account or shall procure that the representative member of its VAT group accounts to the relevant Tax Authority for the VAT to which such amount relates within the applicable time limits.

16.2	If, at any time after a supply has been made under this Agreement, it becomes apparent that an increased amount of VAT is due in respect of the supply (whether that is because the consideration for the relevant supply has been increased or for any other reason), the recipient of the supply will pay to the supplier an amount equal to any additional VAT arising in respect of the supply, against the production of a valid additional or revised VAT invoice and, following receipt of any such amount, the supplier shall account, or shall procure that the representative member of its VAT group accounts, to the relevant Tax Authority for the VAT to which such amount relates.

16.3	If, at any time after a supply is made under this Agreement and the supplier or the representative member of the supplier’s VAT group has accounted for the VAT chargeable in respect of that supply, it becomes apparent either that no VAT was due in respect of that supply or that a reduced amount of VAT was due in respect of that supply (whether that is because the relevant supply did not constitute a supply for VAT purposes or because the consideration for that supply has been reduced or for any other reason):

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(A)	the supplier shall, or shall procure that the representative member of the supplier’s VAT group shall, take all necessary steps (to the extent that they are reasonable) to seek the recovery, either by way of repayment or by way of credit, of all amounts for which it has accounted to the relevant Tax Authority in respect of the relevant supply; and

(B)	provided that the supplier or the representative member of the supplier’s VAT group is able to recover any or all of such amounts from the relevant Tax Authority pursuant to sub-clause 16.3(A), the supplier shall pay to the recipient a sum equal to the amount so recovered and provide the recipient with a valid VAT credit note.

16.4	For the avoidance of doubt:

(A)	where the recipient or supplier is a member of the Selling Group other than the Seller, the Seller shall procure that the recipient or supplier (as the case may be) performs the obligations set out above to be performed by it;

(B)	where the recipient or supplier is a member of the Purchaser’s Group other than the Purchaser, the Purchaser shall procure that the recipient or supplier (as the case may be) performs the obligations set out above to be performed by it;

(C)	the obligations and liabilities of the recipient and supplier under this clause 16 shall not be subject to any limitations or exclusions under this Agreement;

(D)	any member of the Selling Group and any member of the Purchaser’s Group shall be entitled to enforce its rights under this clause 16 pursuant to the Contracts (Rights of Third Parties) Act 1999; and

(E)	as noted in sub-clause 14.4, where payments under this clause relate to the sale of the Transferred Assets or the Shares or the grant of the Seller Licensed IPRs, it will be an adjustment to the Cash Consideration.

17.	Completion

17.1	Completion shall take place at 9:00 am on the Completion Date at the offices of the Seller’s Solicitors at One Bunhill Row, London EC1Y 8YY (or at such other time and/or place as the parties may agree) except (i) in relation to the Transferred Properties, in respect of which Completion shall take place in accordance with Schedule 8 (Transferred Properties and Sublease Property) and (ii) in relation to the sale and purchase of the Shares, in respect of which Completion shall take place at the offices of the Purchaser’s Solicitors at 96, boulevard Haussmann, 75008 Paris, France (or at such other place as the parties may agree).

17.2	At Completion, the Seller shall do or procure the carrying out of those things listed in Part A (Seller’s Obligations) of Schedule 3 (Completion Arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s Obligations) of Schedule 3 (Completion Arrangements). Completion shall take place in accordance with Part C (General) of Schedule 3 (Completion Arrangements).

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

17.3	If the obligations of the Seller and/or the Purchaser under sub-clause 17.2 and Schedule 3 (Completion Arrangements) (including, for the avoidance of doubt, the Seller’s obligations set forth in paragraph 4 (XAP Technology) of Part A of Schedule 3 (Completion Arrangements)) are not complied with at the time and on the date on which Completion is to take place pursuant to sub-clause 17.1, or at the time and on the date for legal completion of the transfer or assignment of any Transferred Property to which paragraph 6 (Delayed legal completion of Property Transfer) of Schedule 8 (Transferred Properties and Sublease Property) applies as provided for by that paragraph, the Purchaser or the Seller may (but only to the extent such party is in compliance with its obligations under sub-clause 17.2 and Schedule 3 (Completion Arrangements) at such time and on such date),:

(A)	defer Completion (so that the provisions of this clause 17 shall apply to Completion as so deferred);

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the other parties, except that, where the failure relates to a Transferred Property to which paragraph 6 (Delayed legal completion of Property Transfer) of Schedule 8 (Transferred Properties and Sublease Property) applies, termination shall affect only that Transferred Property (but only to the extent such party is in compliance with its obligations under sub-clause 17.2 and Schedule 3 (Completion Arrangements) at such time and on such date).

17.4	Payment by the Purchaser of the amount stated in sub-clause 14.1 (Consideration) in accordance with Part B (Purchaser’s Obligations) of Schedule 3 (Completion Arrangements) shall constitute payment of the consideration for the Transferred Assets, the Seller Licensed IPR and the Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and Purchase).

17.5	Risk in the Transferred Assets shall pass on delivery to the Purchaser in accordance with the terms of this Agreement.

17.6	Without prejudice to any other remedies available to the parties, if either the Seller or the Purchaser (the “Failing Party”) fails to comply with any of its obligations under sub-clause 17.2 and Schedule 3 (Completion Arrangements) at the time and date on which Completion is to take place pursuant to sub-clause 17.1 (including as may be deferred pursuant to sub-clause 17.3(A)) and the Purchaser or, as the case may be, the Seller (the “Non-failing Party”) exercises its right to terminate this Agreement under sub-clause 17.3(C), the Failing Party shall promptly pay to the Non-failing Party an amount equal to the Break Fee on account of Damages in respect of the Failing Party’s failure to comply with the relevant obligations, provided, however, that, in the event of any failure to comply with any obligation by a party under sub-clause 17.2 and Schedule 3 (Completion Arrangements) due to reasons outside of such party’s control (including any delay in wire transfers of the Cash Consideration or amounts to be wired to the Escrow Account at Completion due to international wire delays outside of the Purchaser’s control), the parties shall agree to delay Completion for a period of up to five (5) Business Days and such party shall not be deemed to be a Failing Party unless such obligation(s) remain unfulfilled for any reason whatsoever at the time of such agreed upon Completion Date.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

18.	Wrong Pockets

18.1	If and to the extent that legal title to or beneficial interest in any Transferred Asset remains vested in any member of the Selling Group after Completion or any member of the Selling Group after Completion has any interest in such Transferred Asset, then:

(A)	as soon as reasonably practicable after any member of the Selling Group or, as the case may be, any member of the Purchaser’s Group, becomes aware that a Transferred Asset is owned by a member of the Selling Group after Completion, the Seller or, as the case may be, the Purchaser, shall notify the Purchaser or, as the case may be, the Seller, that it has become so aware;

(B)	as soon as reasonably practicable following such notice being given, and following consultation between the Seller and the Purchaser as to the most appropriate course of action to ensure a fair allocation of assets between the parties, the Seller shall procure that such Transferred Asset is transferred to the Purchaser or a company nominated by the Purchaser for consideration in cash equal to the amount that two independent enterprises acting at arm’s length would agree as the consideration in money for such transfer but excluding amounts in respect of VAT (the “Asset Transfer Price”) together with, against delivery of an appropriate VAT invoice, an amount equal to any VAT for which the relevant member of the Selling Group (or any company which is a member of the same group for VAT purposes as the relevant member of the Selling Group) is required to account in respect of such transfer and the Purchaser shall, or shall procure that the nominated company shall, accept such transfer and pay such amounts;

(C)	upon payment of the Asset Transfer Price being made, the Seller shall pay to the Purchaser (as a repayment of and adjustment to the Cash Consideration) an amount equal to the Asset Transfer Price together with an amount equal to any amount in respect of VAT paid pursuant to sub-clause 14.1(B) for which neither the Purchaser nor the relevant nominated company nor any company which is a member of the same group for VAT purposes as the Purchaser or, as the case may be, the relevant nominated company is entitled to credit as input tax, as determined by the Purchaser acting in good faith certified by the Purchaser in writing to the Seller;

(D)	if the transfer contemplated by sub-clause 18.1(B) above is not possible for any reason beyond the Seller’s reasonable control, or it is agreed between the Seller and the Purchaser that such transfer is not the most appropriate course of action, as an alternative the Seller shall (or shall procure that a member of the Selling Group shall):

(i)	make the relevant Transferred Asset (or a substantially equivalent asset to such Transferred Asset) available to the Purchaser pursuant to the terms of the TSA for a period ending on or before the date which is twenty-four (24) months from the Completion Date (and such asset will become a “TSA Asset”); or

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(ii)	transfer to the Purchaser or a company nominated by the Purchaser a substantially equivalent asset to the relevant Transferred Asset (a “Substitute Asset”) for the consideration that would be paid under sub-clause 18.1(B) for such Substitute Asset as if it were a Transferred Asset, whereupon the adjustment to the Cash Consideration pursuant to sub-clause 18.1(C) will be made; or

(iii)	take such other action as may be agreed between the parties to ensure a fair allocation of assets between the parties;

(E)	the Purchaser shall provide such assistance to the Seller as the Seller may reasonably require to enable the Seller to carry out its obligations under this sub-clause 18.1; and

(F)	the parties will co-operate in good faith to ensure that, to the extent possible, the provisions of this sub-clause 18.1 are implemented in a way which results in the net settlement of payments as between members of the Selling Group and the Purchaser’s Group.

18.2	If, and to the extent that, legal title to or beneficial interest in any Excluded Asset is vested in any member of the Purchaser’s Group after Completion or any member of the Purchaser’s Group after Completion has any interest in such Excluded Asset, then:

(A)	as soon as reasonably practicable after any member of the Purchaser’s Group or, as the case may be, any member of the Selling Group, becomes aware that such Excluded Asset is owned by a member of the Purchaser’s Group after Completion, the Purchaser or, as the case may be, the Seller, shall notify the Seller or, as the case may be, the Purchaser, that it has become so aware;

(B)	as soon as reasonably practicable following such notice being given, and following consultation between the Seller and the Purchaser as to the most appropriate course of action to ensure a fair allocation of assets between the parties, the Purchaser shall procure that such Excluded Asset is transferred to the Seller or a company nominated by the Seller for consideration in cash equal the amount that two independent enterprises acting at arm’s length would agree as the consideration in money for such transfer but excluding amounts in respect of VAT (the “Excluded Asset Transfer Price”) together with, against delivery of an appropriate VAT invoice, an amount equal to any VAT for which the relevant member of the Purchaser’s Group (or any company which is a member of the same group for VAT purposes as the relevant member of the Purchaser’s Group) is required to account in respect of such transfer and the Seller shall, or shall procure that the nominated company shall, accept such transfer and pay such amounts;

(C)

upon payment of the Excluded Asset Transfer Price being made, the Purchaser shall pay to the Seller by way of adjustment to the Cash Consideration an amount equal to the Asset Transfer Price together with an amount equal to any

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

amount in respect of VAT paid pursuant to sub-clause 14.2(B) for which neither the Seller nor the relevant nominated company nor any company which is a member of the same group for VAT purposes as the Seller or, as the case may be, the relevant nominated company is entitled to credit as input tax, as determined by the Seller acting in good faith certified by the Seller in writing to the Purchaser;

(D)	the Seller shall provide such assistance to the Purchaser as the Purchaser may reasonably require to enable it to carry out its obligations under this sub-clause 18.2; and

(E)	the parties will co-operate in good faith to ensure that, to the extent possible, the provisions of this sub-clause 18.2 are implemented in a way which results in the net settlement of payments as between members of the Selling Group and the Purchaser’s Group.

19.	Transfer of Contracts

19.1	Subject to sub-clause 19.2, the Purchaser shall become entitled to the benefits of the Seller under the Transferred Contracts and this Agreement shall constitute an assignment of the benefit of all Transferred Contracts to the Purchaser with effect from Completion.

19.2	This Agreement shall not constitute an assignment or attempted assignment of any Transferred Contract if the assignment or attempted assignment would constitute a breach of such Transferred Contract.

19.3	Where any Third Party Consent is required for the assignment of any of the Transferred Contracts to the Purchaser, then the Purchaser and the Seller shall, or the Seller shall procure that the relevant member of the Selling Group shall, co-operate with each other and use their respective reasonable endeavors, both before and after Completion (with each party to bear their own costs and expenses in relation to the preparation of any related legal documentation), in order to obtain such Third Party Consent, provided that such reasonable endeavors do not include the making of any payments or providing any third party guarantees or any undertakings by the Seller or any other member of the Selling Group. Upon whichever is the later of Completion and any such Third Party Consent being obtained, this Agreement shall constitute an assignment of the benefit of the Transferred Contract to which that Third Party Consent relates.

19.4	After Completion, and until any necessary Third Party Consent to the assignment of a Transferred Contract is obtained in accordance with this Agreement or the Purchaser makes an election pursuant to sub-clause 19.5, the following provisions shall apply:

(A)	the Seller shall be treated as holding the benefit of that Transferred Contract, to the extent permitted by such Transferred Contract, on trust for the Purchaser and any benefit will be promptly paid over to the Purchaser; and

(B)	if it is permissible under the relevant Transferred Contract, the Purchaser shall perform on behalf of the Seller or the relevant member of the Selling Group (but at the Purchaser’s expense), in accordance with and subject to the provisions of sub-clause 20.1(Assumed and Excluded Obligations), the obligations of the Seller under that Transferred Contract arising after Completion.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

If such holding of the benefit or performance is not permissible under the relevant Transferred Contract (whether as a sub-contractor or otherwise), the Seller and the Purchaser shall use reasonable endeavors (acting in good faith) to agree and implement a solution to enable the Purchaser to enjoy the benefits (subject to the burden) of such Transferred Contract (which solution may include, to the extent permitted under the terms of the relevant Transferred Contract, the provision of the benefit of such Transferred Contract under the terms of the TSA).

19.5	If any Third Party Consent to the assignment of a Transferred Contract is not obtained in accordance with this Agreement, in either case within six months after the Completion Date (or such longer period as the Purchaser may determine in writing), that Transferred Contract shall, if the Purchaser elects in writing, be treated as having been excluded from the sale under this Agreement so that the parties’ obligations in respect of that Transferred Contract shall end immediately after such election is made.

20.	Assumed and Excluded Obligations

20.1	The Purchaser undertakes to the Seller and each other member of the Selling Group that, with effect from Completion, it will duly and properly perform, assume and pay and discharge when due, and covenants to pay to the Seller on an after-Tax basis an amount equal to, all Liabilities suffered or incurred by it or any other member of the Selling Group under or in respect of, all Assumed Obligations (save to the extent that any such Liability is suffered or incurred as a result of a claim made against a member of the Selling Group under the terms of any Specified Agreement). The Seller agrees with the Purchaser that, as between the Seller and the Purchaser, such Liabilities are assumed by the Purchaser so that (so far as the Purchaser is lawfully able to benefit therefrom) the Purchaser shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defenses, obligations, conditions and incidents (including rights of counterclaim) as the Seller or any member of the Selling Group enjoyed.

20.2	The Purchaser shall not be required to perform, assume and pay, discharge or otherwise have any responsibility for any Excluded Obligation.

20.3	The Seller undertakes to the Purchaser that it will (or will procure that the relevant member of the Selling Group will), following Completion, duly and properly perform, assume and pay, and discharge when due, all Excluded Obligations.

21.	Apportionment

21.1	Where anything (including any service) is to be provided by the Purchaser under any of the Transferred Contracts after Completion, but any payment (whether by way of deposit, prepayment or otherwise) in respect of the price or cost of it has been received by the Seller before Completion, the Seller shall pay a sum equal to the amount of that payment (excluding any amount in respect of output VAT for which the Seller or another member of the VAT Group is required to account) to the Purchaser and shall hold such sum in trust for the Purchaser until it is promptly paid over.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

21.2	Where anything (including any service) is to be provided to the Purchaser under any of the Transferred Contracts after Completion, but any payment (by way of deposit, prepayment or otherwise) has been made by the Seller in respect of the price or cost of it before Completion, the Purchaser shall pay a sum equal to the amount of that payment (excluding such part of that payment as constitutes an amount in respect of VAT for which the Seller or any member of the VAT Group is entitled to credit as input tax) to the Seller and shall hold such sum in trust for the Seller until it is promptly paid over.

21.3	All payments made by the Seller to the Purchaser under sub-clause 21.1 or by the Purchaser to the Seller under sub-clause 21.2 shall be treated as a repayment of and adjustment to the Cash Consideration.

21.4	Without limiting sub-clause 19.4(A) (Transfer of Contracts), all moneys or other items belonging to the Purchaser which are received by the Seller or any member of the Selling Group on or after Completion in connection with the Seller Handset Operations or any of the Transferred Assets shall be held in trust by the Seller for the Purchaser and shall be promptly paid over to the Purchaser.

21.5	All moneys or other items belonging to the Seller which are received by the Purchaser on or after Completion in connection with the Seller Handset Operations or any of the Transferred Assets shall be held in trust by the Purchaser for the Seller and shall be promptly paid over to the Seller.

22.	Termination

22.1	This Agreement may be terminated (and the transactions contemplated by this Agreement and the Specified Agreements shall be of no further effect) at any time prior to the Completion Date:

(A)	with the written agreement of PLC, the Seller and the Purchaser;

(B)	by any party by notice in writing to the other parties if:

(i)	any Regulatory Condition or General Condition is not satisfied on or before the Long Stop Date;

(ii)	the Shareholder Resolution is put to a vote of the shareholders of PLC in a general meeting and the requisite majority for passing the Shareholder Resolution is not achieved; or

(iii)	there is a final non-appealable order of a court of government authority or agency of competent jurisdiction in effect prohibiting the consummation of the transactions contemplated by this Agreement or there exists any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(C)	by the Purchaser by notice in writing to the other parties if

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(i)	the directors of PLC fail to recommend to the shareholders of PLC to vote in favor of the Shareholder Resolution in accordance with sub-clause 12.3(B)(ii) (Conditions) or withdraw or qualify such unanimous recommendation;

(ii)	the Shareholder Resolution is not put to a vote of the shareholders of PLC in a general meeting on or before 24 August 2012; or

(iii)	any Purchaser Condition is not satisfied by the Long Stop Date, provided that the Purchaser has complied in all material respects with its obligations as set out in sub-clause 23.2(A) (Assumed Non-EU Employees);

(D)	by the Purchaser by notice in writing to the other parties if a Material Adverse Effect occurs prior to Completion;

(E)	by the Purchaser by notice in writing to the other parties in the event that PLC or the Seller (as applicable) breaches any of its undertakings under:

(i)	sub-clause 13.1 or 13.2 (Period prior to Completion), where the effect of such breach could reasonably be expected to result in Damages to the Purchaser in excess of 7.5 per cent (7.5%) of the Cash Consideration payable pursuant to sub-clause 14.2 (Consideration); or

(ii)	sub-clause 13.6 or 13.7 (Period prior to Completion) where the effect of such breach could reasonably be expected to result in Damages to the Purchaser in excess of 7.5 per cent (7.5%) of the Cash Consideration payable pursuant to sub-clause 14.2 (Consideration); or

(F)	by the Purchaser by notice in writing to the other parties in the event that any of the Warranties:

(i)	were not true and accurate at the date of this Agreement; or

(ii)	would not be true and accurate at the Completion Date as if they had been entered into afresh at the Completion Date by reference to the facts and circumstances then existing at the Completion Date (provided that, if the Purchaser requests to delay Completion until the Postponed Completion Date in circumstances where the Seller is ready, willing and able to proceed to Completion on the Initial Completion Date and subsequently purports to terminate this Agreement in accordance with this sub-clause 22.1(F)(ii), references to the “Completion Date” in this sub-clause 22.1(F)(ii) shall be deemed to be references to the Initial Completion Date), where in either such case the effect of such breach of Warranty could reasonably be expected to result in Damages to the Purchaser in excess of 7.5 per cent (7.5%) of the Cash Consideration payable pursuant to sub-clause 14.2 (Consideration).

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

22.2	In the event of termination of this Agreement pursuant to sub-clause 17.3 (Completion) or sub-clause 22.1 (Termination), all obligations of the parties under this Agreement shall end, provided that all rights and obligations of the parties which have accrued before termination shall continue to exist. Notwithstanding the foregoing, the parties agree that:

(A)	if this Agreement is terminated pursuant to sub-clauses 22.1(B)(ii), 22.1(C)(i) or 22.1(C)(ii), the Seller shall pay to the Purchaser the Break Fee, which shall constitute the sole remedy for the Purchaser;

(B)	if this Agreement is terminated pursuant to sub-clause 22.1(E) or 22.1(F)(i), the Seller shall pay to the Purchaser the Break Fee, which shall represent a payment on account of the Damages suffered by the Purchaser but shall not prevent the Purchaser from making an Indemnity Claim against the Seller for any additional Damages suffered by it or pursuing any other remedy available to it; and

(C)	for the avoidance of doubt, termination of this Agreement shall be the sole remedy available to the Purchaser if it terminates this Agreement pursuant to sub-clause 22.1(F)(ii), and the Purchaser shall not be entitled to make any Indemnity Claim or exercise any other right, power or remedy under this Agreement or otherwise provided by Law in respect of the breach of the relevant Warranty.

22.3	If the Purchaser becomes entitled to terminate this Agreement pursuant to sub-clause 22.1(E) or 22.1(F)(i) and elects not to do so (and Completion subsequently occurs), it shall be entitled to make any Indemnity Claim or exercise any other right, power or remedy under this Agreement or otherwise provided by Law in respect of the breach of the relevant undertaking or Warranty (as applicable). In the event of termination of this Agreement pursuant to sub-clause 22.1(E) or 22.1(F)(i), written notice of any such Indemnity Claim, or any Indemnity Claim contemplated by sub-clause 22.2(B), must be delivered to the Seller within six (6) months after the date on which this Agreement is terminated but shall otherwise be subject to the limitations set out in clause 26 (Purchaser’s Remedies and Seller’s Limitations on Liability) and Schedule 6 (Seller’s Limitations on Liability) (assuming that Completion had occurred).

22.4	Notwithstanding the foregoing, clauses 16 (VAT), 22.2, 22.3 and 22.4 (Termination), 26 (Purchaser’s Remedies and Seller’s Limitations on Liability), 27 (Guarantee), 36 (Remedies and Waivers), 37 (Notices), 38 (Announcements), 39 (Confidentiality), 42 (Invalidity), 44 (Choice of Governing Law) and 45 (Dispute Resolution) shall survive any termination of this Agreement.

23.	Employees

23.1	Assumed European Employees

(A)	The Seller and the Purchaser intend and agree that the Regulations will apply to the transfer of the Transferred Assets and the Seller Handset Operations under this Agreement, so that the contracts of employment of the Assumed European Employees (except in respect of terms relating to occupational pension arrangements) will have effect from the Completion Date as if originally made between the Purchaser and the relevant Assumed European Employee.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(B)

(i)	If as a result of the transaction contemplated by this Agreement the contract of employment of any person who is not an Assumed European Employee (or an Assumed Non-EU Employee or a Company Employee) is found or alleged to have effect after the Completion Date as if originally made with the Purchaser or any member of the Purchaser’s Group, the Seller, in consultation with the Purchaser, will, within fourteen (14) days of being so requested by the Purchaser, make to that person an offer in writing to employ him under a new contract of employment, which will be identical in all respects to that person’s contract of employment immediately before the Completion Date, to take effect upon the termination referred to in sub-clause 23.1(B)(ii).

(ii)	Once that offer has been made (or after the expiry of fourteen (14) days after it has been requested, if earlier), the Purchaser (or the relevant member of the Purchaser’s Group) may terminate the employment of the person concerned and, provided such termination is effected within six months of the Completion Date, the Seller covenants to pay to the Purchaser on an after-Tax basis an amount equal to the Damages arising from or connected with the transfer or alleged transfer of that person’s employment to the Purchaser or the relevant member of the Purchaser’s Group including the direct and indirect costs of that person’s employment after the Completion Date, the termination of that employment and any other Damages relating to that person which directly or indirectly transfer to the Purchaser or the relevant member of the Purchaser’s Group under the Regulations.

(C)

(i)

If as a result of the transaction contemplated by this Agreement the contract of employment of any Assumed European Employee is found or alleged not to have effect after the Completion Date as if originally made with the Purchaser or the relevant member of the Purchaser’s Group, then (unless that Assumed European Employee has objected in accordance with the Regulations, including for a Purchaser Reason, to being employed by, or having his contract of employment transferred, to the Purchaser or the relevant member of the Purchaser’s Group) the Purchaser, in consultation with the Seller, will, within fourteen (14) days of being so requested by the Seller, make to that Assumed European Employee an offer in writing to employ him under a new contract of employment, on terms and conditions which (other than the identity of the employer and any terms and conditions relating to occupational pension schemes) will not (taken as a whole) in any material way differ from the corresponding provisions of the Assumed European Employee’s contract of employment immediately

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

before the Completion Date (subject to such amendments as may have been agreed in consultation with the employees or the employee representative), such offer to take effect upon the termination referred to in sub-clause 23.1(C)(ii).

(ii)	Once that offer has been made (or after the expiry of fourteen (14) days after it has been requested), the Seller (at its own cost) may terminate or continue with the employment of the Assumed European Employee concerned. In the event that such person alleges or brings a claim against the Purchaser or the relevant member of the Purchaser’s Group in respect of their employment or its termination, the Seller covenants to pay to the Purchaser on an after-Tax basis an amount equal to any Damages arising from or connected with such allegations or claims, save where (a) the relevant Assumed European Employee accepts the offer made to him pursuant to sub-clause 23.1(C)(i) above, (b) such claim arises or is increased as a result of any act or omission of the Purchaser, a member of the Purchaser’s Group or its/their directors, officers, employees or workers, and/or (c) the reason for such claim is related to a Purchaser Reason.

(D)	All wages, salaries, accrued employee incentive entitlements, liability for contractual or statutory holiday, employer’s liabilities in respect of the pay as you earn system, primary and secondary national insurance contributions, reimbursement of expenses, and any other financial obligations due to or in respect of the Assumed European Employees (including those employees who become Assumed European Employees as a result of the acceptance of an offer under sub-clause 23.1(C)) whose contracts of employment have effect from the Completion Date as if originally made between the Purchaser and the relevant Assumed European Employee (under or in connection with their contracts of employment) which have accrued in or otherwise relate to a period:

(i)	after the Completion Date shall be borne or discharged by the Purchaser (save to the extent that they are otherwise covered by the provisions of sub-clause 23.4); and

(ii)	on or before the Completion Date shall be borne or discharged by the Seller.

All necessary apportionments shall be made to give effect to this sub-clause 23.1(D).

(E)	The Seller covenants to pay to the Purchaser on an after-Tax basis an amount equal to any Damages arising as a result of:

(i)	the employment or termination of employment of any Assumed European Employees at any time on or prior to the Completion Date, save where (a) such claim arises or is increased as a result of any act or omission of the Purchaser or its directors, officers, employees or workers, (b) the reason for such claim is related to the fact that the relevant Assumed European Employee has objected in accordance with the Regulations, to being employed by, or having his contract of employment transferred, to the Purchaser, and/or (c) the reason for such termination is a Purchaser Reason;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(ii)	subject to sub-clause 23.1(F)(iii), any failure by the Seller or any member of the Selling Group to comply with its statutory information and consultation obligations (including, where required, the election of relevant representatives) with relevant representatives of the Assumed European Employees; and

(iii)	any breach of sub-clause 23.1(D)(ii).

Termination by way of “Purchaser Reason” shall mean any resignation by an Assumed European Employee (or an individual who would have been an Assumed European Employee but for his resignation before Completion), where the reason for such resignation is that the transfer of his employment would involve a substantial change in working conditions to his material detriment or there is a repudiatory breach or anticipated repudiatory breach by the Purchaser (or any member of the Purchaser’s Group) (whether anticipatory or not) of his employment contract.

(F)	Save to the extent provided in sub-clause 23.4 (Employee Incentives) the Purchaser covenants to pay to the Seller on an after-Tax basis an amount equal to any Damages arising as a result of:

(i)	the employment of any Assumed European Employee during the period after the Completion Date (or, if later, the date on which that Assumed European Employee accepts an offer made to him pursuant to sub-clause 23.1(C)(i)), including, without limitation, any changes or proposed changes to terms and conditions of employment of any Assumed European Employee by the Purchaser or any member of the Purchaser’s Group, save to the extent such claim arises or is increased as a result of any act or omission of the Seller or its directors, officers or employees and save to the extent the relevant claim is covered under the covenant at sub-clause 23.1(B)(ii) or the relevant Assumed European Employee clearly falls to be dealt with in sub-clause 23.1(C)(ii);

(ii)	save to the extent falling within sub-clause 23.1(C), the termination of the employment of any Assumed European Employee by the Purchaser or any member of the Purchaser’s Group after the Completion Date;

(iii)	any failure by the Purchaser or any member of the Purchaser’s Group to comply with its obligations under the Regulations to provide initial information to the Seller for the purposes of the information and consultation process with representatives of the Assumed European Employees within three weeks after the date of this Agreement or any failure to update that information when required by the Regulations; and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(iv)	any breach of sub-clause 23.1(D)(i).

23.2	Assumed Non-EU Employees

(A)	Within three weeks after the date of this Agreement, the Purchaser undertakes to provide to the Offer Employees a letter setting out the key elements and broad terms of the offer of employment that will follow, including confirmation (as applicable) of their US 401(k), holiday and salary entitlements and that these will be at least equivalent to those provided to the relevant Offer Employees immediately prior to the Completion Date.

(B)	Within five weeks after the date of this Agreement, the Purchaser undertakes to make offers of employment to the Offer Employees, such offers to remain open for at least fourteen (14) days and to take effect on the Completion Date. The Purchaser undertakes to make such offers on at least equivalent terms and conditions to those provided to such Offer Employees immediately prior to the Completion Date.

(C)	At least fifteen (15) Business Days before the Completion Date, the Purchaser shall notify the Seller of all Offer Employees who have accepted an offer of employment from the Purchaser and accordingly may become Assumed Non-EU Employees for the purposes of this Agreement. The Seller undertakes to use its reasonable endeavors to ensure that all the Offer Employees who accept a Purchaser employment offer resign in writing from their positions with the Seller (or any member of the Selling Group) with effect from the Completion Date such that all Assumed Non-EU Employees cease to employed a member of the Selling Group by Completion.

(D)	For the avoidance of doubt, provided the Purchaser complies with its obligations in sub-clauses 23.2(A), 23.2(B) and 23.5(D), the Seller (or the relevant member of the Selling Group) shall continue to be responsible for the direct and indirect costs of the employment after the Completion Date of any Offer Employee who does not become an Assumed Non-EU Employee (whether pursuant to sub-clause 23.5(B) or otherwise), the termination of that employment and any other employment liabilities or costs relating to that person.

(E)

It is agreed by the parties that the Assumed Non-EU Employees shall not transfer automatically by operation of law to the employment of the Seller but instead shall cease employment with the Seller’s Group with effect from Completion and shall commence employment with the Purchaser on new contracts of employment immediately thereafter. For the avoidance of doubt, however, where it is subsequently found that the contract of employment of any Assumed Non-EU Employee has transferred automatically by operation of law from the Seller to the Purchaser (“Automatic Assumed Non-EU Employees”), then all wages, salaries, accrued bonus payments, and accrued employee incentive entitlements, liability for contractual or statutory holiday, employer’s liabilities in respect of the pay as you earn system, primary and secondary national insurance contributions, reimbursement of expenses, and any other financial obligations due to or in respect of the Automatic Assumed Non-EU Employees whose contracts of employment automatically have effect from the

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Completion Date as if originally made between the Purchaser and the relevant Automatic Assumed Non-EU Employees (under or in connection with their contracts of employment) which have accrued in or otherwise relate to a period:

(i)	after the Completion Date shall be borne or discharged by the Purchaser; and

(ii)	on or before the Completion Date shall be borne or discharged by the Seller.

All necessary apportionments shall be made to give effect to this sub-clause 23.2(E).

(F)	The Seller covenants to pay to the Purchaser on an after-Tax basis an amount equal to any Damages arising as a result of:

(i)	the employment or termination of employment of any Automatic Assumed Non-EU Employee in respect of the period prior to the Completion Date, save for any liability arising as a result of any act or omission of any member of the Purchaser’s Group or relating to sub-clause 23.2(A) or 23.2(B); and

(ii)	any breach of sub-clause 23.2(E)(ii).

(G)	The Purchaser covenants to pay to the Seller on an after-Tax basis an amount equal to any Damages arising as a result of:

(i)	the employment or termination of employment (including without limitation any claim in connection with any changes or proposed changes to terms and conditions of employment) of any Automatic Assumed Non-EU Employee in respect of the period after the Completion Date, save for any liability arising as a result of any act or omission of a member of the Selling Group or relating to sub-clause 23.2(C) or sub-clause 23.2(D); and

(ii)	any breach of sub-clause 23.2(E)(i).

(H)	At the Completion Date such of the Assumed Non-EU Employees who are currently members of the US 401(k) defined contribution pension plan shall cease to be active members of such US 401(k) defined contribution pension plan.

23.3	Company Employees

The parties agree that the contracts of employment of each Company Employee shall remain with the Company both prior to and following the Completion Date.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

23.4	Employee Incentives

(A)	The Seller covenants to pay to the Purchaser on an after-Tax basis within ten (10) Business Days of the later of (i) the notified due date for payment and (ii) the date of receipt of written evidence from the Purchaser of the amount that is due and payable an amount equal to:

(i)	any liability to pay the employer’s social security contributions and any liability to account for the employees’ social security contributions and income due under PAYE or any other equivalent withholding system arising in respect of any employee share incentive, employee share option or other employee incentive granted before Completion by the Seller or any member of the Selling Group (other than the Company) to any Assumed Employee, which vests and becomes due and payable following the Completion Date; and

(ii)	any penalties or interest arising in connection with a failure of the Seller to pay amounts due in accordance with sub-clause 23.4(A)(i), save to the extent increased or arising as a result of, any delay, negligence or breach by the Purchaser or any member of the Purchaser’s Group of sub-clause 23.4(C) below.

(B)	The Seller shall provide the Purchaser with all information reasonably required by the Purchaser relating to the calculation of an amount payable under sub-clause 23.4(A) as soon as reasonably practicable (and in any event) within thirty (30) Business Days of the liability arising or, if sooner, thirty (30) Business Days before the date the amount in question is payable to the Purchaser.

(C)	If the Purchaser or any member of the Purchaser’s Group becomes aware after Completion of any matter which the Purchaser or any member of the Purchaser’s Group knows could give rise to a liability under sub-clause 23.4(A), the Purchaser shall give notice of that matter to the Seller as soon as materially practicable (and in any event within ten (10) Business Days of it becoming so aware).

(D)	For the avoidance of doubt the Seller’s covenant to pay the Purchaser in respect of amounts specified under sub-clause 23.4(A) shall:

(i)	apply only in those circumstances where the relevant liability is borne by the Purchaser or another member of the Purchaser’s Group; and

(ii)	shall not apply in circumstances where the relevant liability is borne by the Seller or another member of the Selling Group.

23.5	General

(A)	Following the date of this Agreement, the Purchaser shall be given such reasonable access to the Assumed Employees as it may reasonably require in connection with the transactions contemplated by this Agreement.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(B)	Within ten (10) Business Days following the date of this Agreement, the Purchaser may notify the Seller if the Purchaser has determined (acting reasonably and in good faith) that any of the Offer Employees do not meet the internal requirements of the Purchaser’s Group (each, an “Excluded Employee”). Each Excluded Employee shall no longer be an Offer Employee and accordingly the provisions set out at sub-clauses 23.2(A), 23.2(B), 23.2(C), 23.2(E), 23.2(F) and 23.2(G) shall not apply from such time to such persons. Within five (5) Business Days of such notice, the Seller and the Purchaser shall discuss in good faith whether there are any other employees of the Selling Group, or other suitable third party replacement candidates, who could be substituted for the Excluded Employee(s) and, if the Seller and the Purchaser agree on a replacement candidate, that person shall become an Offer Employee (each a “Substitute Employee”). If, in relation to any particular Excluded Employee, the parties cannot agree to a Substitute Employee or the Purchaser decided (in its sole discretion) that such replacement candidate is not suitable, then, depending on whether such Excluded Employee is a Connectivity R&D Employee, a GPS R&D Employee, a Tier 1 Employee or a Non-R&D Employee, the number set out in the relevant sub-paragraph of paragraph 6 of Part C (Purchaser Conditions) of Schedule 1 (Conditions to Completion) shall be reduced by one to reflect the fact that the Excluded Employee will no longer Transfer.

(C)	Subject to the Purchaser’s compliance in all material respects with sub-clauses 23.2(A) and 23.2(B), at least twenty-one (21) days prior to Completion, the Seller shall deliver to the Purchaser a list of those Assumed Employees who as at that date it is understood will transfer to or take up employment with the Purchaser or remain employed by the Company on the Completion Date and in respect of each person the Seller shall provide details of their (i) pay slip data for the most recent month; (ii) cumulative pay for Tax and pension purposes; (iii) cumulative Tax paid; (iv) Tax code; (v) voluntary deductions from pay; and (vi) bank or building society account details for payroll purposes. On each occasion after delivery of such list but prior to Completion on which there is a change to the list, the Seller shall as soon as reasonably practicable deliver an updated list to the Purchaser.

(D)	The Purchaser undertakes to maintain the level of continuity of service accrued by all Assumed Employees with the Seller or any member of the Selling Group as at the Completion Date (including, without limitation, where relevant to the calculation of any severance pay, seniority and/or benefits eligibility and future vacation/holiday accrual).

(E)	The Seller and the Purchaser each undertakes to implement the relevant retention arrangements that have been agreed separately in writing between them prior to the date of this Agreement.

(F)	All payments made by the Seller to the Purchaser or by the Purchaser to the Seller under this clause 23 shall (so far as possible) be treated as a repayment of or an adjustment to the Cash Consideration.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(G)	The Seller undertakes to the Purchaser that, in the event of any claim being made against any member of the Selling Group arising out of or relating to this Agreement or any other Specified Agreement, it will not (and it will procure that no other member of the Selling Group will) make any claim against any of the Assumed Employees or any other person employed by the Purchaser’s Group on which or on whom it may have relied before agreeing to any term of any Specified Agreement or authorizing any statement in the Disclosure Letter.

(H)	The Purchaser undertakes to the Seller to procure that reasonable access to appropriate Purchaser representatives be provided at such times and for such periods as may be determined to be reasonably necessary following discussion between the Purchaser and the Seller at each of the Cambridge, Cedar Rapids, Bangalore, Sunnyvale and Aalborg sites to undertake consultations with affected employees and in order to effect integration planning promptly after the date of this Agreement.

(I)	If at least 304 of the Company Employees, the Listed European Employees and the Offer Employees (the “Relevant Employees”), in aggregate, do not Transfer on or before Completion then, within ten Business Days of Completion, the Seller (in consultation with and taking into account the reasonable views of the Purchaser) shall in good faith identify another employee of the Selling Group (any such employee being a “Replacement Employee”) who would be a suitable but at least as qualified a replacement (in terms of skill set, qualifications, 2011 performance rating and seniority) as each Relevant Employee who has not Transferred on or before Completion. The Seller shall procure that the Replacement Employees shall be seconded to the Purchaser (or another member of the Purchaser’s Group) at no cost to the Purchaser for a period of 18 months (or such shorter period as the Seller and the Purchaser may agree) on the terms of a Secondment Agreement. The parties agree that:

(i)	in no circumstances shall the Seller be obliged to second to the Purchaser (or another member of the Purchaser’s Group) more Replacement Employees than 25 Connectivity R&D Employees, 4 GPS R&D Employees, 4 Tier 1 Employees and 2 Non-R&D Employees;

(ii)	the provisions of sub-clause 30.1 (Non-Solicitation) shall not apply to the Replacement Employees; and

(iii)	if the Purchaser indicates that a person identified as a potential Replacement Employee may not be acceptable to it (acting reasonably), the Seller and the Purchaser shall discuss in good faith whether they can find an alternative proposal which is acceptable to them which may include (a) a substitute Replacement Employee being identified by the Seller who is acceptable to the Purchaser, (b) the original Replacement Employee being accepted by the Purchaser or (c) some other solution acceptable to the Seller and the Purchaser.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

24.	Seller’s Warranties

24.1	Subject to clause 26 (Purchaser’s Remedies and Seller’s Limitations on Liability), the Seller warrants to the Purchaser that each of the Warranties is true and accurate in all respects at the date of this Agreement and at the Completion Date as if it had been entered into afresh at Completion by reference to the facts and circumstances then existing at the Completion Date, provided that, if Completion occurs on the Postponed Completion Date as a result of a request by the Purchaser in circumstances where the Seller is ready, willing and able to proceed to Completion on the Initial Completion Date, references to the “Completion Date” in this sub-clause 24.1 shall be deemed to be references to the Initial Completion Date.

24.2	Not later than three Business Days prior to Completion, the Seller may deliver to the Purchaser a supplement to the Disclosure Letter notifying the Purchaser of facts and circumstances which did not exist at the date of this Agreement and which may result in the Warranties being untrue or inaccurate at the Completion Date. Any notification pursuant to this sub-clause 24.2 shall not operate as a disclosure against the Warranties and the Warranties shall not be subject to such notification.

24.3	The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, contracts, undertakings, indemnities or other statements whatsoever, other than the Warranties and the terms of this Agreement and each of the other Specified Agreements.

24.4	Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

24.5	The Warranties shall not in any respect be extinguished or affected by Completion.

24.6	The Seller undertakes to disclose in writing to the Purchaser if anything (including, for the avoidance of doubt, any omission) occurs or is threatened or impending which results in, or which may result in, or which may constitute a breach of any of the Warranties promptly upon it coming to its notice, both before or at the time of Completion. Any notification pursuant to this sub-clause 24.6 shall not operate as a disclosure against the Warranties and the Warranties shall not be subject to such notification.

25.	Purchaser’s Warranties and Undertakings

25.1	The Purchaser has the requisite power and authority to enter into and perform this Agreement and the other Specified Agreements to which it is a party.

25.2	The obligations of the Purchaser under this Agreement constitute, and the obligations of the Purchaser under the other Specified Agreements will, when such agreements have been duly executed and delivered by all parties thereto, constitute binding obligations of the Purchaser in accordance with their respective terms.

25.3	The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the other Specified Agreements will not:

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(A)	conflict with or result in a breach or violation of any provision of the constitutional documents of the Purchaser;

(B)	conflict with or result in a material breach of, or constitute a default under, any instrument to which the Purchaser is a party;

(C)	result in a breach of any order, judgment or decree of any court or governmental agency or regulatory body by which the Purchaser is bound; or

(D)	require the consent of its shareholders.

26.	Purchaser’s Remedies and Seller’s Limitations on Liability

26.1	Subject to the remaining provisions of this clause, the Seller covenants to pay to the Purchaser on an after-Tax basis an amount equal to all Damages incurred by, sustained by, imposed on or suffered by the Purchaser Indemnified Parties, whether in respect of a third party claim or otherwise, relating to or arising out of or as a result or consequence of, or which would not have occurred or arisen but for:

(A)	any breach of the Warranties (excluding the Fundamental Warranties);

(B)	any breach of the Fundamental Warranties;

(C)	any breach by a member of the Selling Group of this Agreement (including any breach of covenants and other obligations under this Agreement) or any other Specified Agreement (excluding the Transitional Services Agreement, the Reverse Transitional Services Agreement, the Share Subscription Agreement and the Tax Covenant and any breach referred to in sub-clause 26.1(A) or 26.1(B) above); or

(D)	the Excluded Obligations,

(the “Indemnity” and any claim made by the Purchaser under the Indemnity being an “Indemnity Claim”).

For the purpose of assessing the Damages for any breach of Warranty or any other Indemnity Claim, the Seller acknowledges that the Purchaser enters into this Agreement with the intention that the Seller Handset Operations and the Transferred Assets will, when combined with the services to be provided by the Selling Group to the Purchaser’s Group under the Transitional Services Agreement and additional resources of the Purchaser to replace the Excluded Assets (other than the TSA Assets), be capable of being operated in all material respects as carried on by the Selling Group as at the date of this Agreement, immediately following Completion.

26.2	Subject to paragraph 2 (Time Limits for bringing Indemnity Claims and claims under the Tax Covenant) of Schedule 6 (Seller’s Limitation on Liability), in the event that the Purchaser brings an Indemnity Claim (whether in respect of a direct claim or a third party claim), the Purchaser shall send a written notice of such Indemnity Claim to the Seller, which shall specify in reasonable detail, having regard to the information available to the Purchaser at such time, the matters giving rise to the relevant Indemnity Claim.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

26.3	In respect of any Indemnity Claim made after the date falling 33 months after the Completion Date, within 40 Business Days of making the Indemnity Claim, the Purchaser must obtain the opinion of a Relevant Barrister stating that the Indemnity Claim has merit and that the amount which the Purchaser has claimed is reasonable given the nature and substance of the Indemnity Claim (the “Opinion”). The Purchaser shall provide a copy of the Opinion to the Seller. If the Purchaser fails to provide an Opinion in respect of any such Indemnity Claim in accordance with the provisions of this sub-clause, the relevant Indemnity Claim shall be deemed to be a Settled Indemnity Claim and no Amount Payable shall be due to the Purchaser in relation thereto. If the amount specified in such Opinion is less than the amount notified to the Seller by the Purchaser for the purposes of sub-clause 15.8 (Escrow) or the relevant Indemnity Claim is deemed to be a Settled Indemnity Claim as aforesaid, the Seller shall be entitled to have released from the Escrow Account an amount equal to the amount of the shortfall between the amount originally notified or, as the case may be, the whole of such amount and the Seller and the Purchaser shall issue an Instruction Letter to the Escrow Account Holding Bank as soon as reasonably practicable instructing it to remit such amount to the Seller’s Bank Account (or to such other bank account or accounts as the Seller may nominate from time to time in writing to the Escrow Account Holding Bank).

26.4	The Seller may dispute any Indemnity Claim (including, without limitation, the merits of the Purchaser’s claim and/or the reasonableness of the amount which the Purchaser has claimed) by notice in writing (the “Notice”) to the Purchaser within 30 Business Days after the date of receipt of notice of the relevant Indemnity Claim from the Purchaser in accordance with sub-clause 26.2. The Notice shall specify which parts of such Indemnity Claim are disputed. If the Seller fails to serve a Notice under this sub-clause 26.4 within 30 Business Days after the date of receipt of notice of the relevant Indemnity Claim from the Purchaser, then it shall be deemed to have accepted the Indemnity Claim and that Indemnity Claim shall constitute a Settled Indemnity Claim and the Amount Payable shall be the amount specified in the relevant Notice.

26.5	If the Seller serves a Notice under sub-clause 26.4, then the Purchaser and the Seller shall use their reasonable endeavors to resolve the dispute and either:

(A)	if the Purchaser and the Seller reach agreement in respect of such dispute (including with regard to the merits and/or the amount of the relevant Indemnity Claim) within 20 Business Days of the Notice being served (or such longer period as the Purchaser and the Seller may agree in writing), such Indemnity Claim (as agreed) shall then constitute a Settled Indemnity Claim; or

(B)	if the Purchaser and the Seller do not reach agreement in accordance with sub-clause 26.5(A), the Purchaser or the Seller may refer the dispute to be finally determined in accordance with the relevant provisions of clause 45 (Dispute Resolution).

26.6	The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties (other than any of the Fundamental Warranties) to be breached if Disclosed. Nothing contained in the Disclosure Letter shall prevent the Purchaser from claiming that any fact, matter or circumstance causes any of the Fundamental Warranties to be breached.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

26.7	Any fact, matter or circumstance specifically disclosed against any of the Warranties pursuant to paragraph 8 of the Disclosure Letter shall be deemed to have been disclosed only against the relevant Warranty against which it is expressly stated to be disclosed. Notwithstanding the foregoing, the Purchaser agrees that it shall not be entitled to claim that any fact, matter or circumstance has not been Disclosed to it solely by reason of any Disclosure being made against a particular Warranty pursuant to paragraph 8 of the Disclosure Letter by way of express cross-reference to a Disclosure against another Warranty.

26.8	Except in the event of any fraudulent act or omission of the Seller in the giving of the Warranties and/or the preparation of the Disclosure Letter, after Completion, and save as otherwise expressly provided in this Agreement, the Indemnity shall constitute the sole and exclusive remedy of the Purchaser for Damages arising out of, resulting from or incurred in connection with any claims made by the Purchaser as a result or consequence of, or which would not have occurred or arisen but for (i) any breach by the Seller or any other member of the Selling Group of this Agreement (including any breach of the Warranties or the covenants and other obligations under this Agreement) or any other Specified Agreement (other than the Transitional Services Agreement, the Reverse Transitional Services Agreement, the Share Subscription Agreement and the Tax Covenant) or (ii) any of the Excluded Obligations.

26.9	Subject to clause 15 (Escrow), if an Amount Payable becomes due in respect of any Indemnity Claim or if an amount is due and payable under clause 10 of the Tax Covenant, an amount in respect of such Amount Payable and/or amount due and payable under clause 10 of the Tax Covenant shall, to the extent that an amount equal to that Amount Payable or amount due and payable under clause 10 of the Tax Covenant remains standing to the credit of the Escrow Account, be remitted to the Purchaser from the Escrow Account in accordance with the relevant provisions of clause 15 (Escrow). For the avoidance of doubt, to the extent that the Escrow Account contains an amount that is less than any Amount Payable which becomes due in respect of any Indemnity Claim and/or amount due and payable under clause 10 of the Tax Covenant (the balance being the “Additional Amount”), the Seller shall pay to the Purchaser an amount equal to the Additional Amount.

26.10	No Liability shall attach to the Seller in respect of any Indemnity Claim if and to the extent that the limitations set out in this clause 26 or Schedule 6 (Seller’s Limitations on Liability) apply, provided that the provisions of Schedule 6 (Seller’s Limitations on Liability) shall not apply to the extent that any Indemnity Claim arises out of any fraudulent or dishonest act or omission of any member of the Selling Group or any of its officers or employees in connection with the entry into, and performance of, this Agreement and the Specified Agreements by the Seller or PLC.

26.11	If, following Completion, the Purchaser becomes aware (whether or not it does so by reason of any disclosure made pursuant to sub-clause 24.6 (Seller’s Warranties)) that there has been any breach of this Agreement (including any breach of the Warranties) or any other Specified Agreement the Purchaser shall not be entitled to terminate or rescind this Agreement.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

26.12	Any payment made by the Seller pursuant to the Indemnity and/or Tax Covenant shall, so far as possible, be treated as a repayment of, and adjustment to, the Cash Consideration.

27.	Guarantee

Seller Guarantee

27.1	In consideration of the Purchaser agreeing to purchase the Transferred Assets and the Shares and license the Seller Licensed IPR, PLC irrevocably and unconditionally:

(A)	guarantees to the Purchaser the punctual performance by each of the Seller and the other members of the Selling Group of its obligations under this Agreement and under each other Specified Agreement (the “Seller Guaranteed Documents”);

(B)	undertakes with the Purchaser that if the Seller or any other member of the Selling Group fails to pay any amount due under or in connection with any Seller Guaranteed Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(C)	agrees with the Purchaser that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Purchaser, on an after-Tax basis, immediately on demand against any cost, loss or liability it incurs as a result of any member of the Selling Group not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Seller Guaranteed Document on the date which it would have been due. The amount payable by PLC under this indemnity will not exceed the amount it would have had to pay under this sub-clause 27.1 if the amount claimed had been recoverable on the basis of a guarantee.

27.2	The guarantee provided under sub-clause 27.1 (the “Seller Guarantee”) is a continuing guarantee and indemnity and shall remain in force until all obligations of each member of the Selling Group under the Seller Guaranteed Documents have been fully performed and all sums payable by each member of the Selling Group have been fully paid, regardless of any intermediate payment or discharge in whole or in part.

27.3	If any payment by any member of the Selling Group or PLC or any discharge given by the Purchaser is avoided or reduced as a result of insolvency, liquidation, administration or otherwise:

(A)	the liability of each member of the Selling Group and PLC shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(B)	the Purchaser shall be entitled to recover the value or amount of that payment from the relevant member of the Selling Group or PLC, as if the payment, discharge, avoidance or reduction had not occurred.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

27.4	The obligations of PLC shall not be affected by any act, omission, matter or thing which, but for this clause 27 (Seller Guarantee), might reduce, release or prejudice any of PLC’s obligations under the Seller Guarantee (without limitation and whether or not known to PLC or the Purchaser) including:

(A)	any time, indulgence, waiver or consent at any time given to the Seller, any other member of the Selling Group or any other person;

(B)	any compromise or release of, or abstention from perfecting or enforcing, any rights or remedies against the Seller, any other member of the Selling Group or any other person;

(C)	any legal limitation, disability, incapacity or other circumstance relating to the Seller or any other member of the Selling Group or any other person or any amendment or addition to or replacement, extension or variation of the terms of the Seller Guaranteed Documents (however fundamental);

(D)	any irregularity, unenforceability, illegality or invalidity of any obligations of the Seller or any other member of the Selling Group under the Seller Guaranteed Documents; or

(E)	the dissolution, amalgamation, reconstruction or insolvency of the Seller, any other member of the Selling Group or any other person.

27.5	The Seller Guarantee may be enforced by the Purchaser without it first having to take any steps or proceedings against any member of the Selling Group.

27.6	Until all obligations of the Seller and each other member of the Selling Group under the Seller Guaranteed Documents have been fully performed and all sums payable by the Seller and each other member of the Selling Group have been fully paid, PLC will not exercise any rights which it may have by reason of the performance by it of its obligations under the Seller Guarantee:

(A)	to be indemnified by any member of the Selling Group;

(B)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under the Seller Guaranteed Documents or of any other guarantee or security taken pursuant to, or in connection with, the Seller Guaranteed Documents;

(C)	to bring legal or other proceedings for an order requiring any member of the Selling Group to make any payment, or perform any obligation, in respect of which PLC has given a guarantee, undertaking or indemnity under this clause;

(D)	to exercise any right of set-off against any member of the Selling Group; and/or

(E)	to claim or prove as a creditor of any member of the Selling Group in competition with the Purchaser.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

27.7	If PLC receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution on trust for the Purchaser to the extent necessary to enable all amounts which may be or become payable to the Purchaser by any member of the Selling Group or PLC under or in connection with the Seller Guaranteed Documents to be repaid in full and shall promptly pay or transfer the same to the Purchaser.

27.8	The Seller Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Purchaser.

28.	Business Records and Business Information

28.1	Save to the extent that the Records (or copies thereof) are delivered to the Purchaser at Completion in accordance with sub-clause 17.2 and Schedule 3 (Completion Arrangements) or pursuant to the relevant provisions of the TSA after Completion, during the period commencing on the date of this Agreement and ending on the sixth (6th) anniversary of the Completion Date, the Seller shall retain (and shall procure that other members of the Selling Group retain) all Records.

28.2	To the extent permitted by applicable Law, without causing material disruption to the operation of the business of the Selling Group and subject to the Purchaser giving such undertaking as to confidentiality (in relation to information contained in the Records which does not relate to the Seller Handset Operations or the Transferred Assets) and security as the Seller may reasonably require, during the period of six (6) years after Completion, the Seller shall, and shall procure that the other members of the Selling Group shall, allow the Purchaser reasonable access during Working Hours to (and allow the Purchaser to make copies, at the Purchaser’s expense, of) the Records (other than those Records (or copies thereof) that are delivered to the Purchaser at Completion in accordance with sub-clause 17.2 and Schedule 3 (Completion Arrangements) or pursuant to the relevant provisions of the TSA after Completion) as the Purchaser may request. Any copies of the Records made by the Purchaser pursuant to this sub-clause 28.2 shall belong to the Purchaser.

28.3	The Seller undertakes to procure that, for a period of six (6) years after Completion:

(A)	any member of the Selling Group which holds any Records after Completion shall store them properly and securely (including by ensuring that appropriate technical and organizational measures are in place to protect the Records against unauthorized or unlawful processing and against accidental loss, damage or destruction);

(B)	it shall use all reasonable endeavors to preserve the secrecy of any Records held by the Selling Group after Completion; and

(C)	it shall inform the Purchaser promptly if it becomes aware that any such Records have been disclosed to an unauthorized third party.

28.4

To the extent permitted by applicable Law, without causing material disruption to the operation of the business of the Purchaser’s Group (including the Seller Handset Operations) and subject to the Seller giving such undertaking as to confidentiality and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

security as the Seller may reasonably require and save where to do so would or might reasonably be expected to breach or endanger the Purchaser’s or any other member of the Purchaser’s Group’s legal privilege in any such Records, during the period of six (6) years after Completion, the Purchaser shall, and shall procure that the other members of the Purchaser’s Group shall, allow the Seller such reasonable access during Working Hours to (and allow the Seller to make copies, at the Seller’s expense, of) such of the Records as were delivered to the Purchaser at Completion as PLC, the Seller or any other member of the Selling Group may reasonably require solely for the purposes of:

(A)	dealing with its Tax affairs or the Tax affairs of the Company in accordance with the provisions specified in clause 9 of the Tax Covenant; and/or

(B)	completing its statutory accounting and audit process in respect of the financial year ended on or about 31 December 2012.

29.	Use of Retained Marks

29.1	The Purchaser shall, and shall procure that the other members of the Purchaser’s Group shall, within a commercially reasonable period of time after the Completion Date, use commercially reasonable endeavors to remove all Retained Marks (or any confusingly similar names or marks) from the Transferred Properties and the Transferred Assets (other than the Records), unless it is commercially unreasonable to do so under the circumstances or given the nature of the particular Transferred Asset.

29.2	Without prejudice to the trade mark rights of the Selling Group, the Purchaser shall procure that for a period of five (5) years following Completion no member of the Purchaser’s Group shall use the Retained Marks or any confusingly similar name or mark.

30.	Non-Solicitation

30.1	The Purchaser covenants to the Seller that it shall not, and shall procure that no other member of the Purchaser’s Group shall, either pending or for a period of two (2) years after Completion, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any person, except as otherwise expressly permitted by clause 23 (Employees):

(A)	recruit or solicit, or attempt to recruit or solicit, on any of their behalves or on behalf of any other person, any employee or individual contractor of the Selling Group (including development engineers but excluding (i) any Assumed Employees and (ii) any Offer Employees) (together, the “CSR Personnel”);

(B)	encourage any person to recruit or solicit any CSR Personnel; or

(C)	otherwise encourage any CSR Personnel to discontinue his employment or contractual relationship (as applicable) with the Seller or any other member of the Selling Group,

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

provided that the foregoing shall not prohibit (i) any member of the Purchaser’s Group from engaging in any public solicitation of employees not specifically targeted at CSR Personnel, (ii) the employment of any former CSR Personnel following an unsolicited approach by the relevant person at his own instigation three (3) months after his termination of employment with the Selling Group or (iii) an approach made by a recruiter without the relevant CSR Personnel having first been identified to the recruiter by the member of the Purchaser’s Group seeking to employ that person.

30.2	PLC and the Seller covenant to the Purchaser that neither PLC nor the Seller shall, and PLC shall procure that no other member of the Selling Group shall, either pending or for a period of two (2) years after Completion, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any person, except as otherwise expressly permitted by clause 23 (Employees):

(A)	recruit or solicit, or attempt to recruit or solicit, on any of their behalves or on behalf of any other person, any employee or individual contractor of the Purchaser’s Group (including development engineers) (together, the “Samsung Personnel”);

(B)	encourage any person to recruit or solicit any Samsung Personnel; or

(C)	otherwise encourage any Samsung Personnel to discontinue his employment or contractual relationship (as applicable) with the Purchaser or any other member of the Purchaser’s Group,

provided that the foregoing shall not prohibit (i) any member of the Selling Group from engaging in any public solicitation of employees not specifically targeted at Samsung Personnel, (ii) the employment of any former Samsung Personnel following an unsolicited approach by the relevant person at his own instigation three (3) months after his termination of employment with the Purchaser’s Group or (iii) an approach made by a recruiter without the relevant Samsung Personnel having first been identified to the recruiter by the member of the Selling Group seeking to employ that person.

30.3	PLC and the Seller covenant to the Purchaser that neither PLC nor the Seller shall, and PLC shall procure that no other member of the Selling Group shall, either pending or for a period of two (2) years after Completion, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any person, except as otherwise expressly permitted by clause 23 (Employees):

(A)	recruit or solicit, or attempt to recruit or solicit, or (save during the period before Completion) employ or engage or agree to employ or engage on any of their behalves or on behalf of any other person, any Assumed Employees;

(B)	encourage any person to recruit or solicit any Assumed Employees; or

(C)	otherwise encourage any Assumed Employees to discontinue his employment or contractual relationship (as applicable) with the Purchaser or any other member of the Purchaser’s Group.

30.4	If any of the restrictions in this clause 30 (Non-Solicitation) is held to be void or ineffective for any reason, but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

30.5	Each of the restrictions contained in this clause 30 (Non-Solicitation) shall be construed as a separate and individual restriction and shall be capable of being severed without prejudice to the other restrictions or to the remaining provisions set out in this clause 30 (Non-Solicitation).

30.6	The provisions of sub-clause 30.1 are made with the intention of assuring to the Seller and each other member of the Selling Group following Completion the full benefit and value of this Agreement and as a constituent part of the agreement for the sale of the Transferred Assets, the grant of the Seller Licensed IPR and the sale of the Shares. Accordingly the Purchaser agrees that the restrictions contained sub-clause 30.1 are reasonable and necessary for the protection of the legitimate interests of the Seller and that the restrictions do not work harshly on it.

30.7	The provisions of sub-clauses 30.2 and 30.3 are made with the intention of assuring to the Purchaser and each other member of the Purchaser’s Group following Completion the full benefit and value of the Goodwill, the confidential information and the connections of the Seller Handset Operations and as a constituent part of the agreement for the sale of the Transferred Assets, the grant of the Seller Licensed IPR and the sale of the Shares. Accordingly PLC and the Seller agrees that the restrictions contained sub-clauses 30.2 and 30.3 are reasonable and necessary for the protection of the legitimate interests of the Purchaser and that the restrictions do not work harshly on it.

31.	Default Rate

If a party defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) which, for the avoidance of doubt, shall include a failure to sign any Instruction Letter necessary to release monies from the Escrow Account in accordance with the time limits set out in this Agreement, the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at the Agreed Rate. Such interest shall accrue from day to day, shall be compounded annually and shall be payable on demand by the other party.

32.	Withholdings and Gross-Up

32.1	Each sum payable under this Agreement, including the payment of the Cash Consideration by the Purchaser, shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by Law.

32.2	If any deductions or withholdings are required by Law to be made from any such payment then, save in respect of the Cash Consideration and except in relation to interest, the party making the payment (the “Payer”) shall be obliged to pay the other party (the “Recipient”) such sum as will, after the deduction or withholding has been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

32.3	If the Payer makes an increased payment pursuant to sub-clause 32.2 in respect of which the Recipient receives and utilizes a Relief, the Recipient shall reimburse the Payer such amount as shall leave the Recipient in the same position it would have been in had no such deduction or been required to be paid by the Payer.

33.	Assignment

Other than in accordance with sub-clauses 3.1 and clause 9, no party shall:

(A)	assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with it);

(B)	make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement; or

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

34.	Further Assurance

34.1	The Seller and PLC shall, on being reasonably required to do so by the Purchaser and except in relation to the Transferred Patents, do or procure the doing of all such acts and/or execute or procure the execution of all documents which the Purchaser may reasonably consider necessary for giving full effect to this Agreement and the other Specified Agreements and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser pursuant to this Agreement and the other Specified Agreements.

34.2	The Purchaser shall, on being reasonably required to do so by the Seller, do or procure the doing of all such acts and/or execute or procure the execution of all documents as the Seller may reasonably consider necessary for giving full effect to this Agreement and the other Specified Agreements and securing to the Seller the full benefit of the rights, powers and remedies conferred upon the Seller pursuant to this Agreement and the other Specified Agreements.

34.3	The Seller undertakes that, after Completion and at the request of the Purchaser, it will execute or procure the execution of all such documents as may reasonably be necessary to secure the vesting in the Purchaser of the Transferred Patents, provided that the Purchaser undertakes to the Seller that it will be responsible for:

(A)	handling and managing all aspects of the process of recording (or applying to record) at the appropriate intellectual property registries or offices the change in ownership of the Transferred Patents (including (but not limited to) the preparation of all documents required for this purpose); and

(B)	all other costs and expenses in respect of such vesting, including (but not limited to) the costs of effecting and recording the Patent Assignment at the appropriate intellectual property registries or offices (including, but not limited to, the costs of notarizing or legalizing the Patent Assignment for such purpose) but for the avoidance of doubt excluding any costs incurred by the Seller in complying with its obligations in this sub-clause 34.3.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

34.4	The Purchaser shall be responsible for executing any documents as are necessary for the registration of the licenses granted to the Purchaser under this Agreement with the patent offices and/or any other relevant authorities in any country of the world.

34.5	Upon receiving, on or after Completion, any notices, correspondence, information or enquiries relating to the Seller Handset Operations, the Company, any of the Transferred Assets or any of the Assumed Employees, the Seller will (and will procure that each other member of the Selling Group will), subject to applicable data protection Laws, promptly pass them to the Purchaser and title in them shall, so far as possible, vest in the Purchaser. If the Seller is prevented by data protection laws from passing any such notices, correspondence, information or enquiries to the Purchaser, the Seller shall (or shall procure that the relevant member of the Selling Group shall) notify the Purchaser that it has received such notices, correspondence, information or enquiry and shall (or shall procure that the relevant member of the Selling Group shall) take any actions reasonably requested by the Purchaser to enable it to pass any such notices, correspondence, information or enquiry to the Purchaser in compliance with data protection laws.

35.	Entire Agreement

35.1	This Agreement and the other Specified Agreements constitute the whole and only agreement between the parties relating to the sale and purchase of the Transferred Assets and the Shares. In entering into the Specified Agreements, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out therein.

35.2	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with pre-contractual statement except to the extent that it is repeated in the Specified Agreements.

35.3	For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance, arrangement, forecast, estimate, projection or statement of intent or opinion of any nature whatsoever, whether or not in writing, relating to the subject matter of the Specified Agreements made or given by any person at any time prior to the date of this Agreement.

35.4	This Agreement may be varied only in writing signed by each of the parties.

36.	Remedies and Waivers

36.1	Except as otherwise expressly provided in this Agreement, no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall:

(A)	affect such right, power or remedy; or

(B)	operate as a waiver of it.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

36.2	Except as otherwise expressly provided in this Agreement, the single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

36.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

37.	Notices

37.1	Except where expressly stated otherwise in this Agreement, a notice under this Agreement shall only be effective if it is in writing. Faxes are not permitted but where a fax number is shown a courtesy copy may be delivered to that number. E-mail is permitted provided that it is stated clearly in the e-mail that it is intended to constitute notice for the purposes of this Agreement.

37.2	Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party and title/name of individual	Address	E-mail address
PLC	CSR Worldwide Headquarters Churchill House	adam.dolinko@csr.com
(Attention: Chief Financial Officer, Will Gardiner at the UK office and Senior Vice President & General Counsel Adam R. Dolinko at the US offices)	Cambridge Business Park Cowley Road Cambridge CB4 0WZ UK Copy to: CSR US 1390 Kifer Road Sunnyvale CA 94086-5305 USA Fax: (001) 408-523-6537

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Seller	CSR Worldwide Headquarters Churchill House	adam.dolinko@csr.com
(Attention: Chief Financial Officer, Will Gardiner at the UK office and Senior Vice President & General Counsel Adam R. Dolinko at the US offices)	Cambridge Business Park Cowley Road Cambridge CB4 0WZ UK Copy to: CSR US 1390 Kifer Road Sunnyvale CA 94086-5305 USA Fax: (001) 408-523-6537

with a copy to:

Slaughter and May (Attention: Wiiliam Underhill)	One Bunhill Row, London EC1Y 8YY, United Kingdom	william.underhill@ slaughterandmay.com

with a copy to: Wilson Sonsini Goodrich & Rosati, Professional Corporation (Attention: Selwyn Goldberg)	650 Page Mill Road Palo Alto, CA 94304-1050, USA	sgoldberg@wsgr.com

Purchaser (Attention: Global Legal Affairs & Compliance, Device Solutions Business	San #24, Nongseo-dong, Giheung-gu, Yongin-si, Gyeonggi-do, Republic of Korea	ben.suh@samsung.com sangin.s.jung@samsung.com

with a copy to:

Paul Hastings LLP (Attention: Daniel Sae-Chin Kim)	22/F Bank of China Tower 1 Garden Road, Hong Kong	danielkim@paulhastings.com mattberger@paulhastings.com

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause. That notice shall only be effective on the date falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

37.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if delivered by FedEx or DHL, on confirmed signature;

(B)	if sent by first class post, two (2) clear Business Days after the date of posting;

(C)	if sent by airmail, six (6) clear Business Days after the date of posting; and

(D)	if sent by e-mail, when dispatched in legible form.

37.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

37.5	No notice under this Agreement may be withdrawn or revoked except by notice given in accordance with this clause.

38.	Announcements

38.1	No party shall issue any announcement, press release or circular to shareholders (other than the circular referred to in clause 12 (Conditions)) concerning this Agreement, any other Specified Agreement, the transactions contemplated by them or any ancillary matter without the prior written approval of the Purchaser (in the case of an announcement made by the Seller or PLC) or the Seller (in the case of an announcement made by the Purchaser), such approval not to be unreasonably withheld or delayed. This sub-clause does not apply in the circumstances described in sub-clause 38.2 or to any announcement made by a party following an announcement made pursuant to sub-clause 38.2 which is either:

(A)	consistent with the Announcement or any other announcement made pursuant to sub-clause 38.2; or

(B)	is made to correct an inaccuracy contained in any announcement made pursuant to sub-clause 38.2.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

38.2	A party may, after consultation with the other parties, make an announcement concerning this Agreement, any other Specified Agreement, the transactions contemplated by them or any ancillary matter if required by:

(A)	Law; or

(B)	any securities exchange or regulatory or governmental body or any Tax Authority to which any party is subject or submits, wherever situated, whether or not the requirement has the force of Law,

and the parties agree that PLC shall make the Announcement on or around the date of this Agreement.

38.3	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.

39.	Confidentiality

39.1	For the purposes of this Agreement, “Confidential Information” means any and all information and materials disclosed to the receiving party (a “Receiving Party”) or acquired in any way by the Receiving Party (whether directly or indirectly or on or after the date of this Agreement) from the disclosing party or any person acting on the disclosing party’s behalf, including its officers, directors, employees, affiliates, agents and professional advisers (the “Disclosing Party”), in connection with the transaction contemplated by this Agreement (i) that is marked in writing as confidential or proprietary, (ii) if disclosed orally or in another intangible form (including, without limitation, by the inspection of tangible objects), that is specifically and expressly identified as confidential at the time of such disclosure and summarized in writing and transmitted to the Receiving Party within thirty (30) days of such disclosure or (iii) disclosed in circumstances indicating, or of such a nature that the Receiving Party should reasonably know, that such information is confidential or proprietary, including, but not limited to, documents, prototypes, samples, business plans, customer opportunities, research, development, know-how, product plans, designs, costs, finances, spread sheets, marketing plans and prices. For the avoidance of doubt, any information disclosed by or on behalf of the parties under the Non-Disclosure Agreement effective on 30 May 2012 between PLC and the Purchaser (the “NDA”) that is subject to the confidentiality obligations contained therein will be, and will be deemed to be, Confidential Information for purposes of this Agreement and shall be subject to all of the terms and conditions of this Agreement, including, without limitation, the restrictions on the disclosure of Confidential Information contained herein.

39.2

The Receiving Party shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose any Confidential Information to any third party, provided that (a) the Seller and the other members of the Selling Group will not disclose or use the Confidential Information of the Purchaser or any other member of the Purchaser’s Group except solely to the extent necessary to perform its or their obligations, and exercise its or their rights, under this Agreement and the other Specified Agreements and (b) the Purchaser and the other members of the Purchaser’s Group will not disclose the Confidential Information of the Seller or any other member of the Selling Group except to the extent necessary to perform its or their obligations, and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

exercise its or their rights, under this Agreement and the other Specified Agreements (the “Purpose”). In addition to and without limiting the generality of the foregoing, each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement and the other Specified Agreements which relates to:

(A)	the provisions of this Agreement and the other Specified Agreements;

(B)	the negotiations relating to this Agreement and the other Specified Agreements;

(C)	the subject matter of this Agreement and the other Specified Agreements;

(D)	the know-how, technical, business and other information of the other party;

(E)	the Transferred Technology; or

(F)	any other parties and the members of their respective group (as at the date of this Agreement).

39.3	Notwithstanding the other provisions of this clause, a Receiving Party may disclose Confidential Information of a Disclosing Party and the confidentiality obligations of this clause 39 (Confidentiality) shall not apply to any such Confidential Information:

(A)	if and to the extent such Confidential Information is required to be disclosed under applicable Law or for the purpose of any judicial proceedings, provided however that, to the extent permitted by applicable Law and reasonably practicable, the Receiving Party shall give the Disclosing Party reasonable advance notice of any such disclosure and shall consult with the Disclosing Party regarding the necessity and form of any such disclosure and reasonably cooperate with the Disclosing Party in protecting against any such disclosure;

(B)	if and to the extent such Confidential Information is required to be disclosed by any securities exchange or regulatory or governmental body or required or any Tax Authority to which any party is subject or submits, wherever situated, whether or not the requirement has the force of law, provided however that, to the extent permitted by applicable Law and reasonably practicable, no such disclosure shall be made unless and until the Receiving Party consults with the Disclosing Party regarding the necessity and form of any such disclosure, and provides the Disclosing Party with a reasonable opportunity to review the proposed disclosure and comment thereon;

(C)	if and to the extent required to vest the full benefit of this Agreement in the Receiving Party;

(D)	if disclosed to its professional advisers, auditors and bankers who are bound by restrictions regarding disclosure of such information comparable to and no less restrictive than those contained herein;

(E)	if and to the extent such Confidential Information has come into the public domain through no fault of the Receiving Party;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(F)	if and to the extent such Confidential Information was rightly known by the Receiving Party before receipt from the Disclosing Party;

(G)	if and to the extent such Confidential Information becomes rightfully known to the Receiving Party without confidential or proprietary restriction from a source other than the Disclosing Party that does not owe a duty of confidentiality to the Disclosing Party with respect to such Confidential Information;

(H)	if and to the extent such Confidential Information is independently developed by the Receiving Party without the use of or reference to the Confidential Information of the Disclosing Party;

(I)	if and to the extent such Confidential Information is required to be disclosed to the employee representatives under the Regulations, any agreement under the Information and Consultation of Employees Regulations 2004 and/or any agreement under the Transnational Information and Consultation of Employees Regulations 1999 subject to such representatives having given undertakings to keep such disclosures confidential; or

(J)	if and to the extent the other parties have given prior written consent to the disclosure.

39.4	Notwithstanding anything in this Agreement or otherwise, each party shall have the right to use the Residuals of the Confidential Information of the other party at any time and for any purpose including, without limitation, for use in design, development, manufacture, promotion, sale, distribution and/or maintenance of any of its products and services; provided, however, this right to use Residuals does not represent a license under any Patents of the Disclosing Party. “Residuals” of the Confidential Information of a party means any information in non-tangible form retained in the unaided memories of, or which becomes part of the general knowledge, skills and experience of, persons who have access to such Confidential Information. A person’s memory is unaided if such person has not intentionally memorized the Confidential Information of a party for the purpose of retaining and subsequently using or disclosing it, and the person has not referred back to any documents, materials, electronic records or other media provided by such party. Without limiting the generality of the foregoing, nothing in clauses 5, 6, 7, 8, 9 and 39 will restrict or otherwise affect the use or assignment of any employees or contractors or other personnel of any member of the Purchaser’s Group (including, without limitation, after the Completion Date, the Assumed Employees).

39.5	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement for a period of three (3) years from the Completion Date.

39.6	If any term or condition contained in this clause 39 (Confidentiality) conflicts with or is inconsistent with any term or condition of the NDA, this clause 39 (Confidentiality) will take priority over the NDA to the extent of such conflict or inconsistency.

39.7	In the event of any breach of the provisions of this clause 39 (Confidentiality), each party acknowledges and agrees that it shall not be entitled to terminate or rescind this Agreement, any other Specified Agreement or any other document entered into pursuant hereto or thereto.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

40.	Costs and Expenses

40.1	Except as otherwise stated in this Agreement and the other Specified Agreements, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Transferred Assets and the Shares and the grant of the Seller Licensed IPR under this Agreement and the preparation, execution and carrying into effect of this Agreement and the other Specified Agreements and all other documents referred to in this Agreement.

40.2	Without prejudice to sub-clause 40.1, all stamp duty, stamp duty land tax, stamp duty reserve tax, transfer, registration and other similar Taxes, duties and charges payable in connection with (i) the agreement to transfer, and the sale and purchase of, the Shares and the Transferred Assets, and/or (ii) the Seller Licensed IPR under this Agreement and the other Specified Agreements shall be paid by the Purchaser.

41.	Counterparts and Electronic Delivery

41.1	This Agreement may be signed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has signed at least one counterpart.

41.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

41.3	The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web) by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective signature of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

42.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

43.	Contracts (Rights of Third Parties) Act 1999

43.1

The provisions of clauses 5, (License Grants to Purchaser’s Group), 6 (Purchaser License Restrictions), 7 (License Grants to Seller; Certain Terms Applicable to Both Parties), 8 (Seller Restrictions), 16 (VAT), 20.1 (Assumed and Excluded Obligations),

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

23.4 (Employee Incentives) 23.5(G) (Employees – General), 26 (Purchaser’s Remedies and Seller’s Limitations on Liability), 30 (Non-Solicitation) and 32.2 (Withholdings and Gross-Up) (the “Third Party Rights Clauses”) confer benefits on certain persons named therein who are not a party to this Agreement (each, for the purposes of this clause, a “Third Party”) and, subject to the remaining provisions of this clause, are intended to be enforceable by the relevant Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999. A person who enjoys rights as a Third Party as a member of the Purchaser’s Group or the Selling Group (as the case may be) shall cease to have any such rights upon ceasing to be a member of the Purchaser’s Group or the Selling Group (as the case may be).

43.2	The parties to this Agreement do not intend that any term of this Agreement apart from the Third Party Rights Clauses, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

43.3	Notwithstanding the provisions of sub-clause 43.1, and save in respect of the Third Party Rights Clause, this Agreement may, save as expressly prohibited hereunder, be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any Third Party.

43.4	Notwithstanding the provisions of sub-clause 43.1, no Third Party may enforce, or take any step to enforce, the Third Party Rights Clause without the prior written consent of the Purchaser or the Seller (as applicable), which may, if given, be given on and subject to such terms as the Purchaser or the Seller (as applicable) may determine.

43.5	The parties hereby agree that the Seller shall be entitled to enforce against the Purchaser all of its rights in connection with this Agreement in respect of or resulting from any breach of the terms of this Agreement by or on behalf of any member of the Purchaser’s Group (including any Purchaser Licensee), notwithstanding that any such member of the Purchaser’s Group would not (but for the operation of the Contracts (Rights of Third Parties) Act 1999) be a party to this Agreement. The parties hereby agree that the Purchaser shall be entitled to enforce against the Seller all of its rights in connection with this Agreement in respect of or resulting from any breach of the terms of this Agreement by or on behalf of any member of the Selling Group (including any Seller Licensee), notwithstanding that any such member of the Selling Group would not (but for the operation of the Contracts (Rights of Third Parties) Act 1999) be a party to this Agreement.

44.	Choice of Governing Law

This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

45.	Dispute Resolution

45.1

Without prejudice to the relevant provisions of clause 26 (Purchaser’s Remedies and Seller’s Limitations on Liability), the parties hereto shall attempt in good faith to resolve all disputes arising out of or in connection with the interpretation or application of the

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

provisions of this Agreement and the other Specified Agreements (other than the Tax Covenant in respect of which each party agrees to submit to the courts of England pursuant to clause 15 of the Tax Covenant, the Charge over Escrow Account, the Escrow Agreement, the Share Subscription Agreement, the TSA and the Reverse TSA) (the “Disputes”) by mutual agreement.

45.2	If any Dispute relates to a liability to Tax then, if the Purchaser makes a claim under this Agreement in respect of such a liability and amounts are due and payable to a Tax Authority in relation to such liability and the relevant Dispute cannot be resolved by mutual agreement within twenty (20) Business Days (or such longer period as may be agreed in writing) between the parties in accordance with sub-clause 26.5(A), the relevant Dispute shall be finally settled by arbitration pursuant to the Rules and in accordance with the procedures set forth in sub-clauses 45.5, 45.6 and 45.7.

45.3	Before commencing any arbitration procedure in accordance with sub-clauses 45.4 and 45.5, the parties will attempt to settle the Dispute in question by a two day mediation to be held in Hawaii in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure provided that if the parties have not reached agreement on the dates for any such arbitration within ten (10) Business Days of a party requesting mediation, then any party may commence the arbitration process in respect of that Dispute. In the event the parties proceed with such mediation, all costs of the mediator and the mediation will be borne equally, provided however that each party shall bear their own costs and expenses.

45.4	Without prejudice to the relevant provisions of clause 26 (Purchaser’s Remedies and Seller’s Limitations on Liability), if any Dispute (other than any Dispute arising out of or in connection with any purported infringement, misappropriation or violation by one of the parties (or any of its affiliates) of any Intellectual Property Rights or Technology of the other party (or any of its affiliates), in respect of which each party agrees to submit to the jurisdiction of any court of competent jurisdiction wherever situated) cannot be resolved by the parties pursuant to sub-clause 45.1 or otherwise within twenty (20) Business Days (or such other period as the parties may agree in writing), then such Dispute shall be resolved by arbitration pursuant to the Rules. The arbitration shall be the sole and exclusive forum for resolution of any such Dispute, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

45.5	The parties agree that:

(A)	the number of arbitrators shall be three; provided that the claimant and respondent in such arbitration shall each nominate one arbitrator, and the two arbitrators so nominated shall within fifteen (15) Business Days of the nomination of the second arbitrator nominate the third arbitrator to act as chairman of the Arbitral Tribunal. If no agreement is reached within fifteen (15) Business Days, the ICC Court shall appoint a third arbitrator to act as chairman of the arbitral tribunal. If a party fails to nominate an arbitrator, the appointment shall be made by the ICC Court;

(B)	the place of arbitration shall be Hong Kong;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(C)	the language of the arbitration shall be English; and

(D)	any party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the relevant Dispute, controversy or claim is otherwise resolved. Any party may apply to any court having jurisdiction and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or such Dispute, controversy or claim is otherwise resolved.

45.6	Notwithstanding the foregoing, in addition to the right of the parties to arbitrate Disputes pursuant to this clause 45 (Dispute Resolution), each party further acknowledges and agrees that in the event of a breach or threatened breach of the other party’s covenants or agreements, the non-breaching party shall be entitled to seek from any court having jurisdiction (i) a decree or order of specific performance and/or mandamus to enforce the observance and performance of such covenant or agreement and (ii) an injunction restraining such breach or threatened breach.

45.7	The Purchaser and the Seller undertake to keep confidential all awards in any such arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

46.	Language

46.1	Each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

46.2	The receiving party shall be entitled to assume the accuracy of, and rely upon, any English translation of any document provided pursuant to sub-clause 46.1(B).

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Signed by	)
for and on behalf of	)	/s/ Joep van Beurden
CSR PLC	)

[Signature page to Asset and Share Transfer and Technology License Agreement]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Signed by	)
for and on behalf of	)	/s/ Joep van Beurden
CAMBRIDGE SILICON RADIO LIMITED	)

[Signature page to Asset and Share Transfer and Technology License Agreement]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Signed by	)
for and on behalf of	)	/s/ Nam S. Woo
SAMSUNG ELECTRONICS CO., LTD.	)

[Signature page to Asset and Share Transfer and Technology License Agreement]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

From:

CSR PLC and Cambridge Silicon Radio Limited

both of Churchill House,

Cambridge Business Park,

Cowley Road,

Cambridge,

Cambs, CB4 0WZ

To:

Samsung Electronics Co., Ltd.

of 416 Maetan-Dong,

Youngtong-Gu,

Suwon City,

Gyeonggi-Do,

Korea

25 July 2012

Asset and Share Transfer and Technology License Agreement

Dear Sirs,

First Amendment Agreement (the “Amendment Letter”)

We refer to the asset and share transfer and technology license agreement dated 17 July 2012 between CSR PLC, Cambridge Silicon Radio Limited (together “CSR”) and Samsung Electronics Co., Ltd (“Samsung”) (the “Agreement”).

1.	Definitions and Interpretation

1.1	Words and expressions used in this Amendment Letter shall have the same meaning as given to them in the Agreement, unless otherwise stated in this Amendment Letter. References to clauses are, unless otherwise stated, references to clauses of the Agreement.

1.2	The provisions of clause 1.2 of the Agreement shall apply to this Amendment Letter as if set out in full in this Amendment Letter.

2.	Amendment to the Agreement

2.1	CSR and Samsung have agreed the following amendments to the Agreement to reflect their intention at the time the Agreement was entered into.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

2.2	The reference to “2 Non-R&D Employees” in clause 23.5(I)(i) shall be deleted and replaced with “4 Non-R&D” Employees”.

2.3	The reference to “16 Non-R&D Employees” in Schedule 1 Part C paragraph 6 shall be deleted and replaced with “14 Non-R&D Employees”.

2.4	The provisions of the Agreement shall, save as amended in this Amendment Letter, continue in full force and effect, and shall be read and construed as one document with this Amendment Letter.

3.	Governing Law

This Amendment Letter shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Amendment Letter, whether contractual or non contractual, is to be governed by and determined in accordance with English law.

[Signature page follows.]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

The parties hereby indicate their agreement to be bound by the terms of this Amendment Letter by signing below.

Yours faithfully

/s/ Joep van Beurden

For and on behalf of

CSR plc

/s/ Will Gardiner

For and on behalf of

Cambridge Silicon Radio Limited

/s/ Nam S. Woo

For and on behalf of

Samsung Electronics Co., Ltd.

[Signature page to the Amendment Letter]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

From:

Samsung Electronics Co., Ltd.

of 416 Maetan-Dong,

Youngtong-Gu,

Suwon City,

Gyeonggi-Do,

Korea

To:

CSR PLC and Cambridge Silicon Radio Limited

both of Churchill House,

Cambridge Business Park,

Cowley Road,

Cambridge,

Cambs, CB4 0WZ

31 August 2012

Asset and Share Transfer and Technology License Agreement

Dear Sirs,

Second Amendment Agreement (the “Amendment Letter”)

We refer to the asset and share transfer and technology license agreement dated 17 July 2012 between CSR plc, Cambridge Silicon Radio Limited (together “CSR”) and Samsung Electronics Co., Ltd (“Samsung”) as amended by the side letter between CSR and Samsung dated 25 July 2012 (the “Agreement”).

1.	Definitions and Interpretation

1.1	Words and expressions used in this Amendment Letter shall have the same meaning as given to them in the Agreement, unless otherwise stated in this Amendment Letter. References to clauses are, unless otherwise stated, references to clauses of the Agreement.

1.2	The provisions of clause 1.2 of the Agreement shall apply to this Amendment Letter as if set out in full in this Amendment Letter.

2.	Amendment to the Agreement

2.1	CSR and Samsung have agreed the amendments to the Agreement set out in the Appendix hereto.

2.2	The provisions of the Agreement shall, save as amended in this Amendment Letter, continue in full force and effect, and shall be read and construed as one document with this Amendment Letter.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

2.3	The parties agree that further changes may be made to the Agreement by updating the Appendix to this Amendment Letter to reflect any further changes agreed between them with any such changes becoming effective when the Appendix is updated to reflect the additional changes and that updated Appendix is initialed by a duly authorized representative of the parties (or by Slaughter and May on behalf of CSR and Paul Hastings LLP on behalf of Samsung), dated and attached hereto.

3.	Governing Law

This Amendment Letter shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Amendment Letter, whether contractual or non contractual, is to be governed by and determined in accordance with English law.

[Signature page follows.]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

The parties hereby indicate their agreement to be bound by the terms of this Amendment Letter by signing below.

Yours faithfully

/s/ Will Gardiner

For and on behalf of

CSR plc

/s/ Klaus Buehring

For and on behalf of

Cambridge Silicon Radio Limited

/s/ Nam S. Woo

For and on behalf of

Samsung Electronics Co., Ltd.

[Signature page to the Amendment Letter]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Appendix to the Amendment Letter

Amendment 1

The reference to “Within five weeks after the date of this Agreement,” in clause 23.2(B) shall be deleted and replaced with “Before 6.00p.m. on 23 August 2012,” and the following sentence shall be added after the second section of clause 23.2(B) “For the purposes of this clause, the Purchaser’s obligation to make offers of employment to the Offer Employees will be satisfied by delivering of the offers of employment to the Seller for onward transmission to the Offer Employees and, following receipt by the Seller of offers of employment from the Purchaser, the Seller shall forward such offers of employment promptly to the Offer Employees.”.

Amendment 2

The reference to “a date within thirty (30) Business Days after the date of this Agreement” in Schedule 14 shall be deleted and replaced with “9 September 2012”.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Amendment 4

1.	The contents of Attachment 1 (Transferred Tangible Assets) of the Agreement shall be deleted and replaced with the contents of Exhibit A hereto.

2.	The contents of Attachment 2 (Excluded Assets) of the Agreement shall be deleted and replaced with the contents of Exhibit B hereto.

3.	The contents of paragraph (A) under the definition of “Completion Date” in clause 1.1 of the Agreement shall be deleted and replaced with “4 October, 2012 (the “Initial Completion Date”); or”.

4.	A new definition shall be added after the definition of Tax Covenant in clause 1.1 as follows:

“Tax Covenant Purchaser” has the meaning given in sub-clause 26.14(A);”

5.	The reference to “Promptly after the date of this Agreement” in the third sentence of clause 3.1 of the Agreement shall be deleted and replaced with “Prior to the Completion Date”.

6.	The reference to “promptly after the date of this Agreement’ in the first sentence of clause 3.2 of the Agreement shall be deleted and replaced with “on or prior to the Completion Date”.

7.	The contents of clause 10.1 of the Agreement shall be deleted and replaced with [***] the parties shall enter into an agreement for the [***] Such agreement shall provide for [***] of the [***], when the [***].”.

8.	The contents of clause 15.2(C) of the Agreement shall be deleted and replaced with “The Seller and the Purchaser shall equally bear the fees, charges, costs and expenses in connection with the arrangements under this clause 15”.

9.	The reference to “Purchaser (to such bank account or accounts as the Purchaser may nominate from time to time in writing to the Escrow Account Holding Bank)” in clause 15.6 of the Agreement shall be deleted and replaced with “Purchaser or the Tax Covenant Purchaser (to such bank account or accounts as the Purchaser may nominate from time to time in writing to the Escrow Account Holding Bank)”.

10.	The reference to “Purchaser (to such bank account or accounts as the Purchaser may nominate from time to time in writing to the Escrow Account Holding Bank)” in clause 15.9(A) of the Agreement shall be deleted and replaced with “Purchaser or the Tax Covenant Purchaser (to such bank account or accounts as the Purchaser may nominate from time to time in writing to the Escrow Account Holding Bank)”.

11.	The first sentence of clause 23.2(C) of the Agreement shall be deleted.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

12.	The reference to “at least twenty-one (21) days prior to Completion” in the first sentence of clause 23.5(C) of the Agreement shall be deleted and replaced with “prior to the Completion Date”.

13.	Clause 26.9 of the Agreement shall be deleted in its entirety and replaced with:

“Subject to clause 15 (Escrow), if an Amount Payable becomes due in respect of any Indemnity Claim or if an amount is due and payable under clause 10 of the Tax Covenant, an amount in respect of such Amount Payable and/or amount due and payable under clause 10 of the Tax Covenant shall, to the extent that an amount equal to that Amount Payable or amount due and payable under clause 10 of the Tax Covenant remains standing to the credit of the Escrow Account, be remitted to the Purchaser or the Tax Covenant Purchaser from the Escrow Account in accordance with the relevant provisions of clause 15 (Escrow). For the avoidance of doubt, to the extent that the Escrow Account contains an amount that is less than any Amount Payable which becomes due in respect of any Indemnity Claim and/or amount due and payable under clause 10 of the Tax Covenant (the balance being the “Additional Amount”), the Seller shall pay to the Purchaser or the Tax Covenant Purchaser an amount equal to the Additional Amount.”.

14.	A new clause 26.13 shall be added to the Agreement as follows:

Where any clause of this Agreement provides that a payment is being made, or should be treated so far as possible as being made, by way of an adjustment to the Cash Consideration, the relevant amount shall be allocated to the asset or assets to which it most closely relates, with the result that the consideration payable for the relevant Transferred Asset, Seller Licensed IPR or Shares shall be treated as being reduced or increased (as the case may be) or shall so far as possible be treated as being reduced or increased (as the case may be). The Purchaser shall account to the relevant Purchaser Designee for any amount which the Purchaser receives from the Seller in respect of an asset purchased by that Purchaser Designee and the Seller shall account to the relevant member of the Selling Group for any amount which the Seller receives from the Purchaser in respect of an asset sold by that member of the Selling Group. The Seller shall procure that the relevant member of the Selling Group reimburses the Seller for any amount which the Seller is required to pay to the Purchaser in respect of an asset sold by that member of the Selling Group and the Purchaser shall procure that the relevant Purchaser Designee reimburses the Purchaser for any amount which the Purchaser is required to pay to the Seller in respect of an asset purchased by that Purchaser Designee.

15.	A new clause 26.14 shall be added to the Agreement as follows:

“Where this Agreement refers to:

(A)	a payment being required to be made under the Tax Covenant to or by the Purchaser, the relevant clause shall be construed as referring instead to the relevant payment being required to be made under the Tax Covenant to or by the company which is defined in the Tax Covenant as the “Purchaser” (the “Tax Covenant Purchaser”), with the result that the making of such payment under the Tax Covenant to or by the Tax Covenant Purchaser shall be treated as satisfying the relevant obligation under this Agreement; and

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(B)	a claim being made by the Purchaser under the Tax Covenant, the relevant clause shall be construed as referring instead to the claim being made under the Tax Covenant by the Tax Covenant Purchaser.”

16.	A new clause 34.6 shall be added to the Agreement as follows:

“The Seller acknowledges and agrees that it will:

(A)	promptly following Completion, grant the Purchaser a sublicense to use, and/or pass-through a license from the licensor under its OEM License Agreement with [***] to use 10 copies of the [***] on the terms set out in section 2.18 of the table at paragraph 2 of the Development Services Statement of Work;

(B)	use all reasonable endeavours to assist the Purchaser in obtaining a license to the software and other materials licensed to the Purchaser under the License Agreement with [***] by and between the Seller and [***] (including without limitation, support and maintenance) on commercially reasonable terms sufficient for, at a minimum, use to the same extent and on substantially the same terms of use as the Seller had in its Seller Handset Operations prior to Completion; provided that such license shall include five (5) years of support and maintenance; and

(C)	promptly following the Completion, determine and notify the Purchaser in writing if the Purchaser requires a license to [***] and related deliverables currently licensed to the Seller under the Core License Agreement by and between the Seller and [***] in order to use the [***] systems delivered to the Purchaser at the Completion and use all reasonable endeavours to assist the Purchaser in obtaining a license to such [***] and related deliverables on commercially reasonable terms sufficient for, at a minimum, use to the same extent and on substantially the same terms of use as the Seller had in its Seller Handset Operations prior to the Completion; provided that the Purchaser shall be solely responsible for the license fees in connection therewith.

For the avoidance of doubt, the [***] and other software and materials to be licensed or sublicensed to the Purchaser under clause 34.6(A) above shall be deemed to be, and shall be, “Transferred Third Party Technology”.

17.	A new clause 34.7 shall be added to the Agreement as follows:

“The parties acknowledge that provision of certain of the same services may be covered under two or more of the Specified Agreements or the statements of works for the TSA or the Reverse TSA. For the avoidance of doubt, the parties acknowledge and agree that when there is a provision of such services, payment for such services shall be made under only one of the Specified Agreements or the statements of works for the TSA or the Reverse TSA and that no double-payment shall be made for the provision of the same services.”

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

18.	The references to “original counterparts” in Sub-paragraphs (D)(i), (D)(iii), (D)(iv), (D)(v) and (D)(ix) of Paragraph 2 under Part A (Seller’s Obligations) of Schedule 3 (Completion Arrangements) of the Agreement shall be deleted and replaced with “a copy of”.

19.	Paragraph 3 under Part B (Seller’s Obligations) of Schedule 3 (Completion Arrangements) of the Agreement shall be deleted and replaced with the following:

“At Completion, the Seller shall deliver to the Purchaser:

(A)	duly executed local transfer agreements in 6 originals in respect of the Shares in favor of the Purchaser or such person as the Purchaser may nominate and any power of attorney under which any transfer is executed on behalf of the Seller or any nominee;

(B)	acknowledgement of receipt of 1 original of the local transfer agreement by the manager (“gerant”) of the Company;

(C)	a copy of the Tax Covenant duly executed by the Seller;

(D)	such waivers or consents (if any) as are necessary to enable the Purchaser or its nominees to be registered as holders of the Shares;

(E)	(or make available to the Purchaser at the registered office of the relevant member of the Selling Group):

(i)	the share register, if any, updated to reflect the registration of the Purchaser, or such person as the Purchaser may nominate, as holder of the shares;

(ii)	1 copy of the Kbls extract of the Company dated no more than 8 days prior to Completion; and

(iii)	copies (signed by the auditors) of the letters from the auditors of the Company referred to in sub-paragraph (G) below, if any;

(F)	if required by the Purchaser procure the resignations from the office of the general manager (“gerant”) of the Company, such resignation to take effect from the Completion Date;

(G)	if required by the Purchaser request that the present auditors of the Company to resign their office as such, any such resignations to take effect as at the Completion Date, in each case confirming in accordance with the relevant legislation in France, if any, that there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of the Company;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(H)	save to the extent that they are kept at the Company Property, all personnel files, books of account, financial and accounting records (including Tax records and computations), correspondence, documents, files, memoranda and other papers relating to the Company;

(I)	make available at the Company Property the documents of title to the Company Property;

(J)	evidence to the Purchasers reasonable satisfaction that any debts and accounts between the Company, on the one hand, and any other member of the Selling Group, on the other, have been fully paid and settled and that there are no outstanding agreements or arrangements under which the Company has or would have any obligation to any other member of the Selling Group; and

(K)	deliver to the Purchaser two duly executed originals of the sole shareholder decision resolving that:

(i)	the by-laws are amended to reflect the fact that the transfer of the Shares takes effect as at the Completion Date;

(ii)	the by-laws are amended, as the Purchaser shall direct such amendments to take effect as at Completion; and

(iii)	(if required by the Purchaser) all existing instructions to banks shall be revoked and new instructions to such banks in such form as the Purchaser may reasonably direct shall be approved, provided that the Purchaser has supplied such new instructions to the Seller prior to Completion.”

20.	The reference to “the Purchaser” in Sub-paragraph (D) of Paragraph 6 under Part B (Purchaser’s Obligations) of Schedule 3 (Completion Arrangements) of the Agreement shall be deleted and replaced with “the relevant Purchaser Designee”.

21.	The reference to “original counterparts” the lead-in sentence in Paragraph 6 under Part B (Purchaser’s Obligations) of Schedule 3 (Completion Arrangements) of the Agreement shall be deleted and replaced with “a copy of”.

22.	A new paragraph 9.6 in Schedule 8 (Transferred Properties and Sublease Property) shall be added to the Agreement as follows:

“Simultaneously with the completion of the Sublease relating to part of St John’s House Cambridge between Cambridge Silicon Radio Limited and Samsung Cambridge Solution Centre Limited, Cambridge Silicon Radio Limited will grant to Samsung Cambridge Solution Centre Limited an option, in respect of additional accommodation on the ground floor at St John’s House, by entering into an option agreement with Samsung Cambridge Solution Centre Limited in the form attached hereto as Attachment 13 (Option Agreement).”

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

23.	A new paragraph 9.7 in Schedule 8, (Transferred Properties and Sublease Property) shall be added to the Agreement as follows:

“In addition to the separation works being carded out at the Sublease Property in accordance with paragraph 9.5 of Schedule 8 of the Agreement, the Seller shall carry out enabling and refurbishment works comprised of:

(A)	installing 14 electricity meters at the Sublease Property, to be installed at part of the ground and the first and second floors thereof;

(B)	installing shower facilities at part of the ground floor of the Sublease Property for the exclusive use of the Seller; and

(C)	refurbishing the common ground floor reception area at the Sublease Property.”

24.	A new paragraph 9.8 in Schedule 8 (Transferred Properties and Sublease Property) shall be added to the Agreement as follows:

“The Seller shall:

(A)	carry out the works detailed in paragraph 9.7 above in a good and workmanlike manner;

(B)	obtain any consents required from any landlord for such works; and

(C)	consult with the Purchaser regarding any of the works that may materially adversely affect the day to day operation of the business carried on by the Purchaser at the Sublease Property.”

25.	A new paragraph 9.9 in Schedule 8 (Transferred Properties and Sublease Property) shall be added to the Agreement as follows:

“The Seller and the Purchaser agree that the works detailed in paragraph 9.7 shall be carried out at the joint expense of the Seller and the Purchaser, the Purchaser’s share of the proper costs so incurred shall be payable by the Purchaser to the Seller on demand, provided that such costs shall not exceed forty five thousand pounds (£45,000).”

26.	The following item shall be added to table under the “Other third party technology” section of Schedule 12 (Third Party Technology) of the Agreement:

Item	Description		Applicable agreement
[***]	[***	]	[***	]
[***]	[***	]	[***	]
[***]	[***	]	[***	]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

27.	The following shall be added to the list in Schedule 13 (Transferred Third Party Technology) of the Agreement:

“[***]”.

28.	The following shall be added to the list in Attachment 4 (Excluded Contracts) of the Agreement under section B2: Specific Exclusions, under the heading “Other Contracts”:

63.	“Software Usage Agreement dated [***].

64.	Software Update and Maintenance Agreement dated [***].

65.	OEM License Agreement dated [***].

66.	CCL Term Sheet dated [***].

67.	CCL Addendum effective as of [***]”

29.	A new Schedule 16 (Transitional Services Agreement and Reverse Transitional Services Agreement Rate Card) shall be added to the Agreement as set out in Exhibit C hereto, which the parties agree shall be the rate card to be applied to the Transitional Services Agreement and Reverse Transitional Services Agreement and which shall replace the contents of Exhibit B of the Transitional Services Agreement and Reverse Transitional Services Agreement.

30.	A new Attachment 13 (Option Agreement) shall be added to the Agreement as set out in Exhibit D hereto.

31.	A new clause 18.3 shall be added to the Agreement as follows:

“Notwithstanding that the asset with asset number [***] is a Transferred Tangible Asset, the parties hereby agree that in lieu of delivery of such asset, the Seller shall procure the delivery of possession and title of replacement asset(s) for such asset within 3 months from the Completion Date, up to amount of [***], an cost incurred over [***] to be recharged to the Purchaser.”

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.